Exhibit 4.1

EXTERRAN ABS 2007 LLC
Issuer
EXTERRAN ABS LEASING 2007 LLC
Exterran ABS Lessor
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
Indenture Trustee

FIRST AMENDED AND RESTATED INDENTURE
DATED AS OF JUNE 9, 2010

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS

Section 101 Defined Terms	5
Section 102 Other Definitional Provisions	5
Section 103 Computation of Time Periods	6
Section 104 Power of Attorney	6
ARTICLE II
THE NOTES
ARTICLE III
PAYMENT OF NOTES; ESTABLISHMENT OF ACCOUNTS; CONTROL REQUIREMENTS; STATEMENTS
TO NOTEHOLDERS
ARTICLE IV
COLLATERAL

ARTICLE V A
REPRESENTATIONS AND WARRANTIES OF ISSUER
ARTICLE V B
REPRESENTATION AND WARRANTIES OF EXTERRAN ABS LESSOR

Section 548 Identification Marks	37
Section 549 Intellectual Property	37
Section 550 Taxpayer Identification Number	37
Section 551 Disclosure	37
ARTICLE VI A
COVENANTS OF ISSUER

Section 648 Distributions	49
Section 649 Substitution of Owner Compressors	50
Section 650 Appraisal	50
Section 651 OFAC	50
ARTICLE VI B
COVENANTS OF EXTERRAN ABS LESSOR
ARTICLE VII
DISCHARGE OF INDENTURE; PREPAYMENTS

Section 701 Full Discharge	56
Section 702 Prepayment of Notes	56
ARTICLE VIII
DEFAULT PROVISIONS AND REMEDIES

ARTICLE IX
CONCERNING THE INDENTURE TRUSTEE
ARTICLE X
SUPPLEMENTAL INDENTURES; AMENDMENTS

Section 1001 Supplemental Indentures Not Requiring Consent of Holders	74
Section 1002 Supplemental Amendment (Not Creating a New Series) with Consent of Holders	75
Section 1003 Execution of Supplemental Indentures	76
Section 1004 Effect of Supplemental Indentures	76
Section 1005 Reference in Notes to Supplemental Indentures	76
Section 1006 Issuance of Series of Notes	76
ARTICLE XI
HOLDERS LISTS

Section 1101 Indenture Trustee to Furnish Issuer Names and Addresses of Holders	78
Section 1102 Preservation of Information; Communications to Holders	78
ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 1201 Compliance Certificates and Opinions	78
Section 1202 Form of Documents Delivered to Indenture Trustee	79

Section 1203 Acts of Holders	79
Section 1204 Inspection	79
Section 1205 Limitation of Rights	80
Section 1206 Severability	80
Section 1207 Notices	80
Section 1208 Consent to Jurisdiction	80
Section 1209 Captions	81
Section 1210 Governing Law	81
Section 1211 No Petition	81
Section 1212 Counterparts	81
Section 1213 WAIVER OF JURY TRIAL	81
Section 1214 Waiver of Immunity	81
Section 1215 Judgment Currency	82
Section 1216 Assignment of Rights of a Series Enhancer	82
Section 1217 Limitation on Payment	82

Exhibits

A	—	Form of Investment Letter
B	—	Form of Control Agreement
C	—	Form of Officer’s Certificate pursuant to Section 404 of the Indenture

Appendices

A	—	Master Index of Defined Terms

Schedules

1	—	Perfection Certificate — Issuer
2	—	Perfection Certificate — Exterran ABS Lessor

     This First Amended and Restated Indenture, dated as of June 9, 2010 (as amended, supplemented or otherwise modified from time to time as permitted hereby, this “Indenture”), between EXTERRAN ABS 2007 LLC, a limited liability company formed under the laws of the State of Delaware (together with its successors and permitted assigns, the “Issuer”), EXTERRAN ABS LEASING 2007 LLC, a limited liability company formed under the laws of the State of Delaware (the “Exterran ABS Lessor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as indenture trustee (together with any successor appointed in accordance with the terms hereof, the “Indenture Trustee”).
     WHEREAS, the Issuer, the Exterran ABS Lessor and the Indenture Trustee entered into that certain Indenture, dated as of August 20, 2007 (the “2007 Indenture”);
     WHEREAS, the Issuer, the Exterran ABS Lessor, and the Indenture Trustee entered into that certain Amendment Number 1 to the Indenture, dated March 14, 2008 and effective as of August 20, 2007, which amended the 2007 Indenture (the 2007 Indenture as so amended, the “Initial Indenture”);
     WHEREAS, the Issuer, the Exterran ABS Lessor, and the Indenture Trustee desire to amend and restate the Initial Indenture in its entirety, in accordance with the amendment provisions of the Initial Indenture;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows
GRANTING CLAUSE
          (a) To secure the payment of all Outstanding Obligations and the performance and observance by the Issuer of all of the Issuer’s covenants and agreements contained in this Indenture and all other Related Documents (all such amounts and other obligations collectively, the “Secured Obligations”):
          The Issuer hereby grants, assigns, conveys, mortgages, pledges, hypothecates, and transfers to the Indenture Trustee for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, a security interest in and to, and a continuing Lien on, all of the Issuer’s right, title and interest in, to and under the following, whether now owned or existing or hereafter created or acquired and wherever located:
          (i) All Owner Compressors, all Compressor Related Assets and all rights and remedies of the Issuer under, or with respect to, the Compressor Related Assets;
          (ii) All Securitization Collections and all amounts, revenues, Proceeds and other sums of money due or to become due, with respect to the Compressor Related Assets including, without limitation, (1) all revenues, payments and other moneys, including all insurance payments and proceeds and claims for losses due, or to become due, to the Issuer under, and all claims for damages arising out of the breach of any Compressor Related Asset; (2) the right of the Issuer to terminate, perform under, or compel performance of the terms of each Compressor Related Asset; and (3) any guarantee of, or credit support with respect to, each Compressor Related Asset and any rights of the Issuer in respect of any subcontracts or assignments permitted under the Related Documents;
          (iii) The Contribution Agreement, the Management Agreement, the Intercreditor Agreement, all Interest Rate Swap Agreements, each Lease and all other Related Documents and all of the Issuer’s rights and remedies (whether directly or as assignee) under any of the foregoing agreements;
          (iv) All Securities Accounts and Deposit Accounts, including, without limitation, the Trust Account, the Lockbox Account, the ABS Lockbox Account (if any), the Purchase Account and, for the benefit of the Noteholders and the Series Enhancer for the related Series only, any Series Account; together with all cash and cash equivalents, Money, Eligible Investments, Financial Assets, Investment Property, Securities Entitlements and other instruments or amounts credited to or deposited from time to time in any of the foregoing;
          (v) All Accounts;

          (vi) All Chattel Paper;
          (vii) All Commercial Tort Claims;
          (viii) All Contracts;
          (ix) All Documents;
          (x) All Equipment;
          (xi) All General Intangibles and all Payment Intangibles (including, if General Intangibles, all membership interests in the Exterran ABS Lessor);
          (xii) All Goods;
          (xiii) All Instruments;
          (xiv) All Intellectual Property;
          (xv) All Inventory;
          (xvi) All Investment Property (including, if Investment Property, the membership interests in the Exterran ABS Lessor);
          (xvii) All Letter-of-Credit Rights;
          (xviii) All Money;
          (xix) All Records;
          (xx) All Supporting Obligations;
          (xxi) All property of the Issuer held by the Indenture Trustee including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Indenture Trustee for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Issuer, or as to which the Issuer may have any right or power (but only to the extent such property relates to the Owner Compressors and other Collateral acquired from time to time);
          (xxii) All insurance proceeds of the Owner Compressors and the other Collateral and all proceeds of the voluntary or involuntary disposition of the Owner Compressors and the other Collateral;
          (xxiii) Any and all payments made or due to the Issuer in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Owner Compressors and the other Collateral by any Governmental Authority and any other cash or non-cash receipts from the sale, exchange, collection or other disposition of the Owner Compressors and the other Collateral; and
          (xxiv) To the extent not otherwise included above, all income, payments and Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; and
          (b) To secure the payment of all Outstanding Obligations and the performance and observance by the Exterran ABS Lessor of all of the Exterran ABS Lessor’s covenants and agreements contained in this Indenture and all other Related Documents (all such amounts and other obligations collectively, the “Exterran ABS Lessor Secured Obligations”), the Exterran ABS Lessor hereby grants, assigns, conveys, mortgages, pledges, hypothecates, and transfers to the Issuer, and the Issuer hereby assigns to the Indenture Trustee for the benefit of the

Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, a security interest in and to, and a continuing Lien on, all of the Exterran ABS Lessor’s right, title and interest in, to and under the following, whether now owned or existing or hereafter created or acquired and wherever located:
          (i) All Owner Compressors, all Compressor Related Assets and all rights and remedies of the Exterran ABS Lessor under, or with respect to, the related Compressor Related Assets;
          (ii) The Lease;
          (iii) All amounts received or receivable under the Lease;
          (iv) All amounts, revenues, Proceeds and other sums of money due or to become due, with respect to the Compressor Related Assets including, without limitation, (1) all revenues, payments and other moneys, including all insurance payments and proceeds and claims for losses due, or to become due, to the Issuer under, and all claims for damages arising out of the breach of any Compressor Related Asset; (2) the right of the Exterran ABS Lessor to terminate, perform under, or compel performance of the terms of each Compressor Related Asset; and (3) any guarantee of, or credit support with respect to, each Compressor Related Asset and any rights of the Exterran ABS Lessor in respect of any subcontracts or assignments permitted under the Related Documents;
          (v) The Transfer Agreement, the Management Agreement, the Intercreditor Agreement, each Lease and all other Related Documents and all of the Exterran ABS Lessor’s rights and remedies (whether directly or as assignee) under any of the foregoing agreements;
          (vi) All Accounts;
          (vii) All Chattel Paper;
          (viii) All Commercial Tort Claims;
          (ix) All Contracts;
          (x) All Documents;
          (xi) All Equipment;
          (xii) All General Intangibles and all Payment Intangibles;
          (xiii) All Goods;
          (xiv) All Instruments;
          (xv) All Intellectual Property;
          (xvi) All Inventory;
          (xvii) All Investment Property;
          (xviii) All Letter-of-Credit Rights;
          (xix) All Money;
          (xx) All Records;
          (xxi) All Supporting Obligations;

          (xxii) All property of the Exterran ABS Lessor held by the Indenture Trustee including, without limitation, all property of every description now or hereafter in the possession or custody of or in transit to the Indenture Trustee for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of the Issuer, or as to which the Issuer may have any right or power (but only to the extent such property relates to the Owner Compressors and other Collateral acquired from time to time);
          (xxiii) All insurance proceeds of the Owner Compressors and the other Collateral and all proceeds of the voluntary or involuntary disposition of the Owner Compressors and the other Collateral;
          (xxiv) Any and all payments made, or due to, the Exterran ABS Lessor in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Owner Compressors and the other Collateral by any Governmental Authority and any other cash or non-cash receipts from the sale, exchange, collection or other disposition of the Owner Compressors and the other Collateral; and
          (xxv) To the extent not otherwise included above, all income, payments and Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.
All of the property described in this Granting Clause is herein collectively called the “Collateral”; Collateral described in (a) of this Granting Clause is the “Issuer Collateral” and collateral described in (b) of this Granting Clause is the “Exterran ABS Lessor Collateral.” Notwithstanding the foregoing Grant, (i) no account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person and (ii) no User Contract in which the User is a Sanctioned Person, shall, in either instance, constitute Collateral.
     For avoidance of doubt it is expressly understood and agreed that, to the extent the UCC is revised subsequent to the date hereof such that the definition of any of the foregoing terms included in the description of Collateral is changed, the parties hereto desire that any property which is included in such changed definitions which would not otherwise be included in the foregoing grant on the date hereof be included in such grant immediately upon the effective date of such revision, it being the intention of the Issuer that the description of Collateral set forth above be construed to include the broadest range of assets. Notwithstanding the immediately preceding sentence, the foregoing grant is intended to apply immediately on the date hereof to all Collateral to the fullest extent permitted by Applicable Law regardless of whether any particular item of Collateral is currently subject to the UCC.
     The Issuer hereby irrevocably authorizes the Indenture Trustee and each Control Party at any time, and from time to time, to file, without the signature of the Issuer, in any filing office in any jurisdiction necessary or desirable to perfect the security interests and Liens granted herein or in any other Related Documents, any financing statements (including any such financing statement claiming a security interest in all assets of the Issuer), continuation statements and amendments thereto that (i) indicate or describe the Collateral regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, in the same manner as described herein or in any other manner as the Indenture Trustee or any Control Party may determine in its sole discretion is necessary or desirable to ensure the perfection of the security interests and Liens granted herein, or (ii) provide any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Issuer is an organization, the type of organization and any organizational identification number issued to the Issuer. The Issuer agrees to furnish any such information to the Indenture Trustee or any Control Party promptly upon the request from the Indenture Trustee or such Control Party. The Issuer also ratifies its authorization for the Indenture Trustee or any Control Party to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. Nothing in the foregoing shall be deemed to create an obligation of the Indenture Trustee to file any financing statements, continuation statements or amendments thereto.
     The Exterran ABS Lessor hereby irrevocably authorizes the Indenture Trustee and each Control Party at any time, and from time to time, to file, without the signature of the Exterran ABS Lessor, in any filing office in any jurisdiction necessary or desirable to perfect the security interests and Liens granted herein or in any other Related Documents, any financing statements (including any such financing statement claiming a security interest in all assets of the Exterran ABS Lessor), continuation statements and amendments thereto that (i) indicate or describe the Collateral regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, in the same manner as described herein or in any other manner as the Indenture Trustee or any Control Party may determine in its sole discretion is necessary or desirable to ensure the perfection of the security interests and Liens granted herein, or (ii) provide any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Exterran ABS Lessor is an organization, the type of organization and any organizational identification number issued to the Exterran ABS Lessor. The Exterran ABS Lessor agrees to furnish any such information to the Indenture Trustee or any Control Party promptly upon the request from the Indenture Trustee or such Control Party. The Exterran ABS Lessor also ratifies its authorization for the Indenture Trustee or any Control Party to have filed in any jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof. Nothing in the foregoing shall be deemed to create an obligation of the Indenture Trustee to file any financing statements, continuation statements or amendments thereto.
ARTICLE I
DEFINITIONS
          Section 101 Defined Terms. Capitalized terms used in this Indenture shall have the meanings given to such terms in Appendix A hereto, as such Appendix may be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions of this Indenture, and the rules of usage set forth in Appendix A shall apply to this Indenture.
          Section 102 Other Definitional Provisions. (a) With respect to any Series, all terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the related Supplement.
          (b) All terms defined in this Indenture shall have the defined meanings when used in any agreement, certificate or other document made or delivered pursuant hereto, including any Supplement, unless otherwise defined therein.
          (c) As used in this Indenture and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Indenture or in any such certificate or other document, and accounting terms partly defined in this Indenture or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP consistently applied. To the extent that the definitions of accounting terms in this Indenture or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP or regulatory accounting principles, the definitions contained in this Indenture or in any such certificate or other document shall control.
          (d) With respect to any Collection Period, the “related Record Date,” the “related Determination Date,” and the “related Payment Date,” shall mean, respectively, the Record Date occurring on the last Business Day of such Collection Period and the Determination Date and Payment Date next following the end of such Collection Period.
          (e) With respect to any Series of Notes, the “related Supplement” shall mean the Supplement pursuant to which such Series of Notes is issued and the “related Series Enhancer” shall mean the Series Enhancer for such Series of Notes.
          (f) All references to the Manager’s financial statements shall mean the consolidated financial statements of the Manager and its consolidated subsidiaries.
          (g) With respect to any ratio analysis required to be performed as of the most recently completed fiscal quarter, the most recently completed fiscal quarter shall mean the most recent fiscal quarter for which financial statements were required hereunder to have been delivered.

          (h) With respect to the calculations of the ratios set forth in this Indenture, the components of such calculations are to be determined in accordance with GAAP, consistently applied, with respect to the Manager.
          Section 103 Computation of Time Periods. Unless otherwise stated in this Indenture or any Supplement issued pursuant to the terms hereof, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
          Section 104 Power of Attorney. The Issuer hereby appoints the Indenture Trustee as its designee for purposes of exercising any power of attorney or right granted by the Manager pursuant to the Management Agreement.
ARTICLE II
THE NOTES
          Section 201 Authorization of Notes. (a) The number of Series or Classes of Notes which may be created by this Indenture is not limited; provided, however, that, the issuance of any Series of Notes shall (i) comply with the provisions of Section 1006 hereof and (ii) not result in, or with the giving of notice or the passage of time or both would result in, the occurrence of a Trigger Event. The aggregate principal amount of Notes of each Series which may be issued, authenticated and delivered under this Indenture is not limited except as shall be set forth in any Supplement and as restricted by the provisions of this Indenture.
          (b) The Notes issuable under this Indenture shall be issued in such Series, and such Class or Classes within a Series, as may from time to time be created by Supplement pursuant to this Indenture. Each Series shall be created by a different Supplement and shall be designated, upon the face thereof, to differentiate the Notes of such Series from the Notes of any other Series. All of the Notes of a Series shall be identical except to the extent set forth in the related Supplement. The Issuer intends that each such Note shall constitute a “security” within the meaning of Article 8 of the UCC.
          (c) Upon satisfaction of and compliance with the requirements and conditions to closing set forth in the related Supplement, Notes of the Series to be executed and delivered on a particular Series Issuance Date pursuant to such related Supplement, may be executed by the Issuer and delivered to the Indenture Trustee for authentication following the execution and delivery of the related Supplement creating such Series or from time to time thereafter, and the Indenture Trustee shall authenticate and deliver Notes upon an Issuer request set forth in an Officer’s Certificate of the Issuer signed by one of its Authorized Signatories, without further action on the part of the Issuer.
          Section 202 Form of Notes; Global Notes.
          (a) Notes of any Series or Class may be issued, authenticated and delivered, at the option of the Issuer, as Public Global Notes, Rule 144A Global Notes, or Definitive Notes or as may otherwise be set forth in a Supplement, and the form of such Notes shall be substantially in the form attached as an exhibit to the related Supplement. Notes of each Series shall be dated the date of their authentication and shall bear interest at such rate, be payable as to principal, premium, if any, and interest on such date or dates, and shall contain such other terms and provisions as shall be established in the related Supplement. Except as otherwise provided in any Supplement, the Notes shall be issued in minimum denominations of $1,000,000 and in integral multiples of $1,000,000 in excess thereof; provided that, one Note of each Class may be issued in a nonstandard denomination.
          (b) If the Issuer shall choose to issue Public Global Notes or Rule 144A Global Notes, such notes shall be issued in the form of one or more Public Global Notes or one or more Rule 144A Global Notes which (i) shall represent, and shall be denominated in an aggregate amount equal to, the aggregate principal amount of all Notes to be issued hereunder, (ii) shall be delivered as one or more Notes held by the Book Entry Custodian, or, if appointed to hold such Notes as provided below, the Notes shall be registered in the name of the Depositary or its nominee, (iii) shall be substantially in the form of the exhibits attached to the related Supplement, with such changes therein as may be necessary to reflect that each such Note is a Global Note, and (iv) shall each bear a legend substantially to the effect included in the form of the exhibits attached to the related Supplement.
          (c) Notwithstanding any other provisions of this Section 202 or of Section 205, unless and until a Global Note is exchanged in whole for Definitive Notes, a Global Note may be transferred, in whole, but not in part, and in the manner provided in this Section 202, only by (i) the Depositary to a nominee of such Depositary, (ii) by a nominee of such Depositary to such Depositary or another nominee of such Depositary, (iii) by such Depositary or any such nominee to a successor Depositary selected or approved by the Issuer or to a nominee of such successor Depositary or (iv) in the manner specified in Section 202(d). The Depositary shall order the Note Registrar to authenticate and deliver any Book Entry Notes and any Global Note for each Class of Notes having an aggregate initial outstanding principal balance equal to the initial outstanding balance of such Class. Note Owners shall hold their respective Ownership Interests in and to such Notes through the book-entry facilities of the Depositary. Without limiting the foregoing, any Note Owners shall hold their respective Ownership Interests, if any, in Public Global Notes only through Depositary Participants.
          (d) If (i) the Issuer elects to issue Definitive Notes, (ii) the Depositary for the Notes represented by one or more Global Notes at any time notifies the Issuer that it is unwilling or unable to continue as Depositary of the Notes or if at any time the Depositary shall no longer be a clearing agency registered under the Exchange Act and any other applicable statute or regulation, and a successor Depositary is not appointed or approved by the Issuer within ninety (90) days after the Issuer receives such notice or becomes aware of such condition, as the case may be, (iii) the Indenture Trustee, at the direction of the Control Party for a Series of Notes, elects to terminate the book-entry system through the Depositary with respect to such Series, or (iv) after an Event of Default or a Manager Default, Noteholders representing more than fifty percent (50%) of a Series notify the Depositary, or Book Entry Custodian, as the case may be, in writing that the continuation of a book-entry system through the Depositary, or the Book Entry Custodian, as the case may be, is no longer in the best interest of the Noteholders of such Series, the Issuer will promptly execute, and the Indenture Trustee, upon receipt of an Officer’s Certificate evidencing such determination by the Issuer, will promptly authenticate and make available for delivery, Definitive Notes without coupons, in authorized denominations and in an aggregate principal amount equal to the principal amount of the Global Note then outstanding in exchange for such Global Note or as an original issuance of Notes and this Section 202(d) shall no longer be applicable to the Notes. Upon the exchange of the Global Notes for such Definitive Notes without coupons, in authorized denominations, such Global Notes shall be canceled by the Indenture Trustee. All Definitive Notes shall be issued without coupons. Such Definitive Notes in definitive form issued in exchange for the Global Notes pursuant to this Section 202(d) shall be registered in such names and in such authorized denominations as the Depositary in the case of an exchange or the Note Registrar in the case of an original issuance, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Indenture Trustee. The Indenture Trustee may conclusively rely on any such instructions furnished by the Depositary or the Note Registrar, as the case may be, and shall not be liable for any delay in delivery of such instructions. The Indenture Trustee shall make such Notes available for delivery to the Persons in whose names such Notes are so registered.
          (e) As long as the Notes outstanding are represented by one or more Global Notes:
          (i) the Note Registrar and the Indenture Trustee may deal with the Depositary for all purposes (including the payment of principal of and interest on the Notes) as the authorized representative of the Note Owners;
          (ii) the rights of Note Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Note Owners and the Depositary and/or the Depositary Participants. Unless and until Definitive Notes are issued, the Depositary will make book-entry transfers among the Depositary Participants and receive and transmit payments of principal of, and interest on, the Notes to such Depositary Participants; and
          (iii) whenever this Indenture requires or permits actions to be taken based upon instructions or directions of Holders of Notes evidencing a specified percentage of the voting rights of a particular Series, the Depositary shall be deemed to represent such percentage only to the extent that it has received instructions to such effect from Note Owners and/or Depositary Participants owning or representing, respectively, such required percentage of the beneficial interest in such Series of Notes (or Class of Notes) and has delivered such instructions to the Indenture Trustee.
          (f) Whenever a notice or other communication to the Noteholders is required under this Indenture, unless and until Notes have been issued in definitive form to Note Owners, the Indenture Trustee shall give all such notices and communications to the Depositary, with a copy to each Series Enhancer.
          (g) The Indenture Trustee is hereby initially appointed as the Book Entry Custodian and hereby agrees to act as such in accordance with the agreement that it has with the Depositary authorizing it to act as such. The Book Entry Custodian may, and, if it is no longer qualified to act as such, the Book Entry Custodian shall, appoint, by written instrument delivered to the Issuer and the Depositary, any other transfer agent (including the Depositary or any successor Depositary) to act as Book Entry Custodian under such conditions as the predecessor Book Entry Custodian and the Depositary or any successor Depositary may prescribe; provided that, the predecessor Book Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depositary. If the Indenture Trustee resigns or is removed in accordance with the terms hereof, the successor Indenture Trustee or, if it so elects, the Depositary shall immediately succeed to its predecessor’s duties as Book Entry Custodian. The Issuer and the Control Party for any Series shall have the right to inspect, and to obtain copies of, any Notes held as Book-Entry Notes by the Book Entry Custodian.
          (h) No transfer of any Class of Note or interest therein shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. If a transfer of any Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance thereof or a transfer thereof by the Depositary or one of its Affiliates), then the Note Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either: (i) a certificate from such Noteholder substantially in the form attached as Exhibit A hereto or such other certification reasonably acceptable to the Indenture Trustee and a certificate from such Noteholder’s prospective transferee substantially in the form attached as Exhibit A hereto or such other certification reasonably acceptable to the Indenture Trustee; or (ii) an Opinion of Counsel satisfactory to the Indenture Trustee (which Opinion of Counsel shall not be an expense of the Issuer or any Affiliate thereof) to the effect that such transfer may be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer and/or such Noteholder’s prospective transferee on which such Opinion of Counsel is based. If such a transfer of any interest in a Book-Entry Note is to be made without registration under the Securities Act, the transferor will be deemed to have made each of the representations and warranties set forth on Exhibit A hereto in respect of such interest as if it was evidenced by a Definitive Note and the transferee will be deemed to have made each of the representations and warranties set forth in either Exhibit A hereto in respect of such interest as if it was evidenced by a Definitive Note. None of the Depositary, the Issuer, the Indenture Trustee or the Note Registrar is obligated to register or qualify any Class of Notes under the Securities Act or any other securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect such a transfer shall, and does hereby agree to, indemnify the Depositary, the Issuer, the Indenture Trustee, each Series Enhancer and the Note Registrar against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.
          Section 203 Execution; Recourse Obligation.
          (a) The Notes shall be executed on behalf of the Issuer by manual or facsimile signature of an Authorized Signatory of the Issuer. The Notes shall be dated the date of their authentication by the Indenture Trustee.
          (b) In case any Authorized Signatory of the Issuer whose signature or facsimile signature shall appear on the Notes shall cease to be an Authorized Signatory of the Issuer before the authentication by the Indenture Trustee or the delivery of such Notes, such signature or facsimile signature shall nevertheless be valid, sufficient and binding for all purposes.

          (c) All Notes and the interest thereon shall be recourse obligations of the Issuer and shall be secured by the Collateral. The Notes shall never constitute obligations of the Indenture Trustee, the Contributors, the Manager, any Series Enhancer or of any shareholder or any Affiliate of any such Person (other than the Issuer) or any officers, directors, employees or agents of any thereof, and no recourse may be had under or upon any obligation, covenant or agreement of this Indenture, any Supplement or of any Notes, or for any claim based thereon or otherwise in respect thereof, against any incorporator or against any past, present, or future owner, partner of an owner or any officer, employee or director thereof or of any successor entity, or any other Person, either directly or through the Issuer, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed that this Indenture and the obligations issued hereunder and under any Supplements hereto are solely obligations of the Issuer, and that no such personal liability whatever shall attach to, or is or shall be incurred by, any other Person under or by reason of this Indenture, any Supplement or any Notes or implied therefrom, or for any claim based thereon or in respect thereof, all such liability and any and all such claims being hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issuance of such Notes. Except as may be provided in any Supplement, no Person other than the Issuer shall be liable for any obligation of the Issuer under this Indenture or any Note or any losses incurred by any Noteholder.
          (d) Each of the Issuer and the Exterran ABS Lessor hereby agree that it is jointly and severally liable for all of the Outstanding Obligations, regardless of the actual allocation of the proceeds of the Notes among each of them. Each of the Issuer and the Exterran ABS Lessor accept joint and several liability for all Outstanding Obligations in consideration of the financial accommodation to be provided by this Indenture to each of them, for the mutual benefit, directly and indirectly, of the Issuer and the Exterran ABS Lessor and in consideration of the undertakings by each of them to accept joint and several liability for the Outstanding Obligations.
          Each of the Issuer and the Exterran ABS Lessor jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other with respect to the payment and performance of all of the Outstanding Obligations, it being the intention of the parties hereto that all of the Outstanding Obligations shall be the joint and several obligations of each of them without preferences or distinction among them.
          The obligations of the Issuer and the Exterran ABS Lessor under the provisions of this Section 203 constitute full recourse obligations of each of them, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Indenture or any other Related Document against the other or any other circumstances whatsoever that under applicable law might constitute a defense to the joint and several obligations of such Person.
          Section 204 Certificate of Authentication. No Notes shall be secured hereby or entitled to the benefit hereof or shall be or become valid or obligatory for any purpose unless there shall be endorsed thereon by manual signature a certificate of authentication by the Indenture Trustee, substantially in the form set forth in the form of Note attached to the related Supplement. Such certificate on any Note issued by the Issuer shall be conclusive evidence and the only competent evidence that it has been duly authenticated and delivered hereunder.
          At the written direction of the Issuer, the Indenture Trustee shall authenticate and deliver the Notes. The Notes shall be dated the date of authentication and delivery thereto by the Indenture Trustee. It shall not be necessary that the same Authorized Signatory of the Indenture Trustee execute the certificate of authentication on each of the Notes.
          Section 205 Registration; Registration of Transfer and Exchange of Notes.
          (a) The Indenture Trustee shall keep at its Corporate Trust Office books in written form for the registration and transfer or exchange of the Notes (the “Note Register”). The Issuer hereby appoints the Indenture Trustee as its registrar (the “Note Registrar”) and transfer agent to keep such books and make such registrations and transfers or exchanges as are hereinafter set forth in this Section 205 and also authorizes and directs the Indenture Trustee to provide, upon written request by the Deal Agent or any Control Party, a copy of such registration record to the Deal Agent or such Control Party, as the case may be. The names and addresses of the

Holders of all Notes and all transfers of, and the names and addresses of the transferee of, all Notes will be registered in such Note Register. The Person in whose name any Note is registered shall be deemed and treated as the owner and Holder thereof for all purposes of this Indenture, and the Indenture Trustee, any related Control Party and the Issuer shall not be affected by any notice or knowledge to the contrary. If a Person other than the Indenture Trustee is appointed by the Issuer to maintain the Note Register, the Issuer will give the Indenture Trustee, the Deal Agent and any Control Party prompt written notice of such appointment and of the location, and any change in the location, of the successor note registrar, and the Indenture Trustee, the Deal Agent and any related Control Party shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof, and the Indenture Trustee shall have the right to conclusively rely upon a certificate executed on behalf of such successor note registrar by an officer thereof as to the names and addresses of the Noteholders and Series, Class, principal amount and number of such Notes.
          (b) Payments of principal, premium, if any, and interest on any Note shall be payable on each Payment Date only to the registered Holder thereof on the Record Date immediately preceding such Payment Date. The principal of, premium, if any, and interest on each Note shall be payable at the Corporate Trust Office of the Indenture Trustee in immediately available funds in such coin or currency of the United States of America as at the time for payment shall be legal tender for the payment of public and private debts. Notwithstanding the foregoing or any provision in any Note to the contrary, if so requested by the registered Holder of any Note by written notice to the Indenture Trustee, all amounts payable to such registered Holder may be paid either (i) by crediting the amount to be distributed to such registered Holder to an account maintained by such registered Holder with the Indenture Trustee or by transferring such amount by wire to such other bank in the United States, including a Federal Reserve Bank, as shall have been specified in such notice, for credit to the account of such registered Holder maintained at such bank, or (ii) by mailing a check to such address as such Holder shall have specified in such notice, in either case (subject to the provisions of Section 207 hereof) without any presentment or surrender of such Note to the Indenture Trustee at the Corporate Trust Office of the Indenture Trustee.
          (c) Upon surrender for registration of transfer of any Note at the Corporate Trust Office and subject to the conditions of this Section 205, the Issuer shall execute and the Indenture Trustee or its agent, upon written request, shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same Class, of any authorized denominations and of a like aggregate original principal amount.
          (d) All Notes issued upon any registration of transfer or exchange of Notes shall be the legal, valid and binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture and any Supplement, as the Notes surrendered upon such registration of transfer or exchange.
          (e) Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Indenture Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Indenture Trustee duly executed, by the Holder thereof or his attorney duly authorized in writing.
          (f) Any service charge, fees or expenses made or expense incurred by the Indenture Trustee for any such registration, discharge from registration or exchange referred to in this Section 205 shall be paid by the Noteholder. The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection therewith.
          (g) If Notes are issued or exchanged in definitive form under Section 202, such Notes will not be registered by the Indenture Trustee unless each Prospective Owner provides the Manager, the Issuer, the Indenture Trustee and any Replacement Manager with a written representation that the statements in either clauses (i) or (ii) of Section 208 is an accurate representation as to all sources of funds to be used to pay the purchase price of the Notes.
          (h) No transfer of a Note shall be deemed effective unless (x) the transferee of such Note has certified (or shall have been deemed to have certified) that it is not a Competitor and (y) the registration and prospectus delivery requirements of Section 5 of the Securities Act and any applicable state securities or “Blue Sky” laws are complied with, or such transfer is exempt from the registration and prospectus delivery requirements under the Securities Act and such laws. In the event that a transfer is to be made without registration or qualification, such

Noteholder’s prospective transferee shall deliver to the Indenture Trustee an investment letter substantially in the form of Exhibit A hereto (the “Investment Letter”). The Indenture Trustee is not under any obligation to register the Notes under the Securities Act or any other securities law or to bear any expense with respect to such registration by any other Person or monitor compliance of any transfer with the securities laws of the United States, regulations promulgated in connection thereto or ERISA unless the Notes are issued or exchanged in definitive form under Section 202.
          (i) Notwithstanding the foregoing, the restrictions set forth in clauses (g) and (h) of Section 205 hereof shall not be applicable to any transfer of any Note (or an interest therein) by any Noteholder to any liquidity provider or other provider of credit enhancement to a Noteholder as provided in the Supplement for a Series of Warehouse Notes.
          Section 206 Mutilated, Destroyed, Lost and Stolen Notes. (a) If (i) any mutilated Note is surrendered to the Indenture Trustee or the Note Registrar, or the Indenture Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Indenture Trustee and the Issuer with respect to such Note, such security or indemnity as the Indenture Trustee and the Issuer may require to hold the Indenture Trustee and the Issuer (and any agent of either of them) harmless (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purpose), then the Issuer shall execute and the Indenture Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a replacement Note of the same Series and Class and maturity and of like terms as the mutilated, destroyed, lost or stolen Note; provided, however, that if any such destroyed, lost or stolen Note, but not a mutilated Note, shall have become, or within thirty (30) days shall be or become due and payable, the Issuer may pay such destroyed, lost or stolen Note when so due or payable instead of issuing a replacement Note.
          (b) If, after the delivery of such replacement Note, or payment of a destroyed, lost or stolen Note pursuant to the proviso to the preceding sentence, a bona fide purchaser of the original Note in lieu of which such replacement Note was issued presents for payment such original Note, the Issuer and the Indenture Trustee shall be entitled to recover upon the security or indemnity provided therefor to the extent of any and all loss, damage, cost or expense incurred by the Issuer or the Indenture Trustee in connection therewith.
          (c) The Indenture Trustee and the Issuer may, for each new Note authenticated and delivered under the provisions of this Section 206, require the advance payment by the Noteholder of the expenses, including counsel fees, service charges and any tax or governmental charge which may be incurred by the Indenture Trustee or the Issuer. Any Note issued under the provisions of this Section 206 in lieu of any Note alleged to be destroyed, mutilated, lost or stolen, shall be equally and proportionately entitled to the benefits of this Indenture with all other Notes of the same Series and Class. The provisions of this Section 206 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
          Section 207 Delivery, Retention and Cancellation of Notes. Each Noteholder is required, and hereby agrees, to surrender to the Indenture Trustee, prior to the Legal Final Maturity Date for such Series, any Note on which the final payment due thereon has been made. Any such Note as to which the Indenture Trustee has made or holds the final payment thereon shall be deemed canceled and, unless any unreimbursed payment on such Note has been made by a Series Enhancer for such Series, shall no longer be Outstanding for any purpose of this Indenture, whether or not such Note is ever returned to the Indenture Trustee. Matured Notes delivered upon final payment to the Indenture Trustee and any Notes transferred or exchanged for other Notes shall be canceled and disposed of by the Indenture Trustee in accordance with its policy of disposal and the Indenture Trustee shall promptly deliver to the Issuer such canceled Notes upon reasonable prior written request. If the Indenture Trustee shall acquire, for its own account, any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes. If the Issuer shall acquire any of the Notes, such acquisition shall operate as a redemption or satisfaction of the indebtedness represented by such Notes. Notes which have been canceled by the Indenture Trustee in accordance with the terms of this Indenture shall be deemed paid and discharged for all purposes under this Indenture.
          Section 208 ERISA Deemed Representations. Each prospective initial Noteholder acquiring Notes, each prospective transferee acquiring the Notes, and each prospective owner (or transferee thereof) of a beneficial interest in Notes (each, a “Prospective Owner”) will be deemed to have represented by such purchase to the Issuer, the Indenture Trustee, the Manager and any Replacement Manager that either (i) it is not acquiring the Notes with the assets of a Plan or (ii) the acquisition and holding of the Notes will not give rise to a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.
          Section 209 Determination of Requisite Global Majority. A requisite global majority (a “Requisite Global Majority”) shall exist with respect to any action proposed to be taken pursuant to the terms of the Indenture or any Supplement if: (a) the Control Party or Control Parties, as the case may be, representing in aggregate more than fifty percent (50%) of the then Aggregate Note Principal Balance shall approve or direct such proposed action (in making such a determination the following rules shall be employed: (i) for purposes of measuring the Aggregate Note Principal Balance, a Series of Warehouse Notes for which the Commitment Termination Date has not occurred shall be deemed to have an unpaid principal balance equal to the aggregate Existing Commitment of such Series, and (ii) each Control Party of a Series shall be deemed to have voted the entire unpaid principal balance of all Notes of the related Series in favor of, or in opposition to, such proposed action, as the case may be); and (b) unless Control Parties representing in aggregate more than sixty-six and two thirds percent (66 2/3%) of the Aggregate Note Principal Balance shall have approved or directed such proposed action, each Series Enhancer with respect to each Series of Notes, regardless of whether a Series Enhancer Default with respect to such Series Enhancer shall have occurred and be continuing as of any date of determination, shall have also approved or directed such proposed action.
          Except as otherwise provided in Section 1002, the Indenture Trustee, provided it has sent out notices in accordance with this Indenture, shall act as directed by the Requisite Global Majority. In addition, the Indenture Trustee shall not have any liability for failing to act if not directed by the Requisite Global Majority in a reasonably timely manner. By acceptance of a Note, each Noteholder and Note Owner agree to the foregoing provisions.
ARTICLE III
PAYMENT OF NOTES; ESTABLISHMENT OF ACCOUNTS; CONTROL REQUIREMENTS;
STATEMENTS TO NOTEHOLDERS
          Section 301 Principal and Interest. Distributions of principal, premium, if any, and interest on any Series or Class of Notes shall be made to Noteholders of each Series and Class as set forth in Section 302 of this Indenture and the related Supplement. The Overdue Rate for the Note of any Series shall be as set forth in the related Supplement.
          Section 302 Trust Account. (a) On or prior to the Closing Date, the Indenture Trustee shall establish and maintain the Trust Account with Wells Fargo Bank, National Association until all Outstanding Obligations and all amounts owing by the Issuer pursuant to the terms of each Enhancement Agreement and each Interest Rate Swap Agreement have been paid in full. The Trust Account shall be in the name of the Indenture Trustee, on behalf of the Noteholders, each Interest Rate Hedge Provider and each Series Enhancer, pursuant to the terms of this Indenture. Neither the Issuer nor the Indenture Trustee shall establish any additional Trust Accounts or other bank or investment accounts without the prior written consent of each Control Party. The Issuer shall promptly notify each Interest Rate Hedge Provider of any new or additional Trust Account established subsequent to the Closing Date.
          (b) The Issuer shall cause all Securitization Collections (whether received directly by the Issuer or on deposit from time to time in the Lockbox Account or the ABS Lockbox Account) to be deposited into the Trust Account or, to the extent provided herein, the Purchase Account.
          (c) The Issuer hereby directs and authorizes the Indenture Trustee, upon the Indenture Trustee’s receipt of any written request (which may be an e-mail) to such effect from the Manager pursuant to the terms of Section 7.3 of the Management Agreement and subject to the provisions of this Section 302(c), to distribute to the Manager from the Trust Account on a Business Day other than a Payment Date funds in an amount equal to the sum of (i) an estimate (based on actual accrued amounts as of the date of such request) of the Operations Fee and S&A Fee expected to be paid on the immediately succeeding Payment Date and (ii) an estimate of the Overhaul Fee

(based on actual accrued amounts as of the date of such request) expected to be paid on the immediately succeeding Payment Date; provided, however, that notwithstanding any right of the Manager pursuant hereto or pursuant to the Management Agreement to request such interim distributions with respect to the Operations Fee, S&A Fee and Overhaul Fee, such interim distributions shall be made only so long as (i) no Event of Default or Manager Default shall have occurred and be continuing, (ii) the Manager Termination Date shall not have occurred unless the Indenture Trustee (acting at the direction of the Requisite Global Majority) shall have consented to such interim distribution(s), and (iii) with respect to the Overhaul Fee, the Overhaul Fee Release Conditions shall have been satisfied on the date of such request.
          In addition, so long as no Event of Default shall have occurred and be continuing, the Issuer hereby directs and authorizes the Indenture Trustee, upon the Indenture Trustee’s receipt of a written request from Manager on any Business Day, to distribute to the Manager from the Trust Account an amount equal to the sum of (x) all Excluded Payments then on deposit in the Trust Account, and (y) so long as all Scheduled Principal Payment Amounts and Supplemental Principal Payment Amounts for all Series of Notes then Outstanding were paid in full on the immediately preceding Payment Date, all Ineligible Collections then on deposit in the Trust Account.
          All interim distributions pursuant to the provisions of this Section 302(c) shall be made on the same day on which such request of the Manager is received, unless such request is received after 10:00 a.m., New York City time, in which case such amount shall be distributed on the immediately succeeding Business Day. The Indenture Trustee is under no obligation to verify that the conditions to any interim distributions set forth in this Section 302(c) have been satisfied before making such distributions; provided, that the Indenture Trustee shall not make any such interim distributions if it shall have received written notice from the Issuer, the Deal Agent or any Control Party that such applicable conditions are not satisfied and the Indenture Trustee shall not have received any subsequent notice from such Person terminating such earlier notice.
          (d) On each Payment Date on which no Event of Default is then continuing, the Indenture Trustee (based on the Manager Report delivered to it pursuant to the Management Agreement), shall distribute the Available Distribution Amount (as reduced by any amounts distributed during the related Collection Period pursuant to Section 302(c) above) from the Trust Account by wire transfer in immediately available funds to the following Persons in the following order of priority and in the following amounts:
          (1) to the Indenture Trustee, an amount equal to the sum of (i) all Indenture Trustee’s Fees and (ii) Indenture Trustee Indemnified Amounts then due and payable for all Series then Outstanding; provided, however, that the amount set forth in clause (ii) shall not exceed $20,000 annually for each Series then Outstanding;
          (2) first, to the Manager, any Excluded Payments received during the related Collection Period (to the extent not previously paid to the Manager pursuant to the provisions of Section 302(c)) which amounts shall, if applicable, be promptly remitted by the Manager to the relevant tax authorities, and second, after all amounts owing pursuant to clause first have been paid, to the Manager, reimbursement for any unpaid Manager Advances in accordance with the terms of the Management Agreement;
          (3) to the Manager, an amount equal to any Management Fee then due and payable (which amounts shall have been reduced for any related amounts previously distributed to the Manager pursuant to Section 302(c) hereof);
          (4) first, to the Back-up Manager, an amount equal to any Back-up Manager Fee then due and owing and not previously paid by the Manager; and second, after the payments pursuant to clause first have been paid, to the Manager, an amount equal to any Back-up Manager Fee previously paid by the Manager and not previously reimbursed;
          (5) if the Manager is not an Exterran Affiliate, then first, to each applicable insurance provider or such other Person to whom such amounts are payable, on a pro rata basis based on the relative amounts then owing, an amount equal to any premiums then due in respect of Property Insurance and Liability Insurance (to the extent not paid by any Exterran Affiliate), and second, to the Control Party for each Series, on a pro rata basis based on the relative amounts then owing, an amount equal to any unreimbursed premiums previously paid by such Control Party in respect of Property Insurance and Liability Insurance (to the extent not paid by any Exterran Affiliate);
          (6) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing to all such Interest Rate Hedge Providers), an amount equal to any scheduled payments (other than termination payments) and any accrued interest thereon, then due and payable pursuant to the terms of all Interest Rate Swap Agreements then in effect to which such Interest Rate Hedge Provider is a counterparty with the Issuer;
          (7) to each Series Enhancer, on a pro rata basis based on the relative amounts of Premium owing to each Series Enhancer, an amount equal to all Premiums then due and payable to such Series Enhancer;
          (8) to the Series Account for each Series of Notes then Outstanding, an amount equal to the Interest Payments for each such Series then due and payable (provided that any portion of the Interest Payments relating to the reimbursement of Interest Payments previously paid by a Series Enhancer (together with interest thereon at the rate specified in the applicable Enhancement Agreement) shall be paid directly to the related Series Enhancer). If sufficient funds do not exist on such Payment Date to pay in full all amounts then due and owing pursuant to this clause (8), the remaining Available Distribution Amount shall be allocated among all Series of Notes then Outstanding in the same proportion as the ratio of (x) the Interest Payments then due and owing with respect to a particular Series of Notes, to (y) the aggregate amount of all Interest Payments then due and owing to all Series of Notes pursuant to this clause (8);
          (9) in payment of the amounts described in clauses (A) and (B) below:
     (A) to the Series Account for each Series of Warehouse Notes then Outstanding, on a pro rata basis, an amount equal to the sum of the Commitment Fees then due and payable, and
     (B) to each Series Enhancer, on a pro rata basis, an amount equal to all Series Enhancer Commitment Fees for each such Series then due and payable.
If sufficient funds do not exist to pay in full all such amounts then due and payable pursuant to this clause (9) on any Payment Date, the remaining Available Distribution Amount shall be allocated among each such Person in the same proportion as the ratio of (x) the amount then due and owing to each such Person pursuant to the provisions of this clause (9) to (y) the aggregate amount then due and owing pursuant to the provisions of this clause (9);
          (10) to the Manager, an amount equal to the Overhaul Fee then due and payable (which amount shall have been reduced for any related amounts previously distributed to the Manager pursuant to Section 302(c) hereof);
          (11) in payment of the amounts set forth in clauses (A) and (B) below:
     (A) to the Series Account for each Series of Term Notes and each Series of Warehouse Notes with respect to which its Commitment Termination Date has occurred, the Minimum Principal Payment Amounts then due and owing for each such Series on such Payment Date to be paid in accordance with Section 302(f) hereof;
     (B) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts then owing), the amount of all Note Partial Termination Amounts then due and payable with respect to all Interest Rate Swap Agreements to which it is a counterparty with the Issuer.

If sufficient funds do not exist to pay in full all such amounts then due and payable pursuant to this clause (11) on any Payment Date, the remaining Available Distribution Amount shall be allocated among each such Person in the same proportion as the ratio of (x) the amount then due and owing to each such Person pursuant to the provisions of this clause (11) to (y) the aggregate amount then due and owing pursuant to the provisions of this clause (11);
          (12) to the Series Account for each Series of Term Notes and each Series of Warehouse Notes with respect to which its Commitment Termination Date has occurred, the Scheduled Principal Payment Amount then due and owing for each such Series on such Payment Date to be paid in accordance with Section 302(f) hereof;
          (13) to the Series Account for each Series of Notes then Outstanding in accordance with the provisions of Section 302(g), the portion (if any) of the Supplemental Principal Payment Amount that is distributable with respect to such Series of Notes pursuant to Section 702(b);
          (14) if the Manager is not an Exterran Affiliate, then first to the Person (other than any Exterran Affiliate) to whom any Management Related Expenses are payable, the amount of any Management Related Expenses due and owing to such Person, and second to the Control Party for any Series, an amount equal to any unreimbursed Management Related Expenses previously paid by such Control Party;
          (15) to the Manager, an amount equal to any Excess Operation Expenses and any Excess S&A Expenses then due and payable;
          (16) to the Manager, an amount equal to any Incentive Management Fee then due and payable;
          (17) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing), an amount equal to any unpaid termination payments, and accrued interest thereon, then due and payable pursuant to the terms of any Interest Rate Swap Agreement;
          (18) to each of the Persons described in clauses (A) through (F) below, an amount equal to any indemnification payments and other amounts (including Default Fee) then owing pursuant to the terms of the Related Documents:
     (A) each Noteholder and each Person claiming through any Noteholder (which amounts shall be paid into the Series Account for the applicable Series of Notes held by such Noteholder for distribution to such Noteholder or other Person);
     (B) each Series Enhancer;
     (C) each Interest Rate Hedge Provider;
     (D) the Deal Agent;
     (E) the Indenture Trustee; and
     (F) if the Manager is not an Exterran Affiliate, the Manager,
If sufficient funds do not exist to pay in full all such amounts then due and payable pursuant to this clause (18) on any Payment Date, the remaining Available Distribution Amount shall be allocated among each such Person in the same proportion as the ratio of (x) the amount then due and owing to each such Person pursuant to the provisions of this clause (18) to (y) the aggregate amount then due and owing pursuant to the provisions of this clause (18);

          (19) if the Manager is an Exterran Affiliate, to the Manager, all indemnification payments and other amounts then due and owing to the Manager pursuant to the terms of the Related Documents; and
          (20) to the Issuer or its designee, any remaining Available Distribution Amount.
          (e) On each Payment Date on which an Event of Default has occurred and is continuing (as determined in accordance with Section 818), the Indenture Trustee (based on the Manager Report delivered to it pursuant to the Management Agreement), shall distribute the Available Distribution Amount (as reduced by any amounts distributed during the related Collection Period pursuant to Section 302(c) above) from the Trust Account by wire transfer in immediately available funds to the following Persons in the following order of priority and in the following amounts:
          (1) to the Indenture Trustee, an amount equal to the sum of (i) all costs and expenses incurred by the Indenture Trustee (including the reasonable fees and expenses of counsel to the Indenture Trustee) and (ii) the sum of (x) all Indenture Trustee’s Fees and (y) Indenture Trustee Indemnified Amounts then due and payable (to the extent not paid pursuant to clause (i) hereof) for all Series then Outstanding; provided, however, that the amount described in clause (y) shall not exceed $20,000 annually for each Series then Outstanding;
          (2) first, to the Manager, any Excluded Payments received during the related Collection Period (to the extent not previously paid to the Manager pursuant to the provisions of Section 302(c)), which amounts shall, if applicable, be promptly remitted by the Manager to the relevant tax authorities, and second, after all amounts owing pursuant to clause first have been paid, to the Manager, reimbursement for any unpaid Manager Advances in accordance with the terms of the Management Agreement;
          (3) to the Manager, any Management Fee then due and payable (which amounts shall have been reduced for any related amounts previously distributed to the Manager pursuant to Section 302(c));
          (4) first, to the Back-up Manager, an amount equal to any Back-up Manager Fee then due and owing and not previously paid by the Manager; and second, after the payments pursuant to clause first have been paid to the Manager, an amount equal to any Back-up Manager Fee previously paid by the Manager and not previously reimbursed;
          (5) if the Manager is not an Exterran Affiliate, then first, to each applicable insurance provider or such other Person to whom such amounts are payable, on a pro rata basis based on the relative amounts then owing, an amount equal to any premiums then due in respect of Property Insurance and Liability Insurance (to the extent not paid by any Exterran Affiliate), and second, to the Control Party for each Series, on a pro rata basis based on relative amounts then owing, an amount equal to any unreimbursed premiums previously paid by such Control Party in respect of Property Insurance and Liability Insurance (to the extent not paid by any Exterran Affiliate);
          (6) to each Series Enhancer, on a pro rata basis based on the relative amounts of Premiums owing to each Series Enhancer, an amount equal to all Premiums then due and payable to such Series Enhancer;
          (7) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing to all such Interest Rate Hedge Providers), an amount equal to any scheduled payments (other than termination payments) and any accrued interest thereon then due and payable pursuant to the terms of all Interest Rate Swap Agreements then in effect to which such Interest Rate Hedge Provider is a counterparty with the Issuer;

          (8) to the Series Account for each Series of Notes then Outstanding, an amount equal to the Interest Payments for each such Series then due and payable (provided that any portion of the Interest Payments relating to the reimbursement of Interest Payments previously paid by a Series Enhancer (together with interest thereon at the rate specified in the applicable Enhancement Agreement) shall be paid directly to the related Series Enhancer). If sufficient funds do not exist on such Payment Date to pay in full all amounts then due and owing pursuant to this clause (8), the remaining Available Distribution Amount shall be allocated among all Series of Notes then Outstanding in the same proportion as the ratio of (x) the Interest Payment then due and owing with respect to a particular Series of Notes, to (y) the aggregate amount of all Interest Payments then due and owing to all Series of Notes pursuant to this clause (8);
          (9) in payment of the amounts described in clauses (A) and (B) below:
     (A) to the Series Account for each Series of Warehouse Notes then Outstanding, on a pro rata basis, an amount equal to the sum of the Commitment Fees then due and payable; and
     (B) to each Series Enhancer, on a pro rata basis, an amount equal to all Series Enhancer Commitment Fees for each such Series then due and payable.
If sufficient funds do not exist to pay in full all such amounts then due and payable pursuant to this clause (9) on any Payment Date, the remaining Available Distribution Amount shall be allocated among each such Person in the same proportion as the ratio of (x) the amount then due and owing to each such Person pursuant to the provisions of this clause (9) to (y) the aggregate amount then due and owing pursuant to the provisions of this clause (9);
          (10) to the Manager, an amount equal to the Overhaul Fee then due and payable (which amount shall have been reduced for any related amounts previously distributed to the Manager pursuant to Section 302(c) hereof);
          (11) the remaining Available Distribution Amount to be distributed in payment of the amounts set forth in the following clauses (A) and (B):
     (A) to the Series Account for each Series of Notes then Outstanding (on a pro rata basis based on the relative unpaid principal balances of each such Series of Notes then Outstanding), an amount equal to the then unpaid principal balance of such Series of Notes; and
     (B) to each Series Enhancer, an amount equal to all Reimbursement Amounts then owing to such Series Enhancer on each Series of Notes for which it provides Series Enhancement;
If sufficient funds do not exist to pay in full all such amounts then due and payable pursuant to this clause (11) on any Payment Date, the remaining Available Distribution Amount shall be allocated among each such Person in the same proportion as the ratio of (x) the amount then due and owing to each such Person pursuant to the provisions of this clause (11) to (y) the aggregate amount then due and owing pursuant to the provisions of this clause (11);
          (12) if the Manager is not an Exterran Affiliate, then first, to the Person (other than any Exterran Affiliate) to whom any Management Related Expenses are payable, the amount of any Management Related Expenses due and owing to such Person, and second, to the Control Party for any Series, an amount equal to any unreimbursed Management Related Expenses previously paid by such Control Party.
          (13) to each Interest Rate Hedge Provider (on a pro rata basis based on the relative amounts owing), any amounts then due and payable pursuant to the terms of any Interest Rate Swap Agreement (to the extent not paid pursuant to clause (7) above;

          (14) to each of the Persons described in clauses (A) through (E), an amount equal to any indemnification payments and other amounts (including Default Fee) then owing pursuant to the terms of the Related Documents:
     (A) each Noteholder and each Person claiming through any Noteholder (which amounts shall be paid into the Series Account for the applicable Series of Notes held by such Noteholder for distribution to such Noteholder or other Person);
     (B) each Series Enhancer;
     (C) each Interest Rate Hedge Provider;
     (D) the Deal Agent;
     (E) the Indenture Trustee; and
     (F) if the Manager is not an Exterran Affiliate, the Manager.
If sufficient funds do not exist to pay in full all such amounts then due and payable pursuant to this clause (14) on any Payment Date, the remaining Available Distribution Amount shall be allocated among each such Person in the same proportion as the ratio of (x) the amount then due and owing to each such Person pursuant to the provisions of this clause (14) to (y) the aggregate amount then due and owing pursuant to the provisions of this clause (14);
          (15) to the Manager, an amount equal to any Excess Operation Expenses and any Excess S&A Expenses then due and payable;
          (16) to the Manager, an amount equal to any Incentive Management Fee then due and payable;
          (17) if the Manager is an Exterran Affiliate, to the Manager, all indemnification payments and other amounts then due and owing to the Manager pursuant to the terms of the Related Documents; and
          (18) after payment in full in cash of all Secured Obligations, to the Issuer or its designee, any remaining amounts on deposit in the Trust Account on such date.
          (f) On each Payment Date on which no Event of Default is continuing, the funds available to pay the Minimum Principal Payment Amounts or Scheduled Principal Payment Amounts, as the case may be, owing to all Series of Notes then outstanding pursuant to the provisions of Section 302(d) will be allocated among each Series of Notes sequentially based on the Series Issuance Date of such Series of Notes, so that no such Minimum Principal Payment Amounts or Scheduled Principal Payment Amounts will be paid with respect to any Series unless the Minimum Principal Payment Amounts or Scheduled Principal Payment Amounts (as the case may be) shall have been paid in full with respect to each Series of Notes (if any) having an earlier Series Issuance Date than such Series. For purposes of this Section 302(f), each Series of Warehouse Notes will be deemed to have a Series Issuance Date equal to its Commitment Termination Date. If two (2) or more Series of Notes were issued on the same date, then such Minimum Principal Payment Amounts or Scheduled Principal Payment Amounts, as the case may be, will be allocated among each such Series of Notes on a pro rata basis, based on the Minimum Principal Payment Amounts or Scheduled Principal Payment Amounts, as the case may be, then due with respect to such affected Series.
          (g) On each Payment Date on which no Event of Default is continuing, the Issuer shall, in accordance with the priority of payments set forth in Section 302(d) make a payment of the Supplemental Principal Payment Amount then due and owing, if any, first to each Series of Warehouse Notes then Outstanding for which the Commitment Termination Date has not occurred on a pro rata basis, in proportion to the then unpaid principal balance of such Warehouse Notes, until the principal balances of all such Warehouse Notes have been paid in full, second, any portion of the Supplemental Principal Payment Amount remaining after applying clause first shall be paid to each Series of Warehouse Notes then Outstanding for which the Commitment Termination Date has occurred on a pro rata basis, in proportion to the then unpaid principal balance of such Warehouse Notes, until the principal balances of all such Warehouse Notes have been paid in full, and third, any portion of the Supplemental Principal Payment Amount remaining after applying clauses first and second, shall be paid to all Series of Term Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of each such Series of Term Notes, until the principal balances of all Series of Term Notes have been paid in full.
          (h) The Issuer shall have the right, but not the obligation, to make (or to direct the Indenture Trustee to make) principal payments on any Series of Notes from some or all of (i) amounts that are payable or have been paid to the Issuer pursuant to this Section 302, (ii) amounts that the Issuer receives from advances or draws under any Series of Warehouse Notes, (iii) proceeds of the issuance of any Series of Notes, (iv) funds representing capital contributions made to the Issuer and (v) funds previously retained in the Trust Account during the continuation of a Prospective Trigger Event. Without limiting the foregoing, at the direction of the Issuer, amounts and proceeds contemplated by the preceding sentence may be included in distributions in respect of principal payments on the Notes of one or more Series pursuant to Section 302(d).
          Section 303 Investment of Monies Held in the Transaction Accounts. The Indenture Trustee shall invest any cash deposited in the Transaction Accounts in such Eligible Investments as the Manager shall direct (or, if an Event of Default has occurred and is then continuing, the Indenture Trustee shall invest such funds in Eligible Investments as directed by the Requisite Global Majority), in writing or by telephone and subsequently confirm such directions in writing. Each Eligible Investment (including reinvestment of the income and proceeds of Eligible Investments) shall be held to its maturity and shall mature or shall be payable on demand not later than the Business Day immediately preceding the next succeeding Payment Date in the case of all Transaction Accounts. If the Indenture Trustee has not received written instructions from the Manager by 2:30 p.m. (New York time) on the day such funds are received as to the investment of funds then on deposit in any of the aforementioned accounts, the Issuer hereby instructs the Indenture Trustee to invest such funds in Eligible Investments of the type described in clause (4) of the definition of Eligible Investments. Eligible Investments shall be made in the name of the Indenture Trustee for the benefit of the Noteholders, any Interest Rate Hedge Provider and any Series Enhancer. Any earnings on Eligible Investments in the Transaction Accounts shall be retained in each such account and be distributed in accordance with the terms of this Indenture or any related Supplement. The Indenture Trustee shall not be liable or responsible for losses on any investments made by it pursuant to this Section 303.
          Section 304 Control. (a) Each of the Issuer, the Indenture Trustee and Wells Fargo Bank, National Association, in its capacity as a Securities Intermediary, hereby agrees that (i) each of the Transaction Accounts will be a “securities account” as such term is defined in Section 8-501(a) of the UCC, (ii) the Securities Intermediary shall, subject to the terms of this Indenture, treat the Indenture Trustee as entitled to exercise the rights that comprise any Financial Asset credited to such accounts, and the Indenture Trustee shall be the “Entitlement Holder” within the meaning of Section 8-102(a)(7) of the UCC with respect to all such Financial Assets, (iii) all Eligible Investments will be promptly credited to such accounts and shall be treated as a “Financial Asset” within the meaning of Section 8-102(a)(9) of the UCC, and (iv) all securities and other property underlying any Financial Assets credited to such accounts shall be registered in the name of the Indenture Trustee, endorsed to the Indenture Trustee and in no case will any financial asset credited to the Transaction Accounts be registered in the name of the Issuer, payable to the order of the Issuer or specially indorsed to the Issuer except to the extent the foregoing have been specially and duly endorsed to the Securities Intermediary at which such accounts are maintained or in blank.
          (b) Upon the occurrence of an Event of Default hereunder, the Indenture Trustee, acting in accordance with the terms of this Indenture, shall be entitled to provide an Entitlement Order (as defined in Section 8-102(a)(8) of the UCC) to the Securities Intermediary at which such accounts are maintained. Upon receipt of the Entitlement Order in accordance with the provisions of this Indenture, the Securities Intermediary shall comply with such Entitlement Order without further consent by the Issuer or any other Person.
          (c) In the event that a Corporate Trust Officer of the Indenture Trustee obtains actual knowledge that the Indenture Trustee has or subsequently obtains by agreement, operation of law or otherwise a security interest in the Trust Account, any Series Account or any security entitlement credited thereto (other than a security interest for the benefit of the Noteholders), the Indenture Trustee hereby agrees that such security interest shall be subordinate to the security interest created by this Indenture. The financial assets and other items deposited to the accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person except as created pursuant to this Indenture.
          (d) On or prior to the Closing Date, each of the Issuer, the Indenture Trustee and the Securities Intermediary shall enter into the Control Agreement, with respect to each of the Trust Account, the Purchase Account and the Series 2007-1 Series Account substantially in the form of Exhibit B hereto.
          Section 305 Reports. The Indenture Trustee shall promptly upon request furnish to each Noteholder, each Series Enhancer and each Interest Rate Hedge Provider a copy of all reports, financial statements and notices received by the Indenture Trustee pursuant to any Related Document.
          Section 306 Records. The Indenture Trustee shall cause to be kept and maintained adequate records pertaining to the Transaction Accounts and each Series Account and all receipts and disbursements therefrom. The Indenture Trustee shall deliver at least quarterly an accounting thereof in the form of a trust statement to each Control Party, and upon request to the Issuer, the Deal Agent, the Manager and each Interest Rate Hedge Provider.
          Section 307 CUSIP Numbers.
          The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Indenture Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that, any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Indenture Trustee of any change in the “CUSIP” numbers.
          Section 308 No Claim.
          Indemnities payable to the Indenture Trustee, the Manager and any other Person shall be limited recourse to the Issuer and shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in the event such amounts are not paid in accordance with Section 302 of this Indenture.
          Section 309 Compliance with Withholding Requirements.
          Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all United States federal income tax withholding requirements with respect to payments to Noteholders of interest, original issue discount, or other amounts that the Indenture Trustee reasonably believes are applicable under the Code. The consent of Noteholders shall not be required for any such withholding.
          Section 310 Tax Treatment of Notes.
          The Issuer has entered into this Indenture, and the Notes will be issued, with the intention that, for federal, state and local income, single business and franchise tax purposes, the Notes will qualify as indebtedness. The Issuer and the Indenture Trustee, by entering into this Indenture, and each Noteholder, by its acceptance of its Note (and any Person that is a beneficial owner of any interest in a Note, by virtue of such Person’s acquisition of a beneficial interest therein), agree to treat the Notes for federal, state and local income, single business and franchise tax purposes as indebtedness.
          Section 311 Rights of Noteholders. The Noteholders of each Series shall have the right to receive, at the times and in the amounts specified in the related Supplement, (i) funds on deposit in any Series Account for such Series and (ii) payments made by any Series Enhancer to the Indenture Trustee pursuant to any Enhancement Agreement providing Series Enhancement for such Series. Each Noteholder, by acceptance of its Notes, (a) acknowledges and agrees that (except as expressly provided herein and in a Supplement entered into in accordance with Section 1006(b) hereof) the Noteholders of a Series shall not have any interest in any Series Account for the benefit of any other Series and (b) ratifies and confirms the terms of this Indenture and the Related Documents executed in connection with such Series.
          Section 312 Collections and Allocations. With respect to each Collection Period, the Available Distribution Amount on deposit in the Trust Account (and the other Transaction Accounts when provided in this Indenture) will be allocated to each Series then Outstanding in accordance with Article III of this Indenture and the Supplements.
          Section 313 Purchase Account.
          (a) On or prior to the Closing Date, the Indenture Trustee shall establish and maintain in the name of the Indenture Trustee an Eligible Account with the Corporate Trust Office of the Indenture Trustee which shall be designated the purchase account (the “Purchase Account”) and which shall be held by the Indenture Trustee pursuant to this Indenture. Any and all moneys remitted by the Issuer, or the Manager on the Issuer’s behalf, to the Purchase Account, together with any Eligible Investments in which such moneys are or will be invested or reinvested, shall be held in the Purchase Account. Any and all moneys in the Purchase Account shall be invested in Eligible Investments in accordance with this Indenture and shall be distributed in accordance with this Section 313.
          (b) The Issuer shall (or shall cause the Manager to) deposit into the Purchase Account all Compressor Reinvestment Sales Proceeds. The Issuer may, so long as no Control Party has sent written direction to the contrary to each of the Issuer, the Manager, the Indenture Trustee and each other Control Party, use, or cause the use of, all or any portion of the Compressor Reinvestment Sales Proceeds then on deposit in the Purchase Account to pay to the Contributors the purchase price for one or more Compressors that satisfy the Additional Compressor Criteria and the Purchase Criteria pursuant to a transaction complying with the terms of the Contribution Agreement and this Indenture, by delivering a written notice and certificate to the Indenture Trustee (1) specifying (x) the amount of Compressor Reinvestment Sales Proceeds to be released from the Purchase Account and paid over to the Contributor and identifying the Contributor to be paid, (y) the applicable Purchase Date on which such amount shall be released and paid and (z) a description of the Additional Compressors to be purchased and (2) representing and warranting to the Indenture Trustee, each Noteholder, each Control Party, and each Interest Rate Hedge Provider that, as at the Purchase Date for such Additional Compressors, such Additional Compressors satisfy all of the Additional Compressor Criteria and the Purchase Criteria.
          (c) If the Issuer does not utilize all of the Compressor Reinvestment Sales Proceeds to purchase Additional Compressors within thirty (30) days after the date on which such Compressor Reinvestment Sales Proceeds were initially deposited into the Purchase Account, then the Indenture Trustee, at the direction of the Manager or any Control Party, shall transfer from the Purchase Account to the Trust Account any unused portion of such Compressor Reinvestment Sales Proceeds. In determining whether or not all of the Compressor Reinvestment Sales Proceeds arising from a specific Owner Compressor were re-invested in Additional Compressors within a thirty (30) day period, the Issuer shall utilize a first-in, first out method of tracking Compressor Reinvestment Sales Proceeds.
          (d) Upon the occurrence of either a Trigger Event or a Prospective Trigger Event, the Indenture Trustee, at the direction of the Manager or any Control Party, as the case may be, shall promptly liquidate all Eligible Investments credited to the Purchase Account and transfer all funds from the Purchase Account to the Trust Account.
ARTICLE IV
COLLATERAL
          Section 401 Collateral.
          (a) The Notes and the obligations of the Issuer and the Exterran ABS Lessor hereunder shall be obligations of the Issuer and the Exterran ABS Lessor as provided in Section 203 hereof. The Noteholders, each

Series Enhancer and each Interest Rate Hedge Provider shall also have the benefit of, and the Notes shall be secured by and be payable solely from, the Collateral.
          (b) Notwithstanding anything contained in this Indenture to the contrary, each of the Issuer and the Exterran ABS Lessor expressly agrees that it shall remain liable under each agreement and contract included in the Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by the Issuer thereunder and that the Issuer shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such contract and agreement.
          (c) The Indenture Trustee hereby acknowledges the appointment by the Issuer and the Exterran ABS Lessor of the Manager to service and administer the Collateral in accordance with the provisions of the Management Agreement and, so long as such Management Agreement shall not have been terminated in accordance with its terms, the Indenture Trustee hereby agrees to provide the Manager with such documentation, and to take all such actions with respect to the Collateral, as the Manager may reasonably request in writing in accordance with the express provisions of the Management Agreement. Until such time as the Management Agreement has been terminated in accordance with its terms, the Manager, on behalf of the Issuer and the Exterran ABS Lessor, shall collect all payments on the User Contracts in accordance with the provisions of the Management Agreement and the Intercreditor Agreement.
          (d) The Indenture Trustee or the Requisite Global Majority (or any other Person (including the Back-up Manager or the Manager) designated by the Indenture Trustee or the Requisite Global Majority) may, upon the occurrence of (i) any Event of Default (after notifying the Issuer of its intention to do so) or (ii) an Exterran Group Event, (1) set up and maintain the ABS Lockbox Account (unless such ABS Lockbox Account has been previously created by the Back-up Manager in connection with a Manager Termination Notice) and (2) notify Users and any other Account Debtors of the Issuer, including, without limitation, any Person obligated to make payments pursuant to any User Contract, parties to the Contracts of the Issuer and obligors in respect of Instruments of the Issuer, that (x) the User Contracts and Accounts, and the right, title and interest of the Issuer in and under such User Contracts, Accounts, Contracts and Instruments, have been assigned to the Indenture Trustee for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, and (y) payments in respect of such User Contracts, Accounts, Contracts and Instruments shall be made directly to the ABS Lockbox Account, and the Indenture Trustee and/or the Requisite Global Majority (and/or any such designee) may communicate with such Users and other Account Debtors, parties to such Contracts and obligors in respect of such Instruments to verify with such parties, to the Indenture Trustee’s and Requisite Global Majority’s satisfaction, the existence, amount and terms of such User Contracts, Accounts, Contracts and Instruments. The Indenture Trustee hereby agrees that it will cause amounts on deposit from time to time in the ABS Lockbox Account, if any, to be deposited into the Trust Account.
          (e) Notwithstanding anything contained in this Indenture to the contrary, the Indenture Trustee or any Entitled Party may reject or refuse to accept any Collateral for credit toward payment of the Notes that is an account, instrument, chattel paper, lease, or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person.
          Section 402 Pro Rata Interest.
          (a) All Series of Notes Outstanding shall be equally and ratably entitled to the benefits of this Indenture without preference, priority or distinction, all in accordance with the terms and provisions of this Indenture and the related Supplement.
          (b) With respect to each Series of Notes, the execution and delivery of the related Supplement shall be upon the express condition that, if the conditions specified in Section 701 of this Indenture are met with respect to such Series of Notes, the security interest and all other estate and rights granted by this Indenture with respect to such Series of Notes shall cease and become null and void and all of the property, rights, and interest granted as security for the Notes of such Series shall revert to and revest in the Issuer without any other act or formality whatsoever.
          Section 403 Indenture Trustee’s Appointment as Attorney-in-Fact; Certain Rights of Control Party.

          (a) Each of the Issuer and the Exterran ABS Lessor hereby irrevocably constitutes and appoints the Indenture Trustee, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Issuer or the Exterran ABS Lessor, as the case may be, and in the name of the Issuer or the Exterran ABS Lessor, as the case may be, or in its own name, from time to time at the Indenture Trustee’s discretion (as directed by the Requisite Global Majority and/or any Control Party in accordance with this Indenture), for the purpose of carrying out the terms and purposes of this Indenture, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Indenture and, without limiting the generality of the foregoing, the Issuer hereby gives the Indenture Trustee the power and right, on behalf of the Issuer, without notice to or assent by the Issuer, to do any or all of the following as the Indenture Trustee may elect:
          (i) to ask, demand, collect, recover, compound, sue for, receive and give acquittances and receipts for any and all monies due or to become due under the Collateral and, in the name of the Issuer or the Exterran ABS Lessor, as the case may be, in its own name or otherwise, to take possession of, endorse, receive and collect any checks, drafts, note, acceptances or other Instruments for the payment of monies due under the Collateral and to file any claim or to take or commence any other action or Proceeding in any court of law or equity or otherwise deemed appropriate by the Indenture Trustee for the purpose of collecting any and all such monies due under or with respect to the Collateral whenever payable;
          (ii) to pay or discharge any Liens, including, without limitation, any tax lien, levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Indenture and to pay all or any part of the premiums therefor and the costs thereof; and
          (iii) to (1) direct any Person liable for any payment under or in respect of any of the Collateral (including, without limitation, any User Contracts) to make payment of any and all monies due or to become due thereunder directly to the Indenture Trustee or as the Indenture Trustee shall direct, (2) receive payment of any and all monies, claims and other amounts due or to become due at any time arising out of or in respect of the Collateral, (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against the Issuer or the Exterran ABS Lessor, assignments, verifications and notices in connection with Accounts and other Instruments and Documents constituting or relating to the Collateral, (4) commence and prosecute any suits, actions or Proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of the Collateral, (5) defend any suit, action or proceeding brought against the Issuer or the Exterran ABS Lessor with respect to the Collateral, (6) settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as the Indenture Trustee may deem appropriate, (7) obtain or adjust insurance required to be maintained by the Issuer or the Exterran ABS Lessor pursuant to any Related Document upon the failure by the Issuer to maintain such insurance, (8) prepare and file any UCC financing statements in the name of the Issuer or the Exterran ABS Lessor as debtor, (9) prepare, sign and file for recordation, to the extent that there is any Intellectual Property, in any intellectual property registry appropriate evidence of the security interest and Lien granted herein in the Intellectual Property in the name of the Issuer or the Exterran ABS Lessor as assignor, (10) pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, (11) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Indenture Trustee were the absolute owner thereof for all purposes, and (12) do, at the Indenture Trustee’s option and Issuer’s expense, at any time, or from time to time, all acts and things which the Indenture Trustee may reasonably deem necessary to protect, preserve or realize upon the Collateral and the Indenture Trustee’s Lien therein in order to effect the intent of this Indenture, all as fully and effectively as the Issuer or the Exterran ABS Lessor, as the case may be, might do.
          The Indenture Trustee has no obligation or duty to determine whether to perfect, file, record or maintain any perfected, filed or recorded document or instrument (all of which the Issuer shall prepare, deliver and instruct the Indenture Trustee to execute at the Issuer’s expense) in connection with the grant of security interest in the Collateral hereunder.

          (b) The Indenture Trustee shall not exercise the power of attorney or any rights granted to the Indenture Trustee pursuant to this Section 403 other than those contained in clauses (8), (9) and (12) of Section 403(a)(iii) unless an Event of Default shall have occurred and be continuing or such exercise is otherwise permitted hereunder. The Issuer hereby ratifies, to the extent permitted by law, all actions that said attorney shall lawfully do, or cause to be done, by virtue hereof. The power of attorney granted pursuant to this Section 403 is a power coupled with an interest and shall be irrevocable until all Series of Notes and other obligations secured hereby are paid and performed in full.
          (c) The powers conferred on the Indenture Trustee hereunder are solely to protect the Indenture Trustee’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers except as set forth herein. The Indenture Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees, agents or representatives shall be responsible to the Issuer or the Exterran ABS Lessor for any act or failure to act, except for its own negligence or willful misconduct.
          (d) Each of the Issuer and the Exterran ABS Lessor authorizes the Indenture Trustee (i) at any time and from time to time after a Manager Default, at the written direction of the Requisite Global Majority, to terminate the Management Agreement then in effect and/or exercise any other remedies under Section 12.2 of the Management Agreement, (ii) at any time and from time to time upon the occurrence of an Event of Default and at the direction of the Requisite Global Majority, to (x) communicate in its own name with any party to any User Contract with regard to the assignment hereunder of the right, title and interest of the Issuer or the Exterran ABS Lessor, as the case may be, in, to and under the User Contracts and other matters relating thereto and (y) execute, in connection with the sale of Collateral provided for in Article VIII hereof, any endorsements, assignments or other instruments of conveyance or transfer or sale with respect to the Collateral, (iii) at any time and from time to time, at the written direction of the Requisite Global Majority, to take any and all actions and exercise any and all rights and remedies (including, without limitation, all rights to give or withhold consents and/or approvals) of the Indenture Trustee under the Intercreditor Agreement as the Requisite Global Majority shall direct, and (iv) at any time and from time to time, at the direction of the Requisite Global Majority, to take any and all actions and exercise any and all rights and remedies (including, without limitation, all rights to give or withhold consents and/or approvals) stated to be exercisable by the Indenture Trustee under the Management Agreement, Back-up Management Agreement, Contribution Agreement or any other Related Document. The Indenture Trustee hereby agrees, for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, that it shall act as directed in accordance with this Section 403(d).
          (e) If either the Issuer or the Exterran ABS Lessor fails to perform or comply with any of its agreements contained herein, the Indenture Trustee, with the consent of, or at the direction of, the Requisite Global Majority, shall perform or comply, or otherwise cause performance or compliance, with such agreement. The reasonable expenses, including attorneys’ fees and expenses, of the Indenture Trustee incurred in connection with such performance or compliance, together with interest thereon at the Overdue Rate specified in the related Supplement, shall be payable by the Issuer and the Exterran ABS Lessor to the Indenture Trustee on demand and shall constitute additional Outstanding Obligations secured hereby.
          (f) Each of the Issuer, the Exterran ABS Lessor, the Indenture Trustee, each Series Enhancer and, by its acceptance of its respective Note, each Noteholder, hereby agrees that, if the Indenture Trustee shall fail to act as directed by the Requisite Global Majority at any time at which it is so required to act hereunder or under any other Related Document, then, in each case, the Requisite Global Majority shall be entitled to take such action directly in its own capacity or on behalf of the Indenture Trustee. If the Indenture Trustee fails to act as directed by the Requisite Global Majority when so required to act under any Related Document, then the Indenture Trustee shall, upon the request of the Requisite Global Majority, irrevocably appoint the Person designated by the Requisite Global Majority, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Indenture Trustee and in the name of the Indenture Trustee or in its own name, to take any and all actions that the Indenture Trustee is authorized to take under any Related Document, to the extent the Indenture Trustee has failed to take such action when and as required under such Related Document.
          Section 404 Release of Security Interest. Upon the Indenture Trustee’s receipt of an

Officer’s Certificate in the form attached hereto as Exhibit C (a copy of which Officer’s Certificate shall be delivered to the Deal Agent, each Series Enhancer and each Interest Rate Hedge Provider at least three (3) Business Days prior to the effective date of such release) certifying that such release complies with all of the provisions hereof and of the Related Documents (including Sections 608, 614, 644, 645, 646, 647, 648, 649, and 816 hereof, Section 5.13 of the Management Agreement and Section 3.04 of the Contribution Agreement) the Owner Compressors identified for release in such certificate, together with the Compressor Related Assets relating to such Owner Compressors (but only to the extent that such Compressor Related Assets are not related to any Owner Compressors other than those identified in such certificate), will be released from the security interest and Lien of this Indenture and all Related Documents.
          Section 405 Administration of Collateral. (a) The Indenture Trustee shall, as promptly as practicable, notify the Noteholders, each Interest Rate Hedge Provider, each Series Enhancer, the Back-up Manager and the Deal Agent of any Manager Default of which a Corporate Trust Officer has received written notice. If a Manager Default shall have occurred and then be continuing, the Indenture Trustee, in accordance with the written direction of the Requisite Global Majority, shall deliver to the Manager (with a copy to the Deal Agent, the Back-up Manager, each Rating Agency, each Series Enhancer and each Interest Rate Hedge Provider) a Manager Termination Notice terminating the Manager of its responsibilities in accordance with the terms of the Management Agreement. Upon receipt of such Manager Termination Notice, the Back-up Manager shall, subject to the limitations set forth in the Back-up Management Agreement, assume the duties of the Manager under the Management Agreement. If the Back-up Manager is prohibited by Applicable Law from serving as the Manager (and delivers such documents and opinions evidencing such inability as set forth in the Back-up Management Agreement) and if the Back-up Manager is unable to locate and qualify a replacement Manager within sixty (60) days after the date of delivery of the Manager Termination Notice, then the Requisite Global Majority may appoint, or petition a court of competent jurisdiction to appoint as a Replacement Manager, a Person reasonably acceptable to the Requisite Global Majority, having a net worth of not less than $15,000,000 and whose regular business includes the servicing of natural gas compressors. In connection with the appointment of a Replacement Manager, the Indenture Trustee or Deal Agent may, with the written consent of the Requisite Global Majority, make such arrangements for the compensation of such Replacement Manager out of the Trust Account as the Indenture Trustee acting at the direction of the Requisite Global Majority and such Replacement Manager shall agree. The Indenture Trustee shall take such action, consistent with the Management Agreement and the other Related Documents, as shall be necessary to effectuate the appointment and installation of the Back-up Manager or another Replacement Manager.
          (b) Upon a Corporate Trust Officer’s obtaining the receipt of written notice by the Indenture Trustee that a Warranty Purchase Amount has not been paid when due pursuant to the terms of the Related Documents, the Indenture Trustee shall notify each Control Party and each Series Enhancer of such event and shall, in the name of the Issuer, in the Indenture Trustee’s own name or otherwise (as directed by the Requisite Global Majority) enforce any applicable repurchase obligations of the Contributors or any other Person at the direction of the Requisite Global Majority.
          (c) The Indenture Trustee shall as promptly as practicable (and in any event within three (3) Business Days after the Indenture Trustee’s receipt hereof) notify and deliver to each Control Party and each Series Enhancer, a copy of each notice or other written communication received by the Indenture Trustee under the Intercreditor Agreement.
ARTICLE V A
REPRESENTATIONS AND WARRANTIES OF ISSUER
          To induce (i) the Noteholders to purchase the Notes hereunder, (ii) each Series Enhancer to execute and deliver each Enhancement Agreement, (iii) each Letter of Credit Bank to issue a Letter of Credit, (iv) the Exterran ABS Lessor to enter into each Lease and (v) each Interest Rate Hedge Provider to enter into Interest Rate Swap Agreements, the Issuer hereby represents and warrants (as of the Closing Date, as of each date on which an “advance” under any Supplement is made and as of each date on which any Notes are issued subsequent to the Closing Date pursuant to any Supplement) to the Indenture Trustee for the benefit of the Noteholders, each Series Enhancer, each Letter of Credit Bank and each Interest Rate Hedge Provider that:

          Section 501 Existence. The Issuer is a Delaware limited liability company duly formed and validly existing and in good standing and is duly qualified to do business in each jurisdiction where the nature of its business requires it to qualify, except where the failure to do so would not have a material adverse effect upon the Issuer, the Collateral or the ability of the Issuer to perform its obligations under the Related Documents to which it is a party. Since the date of formation of the Issuer, the Issuer has not conducted business under any other name and does not have any trade names, or “doing business under” or “doing business as” names. The Issuer has not reorganized in any jurisdiction (whether the United States, any state therein, the District of Columbia, Puerto Rico, Guam or any possession or territory of the United States, or any foreign country or state) other than the State of Delaware.
          Section 502 Authorization. The Issuer has the limited liability company power and is duly authorized to execute and deliver this Indenture and the other Related Documents to which it is a party; Issuer is and will continue to be duly authorized to borrow monies hereunder; and Issuer is and will continue to be duly authorized to perform its obligations under this Indenture and under the other Related Documents. The execution, delivery and performance by the Issuer of this Indenture and the other Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, partner or any other Person which has not already been obtained.
          Section 503 Due Qualification. The Issuer is qualified as a foreign limited liability company in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect the ability of the Issuer to perform its obligations under or comply with the terms of this Indenture or any other Related Document to which it is a party.
          Section 504 No Conflict; Legal Compliance. The execution, delivery and performance of this Indenture and each of the other Related Documents and the execution, delivery and payment of the Notes will not: (a) contravene any provision of the limited liability company agreement of the Issuer; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could result in a Material Adverse Change; or (c) violate or result in the breach of, or constitute (with or without notice or lapse of time or both) a default under this Indenture, the Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Issuer is a party or by which the Issuer, or its property and assets, may be bound or affected that could result in a Material Adverse Change or result in a Lien on the Collateral other than Permitted Encumbrances. The Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party that could result in a Material Adverse Change.
          Section 505 Validity and Binding Effect. This Indenture is, and each Related Document to which the Issuer is a party, when duly executed and delivered, will be, legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
          Section 506 Financial Statements. Since December 31, 2006, there has been no Material Adverse Change in the financial condition of any Exterran Affiliate (determined on a consolidated basis for all Exterran Affiliates), other than as disclosed in the Form 10Q filed by Universal Compression Holdings, Inc. or Hanover Compressor Company for the fiscal quarter ended June 30, 2007.
          Section 507 Executive Offices. The current location of the Issuer’s chief executive office and principal place of business is 16666 Northchase Drive, Houston, Texas 77060.
          Section 508 No Agreements or Contracts. The Issuer is not now and has not been a party to any contract or agreement (whether written or oral) other than the Related Documents.
          Section 509 Consents and Approvals. No approval, authorization, order, action or consent of or notice to any trustee or holder of any Indebtedness or obligation of the Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which the Issuer is a party or by which the Issuer or any of its property or assets is bound, is required to be obtained or given by the Issuer in order to make or consummate the transactions contemplated under the Related Documents, including, inter alia, any issuance or sale of the Notes pursuant to the provisions of this Indenture, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date (and except for notices to or consents of certain Users in connection with the assignment of certain User Contracts, to the extent such notice or consent requirements are permitted under clause (2) of the definition of the term “Eligible Contract”). All consents, orders and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect, or due provision has been made therefor reasonably acceptable to the Indenture Trustee.
          Section 510 Margin Regulations. The Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Notes issued under this Indenture will be used only for the purposes contemplated hereunder. None of the proceeds of the Notes will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Indenture to be considered a “purpose credit” within the meaning of Regulations T, U and X. The Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Indenture or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.
          Section 511 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by the Issuer have been filed with the appropriate Governmental Authorities, and all Taxes and other impositions shown thereon to be due and payable by the Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or the Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 629 of this Indenture. The Issuer has paid when due and payable all material charges upon the books of the Issuer and no Governmental Authority has asserted any Lien against the Issuer with respect to unpaid Taxes. Proper and accurate amounts have been withheld by the Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.
          Section 512 Other Regulations. The Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. The issuance of the Notes hereunder and the application of the proceeds and repayment thereof by the Issuer, the granting of the security interest and Liens hereunder and the performance of the transactions contemplated by this Indenture and the other Related Documents will not violate any provision of the Investment Company Act of 1940, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.
          Section 513 Solvency and Separateness.
          (i) The capital of the Issuer is adequate for the business and undertakings of the Issuer;
          (ii) Other than with respect to the transactions contemplated by the Related Documents and transactions between the Exterran ABS Lessor and the Issuer permitted pursuant to the terms of the Related Documents, the Issuer is not engaged in any business transactions with any Exterran Affiliate;
          (iii) Two of the directors of the non-economic member of the Issuer are Independent Directors;

          (iv) The Issuer’s funds and assets are not, and will not be, commingled with those of any Exterran Affiliate, except as permitted by the Management Agreement and the Intercreditor Agreement;
          (v) The organizational documents of the Issuer require the Issuer to maintain correct and complete books and records of account;
          (vi) The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay as they mature. The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets;
          (vii) The Issuer is holding all of its assets in its own name and is conducting its business in its own name;
          (viii) The Issuer is maintaining its books, records and cash management accounts separate from those of any other Person;
          (ix) The Issuer is maintaining its bank accounts separate from those of any other Person;
          (x) The Issuer is maintaining separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;
          (xi) The Issuer is paying its own liabilities and expenses only out of its own funds (including, inter alia, the payment of the salaries of its employees);
          (xii) The Issuer has entered and will enter into a transaction with an Affiliate only if such transaction is commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate of the Issuer;
          (xiii) The Issuer is allocating fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;
          (xiv) The Issuer is holding itself out as a separate entity;
          (xv) The Issuer is maintaining adequate capital in light of its contemplated business operations;
          (xvi) The Issuer is maintaining a sufficient number of employees in light of its contemplated business operations;
          (xvii) Except for the membership interests of the Exterran ABS Lessor, the Issuer has not acquired and will not acquire the obligations or securities of its Affiliates, including partners, members or shareholders, as appropriate;
          (xviii) The Issuer has not made and will not make loans to any Person or buy or hold evidence of indebtedness issued by any other Person (other than Contracts intended for security, cash and investment-grade securities);

          (xix) The Issuer is using separate stationery, invoices, and checks bearing its own name;
          (xx) The Issuer has not pledged its assets for the benefit of any other Person, other than with respect to the Permitted Encumbrances;
          (xxi) The Issuer has corrected and will correct any misunderstanding regarding its separate identity;
          (xxii) The Issuer is not holding out its credit as being available to satisfy the obligations of any other Person;
          (xxiii) The Issuer is not identifying itself as a division of any other Person or entity; and
          (xxiv) The Issuer is observing all limited liability company and other appropriate organizational formalities including, inter alia, remaining in good standing and qualifying to do business in each jurisdiction and obtaining all necessary licenses and approvals as required under Applicable Law.
          Section 514 Insolvency; Fraudulent Conveyance. The Issuer is paying its debts as they become due and is not “insolvent” within the meaning of any applicable Insolvency Law in that:
          (i) both immediately before and after giving effect to the pledge of the Collateral set forth herein, the present value of the Issuer’s assets will be in excess of the amount that will be required to pay the Issuer’s probable liabilities as they then exist and as they become absolute and matured; and
          (ii) both immediately before and after giving effect to the pledge of the Collateral set forth herein, the sum of the Issuer’s assets will be greater than the sum of the Issuer’s debts, valuing the Issuer’s assets at a fair market value.
Each acquisition by the Issuer of Compressors has been made for “reasonably equivalent value” (as such term is defined in Section 548 of the Bankruptcy Code) and not on account of “antecedent debt” (as such term is defined in the Bankruptcy Code).
          Section 515 No Default. No Event of Default, Manager Default, Exterran Group Event or Trigger Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Manager Default, Exterran Group Event or Trigger Event.
          Section 516 No Proceedings or Injunctions. There are (i) no litigations, Proceedings or investigations pending, or, to the knowledge of the Issuer, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority, (A) asserting the invalidity of this Indenture or any other Related Document to which the Issuer is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Indenture or any other Related Document to which the Issuer is a party, or (C) seeking any determination or ruling that could reasonably be expected to result in a Material Adverse Change and (ii) no injunctions, writs, restraining orders or other orders in effect against the Issuer that could reasonably be expected to result in a Material Adverse Change.
          Section 517 Compliance with Law. The Issuer:
          (i) is not in violation of (1) any Applicable Law, or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Issuer to perform its obligations under and comply with the terms of this Indenture or any other Related Document to which it is a party;

          (ii) has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property (including the Owner Compressors) or the conduct of its business (including entering into contracts for use of Owner Compressors) including, without limitation, with respect to transactions contemplated by this Indenture and the other Related Documents to which it is a party; and
          (iii) is not in violation in any respect of any term of any agreement, certificate of formation, organizational documents or other instrument to which it is a party or by which it may be bound, which violation could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Issuer, or materially and adversely affect the Issuer’s rights or remedies under any User Contract or the interest of the Indenture Trustee, the Noteholders or any Series Enhancer in any Collateral.
          Section 518 Title; Liens. The Issuer has good, legal and marketable title to each of its respective assets including the User Contracts, and none of such assets is subject to any Lien, except for the Lien under or permitted by this Indenture.
          Section 519 Ownership; Subsidiaries. All of the issued and outstanding membership interests of the Issuer are held by one or more Exterran Affiliate(s). The Issuer has no subsidiaries other than the Exterran ABS Lessor.
          Section 520 No Partnership. The Issuer is not a partner or joint venturer in any partnership or joint venture.
          Section 521 UCC Information. The information set forth in Schedule 1 hereto is true, complete and correct in all material respects.
          Section 522 Security Interest Representations. (a) This Indenture creates a valid and continuing security interest (as defined in the UCC) and Lien in the Issuer Collateral in favor of the Indenture Trustee for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, which security interest, upon the execution and delivery of the Control Agreement and the completion of the filings referred to in Section 522(d) being duly made, is a perfected first priority security interest prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Issuer.
          (b) The Compressors constitute “equipment” or “inventory” within the meaning of the UCC. The User Contracts constitute “tangible chattel paper” or “accounts” within the meaning of the UCC and the rights thereunder constitute “general intangibles” within the meaning of the UCC. Each of the Transaction Accounts constitutes a “securities account” within the meaning of the UCC.
          (c) The Issuer owns and has good and marketable title to the Issuer Collateral, free and clear of any Lien, claim or encumbrance of any Person, except for the Liens created or permitted pursuant hereto or the Related Documents.
          (d) The Issuer has caused all appropriate financing statements or documents of similar import to be duly filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Issuer Collateral granted to the Indenture Trustee in this Indenture and such security interest constitutes a perfected first priority security interest in favor of the Indenture Trustee. All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of, or security interest in or a Lien on, any collateral described in this financing statement, other than a security interest in favor of the Indenture Trustee, will violate the rights of the Indenture Trustee.”
          (e) Other than the security interest granted to the Indenture Trustee pursuant to this Indenture or granted in any of the Related Documents, the Issuer has not pledged, assigned, sold, granted a security interest in or a Lien (except for Permitted Encumbrances) on or otherwise conveyed any of the Collateral, except as permitted pursuant hereto or in the Related Documents. The User Contracts that constitute or evidence the Collateral do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than a financial institution in accordance with the provisions of Section 5.11 of the Management Agreement. The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering any Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Indenture or (ii) that has been terminated. The Issuer is not aware of any judgment or tax lien filings against the Issuer.
          (f) The Issuer has received all necessary consents and approvals required by the terms of the Collateral to pledge to the Indenture Trustee its interest and rights in such Collateral hereunder.
          (g) The Issuer has taken all steps necessary to cause the Securities Intermediary (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a security entitlement in each of the Transaction Accounts.
          (h) The Transaction Accounts are not in the name of any Person other than the Indenture Trustee or the Securities Intermediary. Neither the Issuer nor the Indenture Trustee has consented to compliance of the Securities Intermediary with entitlement orders of any Person other than the Indenture Trustee.
     The representations and warranties set forth in this Section 522 shall survive until this Indenture is terminated in accordance with its terms.
          Section 523 Ordinary Course. The transactions contemplated by this Indenture and the other Related Documents are being consummated by the Issuer in furtherance of the Issuer’s ordinary business purposes and constitute a practical and reasonable course of action by the Issuer designed to improve the financial position of the Issuer, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.
          Section 524 Stamping and Storage of User Contracts. The Issuer has caused the Manager, acting on behalf of the Issuer, to store and mark the User Contracts and the related Contract Files in accordance with the provisions of Section 5.11 of the Management Agreement.
          Section 525 Identification Marks. The Issuer has used, or has caused the Manager to use, its best efforts consistent with the Management Agreement to keep and maintain, or to cause to be kept and maintained on each Owner Compressor, an identification sticker that complies with the provisions of Section 19.12 of the Management Agreement.
So long as any of the Notes shall be Outstanding and until payment and performance in full of the Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.
          Section 526 Intellectual Property. The Issuer has no Intellectual Property.
          Section 527 Taxpayer Identification Number. The Issuer’s U.S. taxpayer identification number is 26-0691927. Pursuant to Treasury Regulation Section 301.7701-3(b)(l)(ii), the Issuer is disregarded as an entity separate from its single owner.
          Section 528 Disclosure. The Issuer has disclosed to the Deal Agent and each Control Party all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Issuer to the Deal Agent, the Indenture Trustee, any Control Party or any Noteholder in connection with the transactions contemplated hereby and the negotiation of this Indenture or delivered hereunder or under any other Related Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
ARTICLE V B
REPRESENTATION AND WARRANTIES OF EXTERRAN ABS LESSOR
          To induce (i) the Noteholders to purchase the Notes hereunder, (ii) each Series Enhancer to execute and deliver each Enhancement Agreement, (iii) each Interest Rate Hedge Provider to enter into Interest Rate Swap Agreements and (iv) the Issuer to enter into each Lease, the Exterran ABS Lessor hereby represents and warrants (as of the Closing Date, as of each date on which an “advance” under any Supplement is made and as of each date on which any Notes are issued subsequent to the Closing Date pursuant to any Supplement) to the Indenture Trustee for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider that:
          Section 529 Existence. The Exterran ABS Lessor is a Delaware limited liability company duly formed and validly existing and in good standing and is duly qualified to do business in each jurisdiction where the nature of its business requires it to qualify, except where the failure to do so would not have a material adverse effect upon the Exterran ABS Lessor, the Collateral or the ability of the Exterran ABS Lessor to perform its obligations under the Related Documents to which it is a party. Since the date of formation of the Exterran ABS Lessor, the Exterran ABS Lessor has not conducted business under any other name and does not have any trade names, or “doing business under” or “doing business as” names. The Exterran ABS Lessor has not reorganized in any jurisdiction (whether the United States, any state therein, the District of Columbia, Puerto Rico, Guam or any possession or territory of the United States, or any foreign country or state) other than the State of Delaware.
          Section 530 Authorization. The Exterran ABS Lessor has the limited liability company power and is duly authorized to execute and deliver this Indenture and the other Related Documents to which it is a party; the Exterran ABS Lessor is and will continue to be duly authorized to perform its obligations under this Indenture and under the other Related Documents. The execution, delivery and performance by the Exterran ABS Lessor of this Indenture and the other Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, partner or any other Person which has not already been obtained.
          Section 531 Due Qualification. The Exterran ABS Lessor is qualified as a foreign limited liability company in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect the ability of the Exterran ABS Lessor to perform its obligations under or comply with the terms of this Indenture or any other Related Document to which it is a party.
          Section 532 No Conflict; Legal Compliance. The execution, delivery and performance of this Indenture and each of the other Related Documents to which it is a party will not: (a) contravene any provision of the limited liability company agreement of the Exterran ABS Lessor; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could result in a Material Adverse Change; or (c) violate or result in the breach of, or constitute (with or without notice or lapse of time or both) a default under this Indenture, the Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Exterran ABS Lessor is a party or by which the Exterran ABS Lessor, or its property and assets, may be bound or affected that could result in a Material Adverse Change or result in a Lien on the Collateral other than Permitted Encumbrances. The Exterran ABS Lessor is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party that could result in a Material Adverse Change.
          Section 533 Validity and Binding Effect. This Indenture is, and each Related Document to which the Exterran ABS Lessor is a party, when duly executed and delivered, will be, legal, valid and binding obligations of the Exterran ABS Lessor, enforceable against the Exterran ABS Lessor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.
          Section 534 Executive Offices. The current location of the Exterran ABS Lessor’s chief executive office and principal place of business is 16666 Northchase Drive, Houston, Texas 77060.
          Section 535 No Agreements or Contracts. The Exterran ABS Lessor is not now and has not been a party to any contract or agreement (whether written or oral) other than the Related Documents.
          Section 536 Consents and Approvals. No approval, authorization, order, action or consent of or notice to any trustee or holder of any Indebtedness or obligation of the Exterran ABS Lessor or of any other Person under any agreement, contract, lease or license or similar document or instrument to which the Exterran ABS Lessor is a party or by which the Exterran ABS Lessor or any of its property or assets is bound, is required to be obtained or given by the Exterran ABS Lessor in order to make or consummate the transactions contemplated under the Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date. All consents, orders and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by the Exterran ABS Lessor in order to make or consummate the transactions contemplated under the Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect, or due provision has been made therefor reasonably acceptable to the Indenture Trustee.
          Section 537 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by the Exterran ABS Lessor have been filed with the appropriate Governmental Authorities, and all Taxes and other impositions shown thereon to be due and payable by the Exterran ABS Lessor have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or the Exterran ABS Lessor is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 629 of this Indenture. The Exterran ABS Lessor has paid when due and payable all material charges upon the books of the Exterran ABS Lessor and no Governmental Authority has asserted any Lien against the Exterran ABS Lessor with respect to unpaid Taxes. Proper and accurate amounts have been withheld by the Exterran ABS Lessor from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.
          Section 538 Solvency and Separateness.
          (a) The capital of the Exterran ABS Lessor is adequate for the business and undertakings of the Exterran ABS Lessor;
          (b) Other than with respect to the transactions contemplated by the Related Documents and transactions between the Exterran ABS Lessor and the Issuer, the Exterran ABS Lessor is not engaged in any business transactions with any Exterran Affiliate;
          (c) Two of the directors of the non-economic member of the Exterran ABS Lessor are Independent Directors;
          (d) The Exterran ABS Lessor’s funds and assets are not, and will not be, commingled with those of any Exterran Affiliate, except as permitted by the Management Agreement, this Indenture, and the Intercreditor Agreement;
          (e) The organizational documents of the Exterran ABS Lessor require the Exterran ABS Lessor to maintain correct and complete books and records of account;

          (f) The Exterran ABS Lessor is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Related Documents and after giving effect to such transactions, the Exterran ABS Lessor will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Exterran ABS Lessor have intended to incur, or believe that it has incurred, debts beyond its ability to pay as they mature. The Exterran ABS Lessor does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Exterran ABS Lessor or any of its assets;
          (g) The Exterran ABS Lessor is holding all of its assets in its own name and is conducting its business in its own name;
          (h) The Exterran ABS Lessor is maintaining its books, records and cash management accounts separate from those of any other Person;
          (i) The Exterran ABS Lessor is maintaining its bank accounts separate from those of any other Person;
          (j) The Exterran ABS Lessor is maintaining separate financial statements, showing its assets and liabilities separate and apart from those of any other Person;
          (k) The Exterran ABS Lessor is paying its own liabilities and expenses only out of its own funds (including, inter alia, the payment of the salaries of its employees);
          (l) The Exterran ABS Lessor has entered and will enter into a transaction with an Affiliate other than the Issuer only if such transaction is commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate of the Exterran ABS Lessor;
          (m) The Exterran ABS Lessor is allocating fairly and reasonably any overhead expenses that are shared with an Affiliate other than the Issuer, including paying for office space and services performed by any employee of an Affiliate;
          (n) The Exterran ABS Lessor is holding itself out as a separate entity;
          (o) The Exterran ABS Lessor is maintaining adequate capital in light of its contemplated business operations;
          (p) The Exterran ABS Lessor is maintaining a sufficient number of employees in light of its contemplated business operations;
          (q) The Exterran ABS Lessor has not acquired and will not acquire the obligations or securities of its Affiliates, including partners, members or shareholders, as appropriate, other than obligations of the Issuer that constitute Collateral;
          (r) The Exterran ABS Lessor has not made and will not make loans to any Person or buy or hold evidence of indebtedness issued by any other Person (other than Contracts intended for security, cash and investment-grade securities and other than obligations of the Issuer that constitute Collateral);
          (s) The Exterran ABS Lessor has not pledged its assets for the benefit of any other Person, other than with respect to the Permitted Encumbrances;
          (t) The Exterran ABS Lessor has corrected and will correct any misunderstanding regarding its separate identity;
          (u) The Exterran ABS Lessor is not holding out its credit as being available to satisfy the obligations of any other Person other than the Issuer;

          (v) The Exterran ABS Lessor is not identifying itself as a division of any other Person or entity; and
          (w) The Exterran ABS Lessor is observing all limited liability company and other appropriate organizational formalities including, inter alia, remaining in good standing and qualifying to do business in each jurisdiction and obtaining all necessary licenses and approvals as required under Applicable Law.
          Section 539 Insolvency; Fraudulent Conveyance. The Exterran ABS Lessor is paying its debts as they become due and is not “insolvent” within the meaning of any applicable Insolvency Law in that:
          (i) both immediately before and after giving effect to the pledge of the Collateral set forth herein, the present value of the Exterran ABS Lessor’s assets will be in excess of the amount that will be required to pay the Exterran ABS Lessor’s probable liabilities as they then exist and as they become absolute and matured; and
          (ii) both immediately before and after giving effect to the pledge of the Collateral set forth herein, the sum of the Exterran ABS Lessor’s assets will be greater than the sum of the Exterran ABS Lessor’s debts, valuing the Exterran ABS Lessor’s assets at a fair market value.
Each acquisition by the Exterran ABS Lessor of Compressors has been made for “reasonably equivalent value” (as such term is defined in Section 548 of the Bankruptcy Code) and not on account of “antecedent debt” (as such term is defined in the Bankruptcy Code).
          Section 540 No Default. No Event of Default, Manager Default, Exterran Group Event or Trigger Event has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default, Manager Default, Exterran Group Event or Trigger Event.
          Section 541 No Proceedings or Injunctions. There are (i) no litigations, Proceedings or investigations pending, or, to the knowledge of the Exterran ABS Lessor, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority, (A) asserting the invalidity of this Indenture or any other Related Document to which the Exterran ABS Lessor is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Indenture or any other Related Document to which the Exterran ABS Lessor is a party, or (C) seeking any determination or ruling that could reasonably be expected to result in a Material Adverse Change and (ii) no injunctions, writs, restraining orders or other orders in effect against the Exterran ABS Lessor that could reasonably be expected to result in a Material Adverse Change.
          Section 542 Compliance with Law. The Exterran ABS Lessor:
          (a) is not in violation of (1) any Applicable Law or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Exterran ABS Lessor to perform its obligations under and comply with the terms of this Indenture or any other Related Document to which it is a party;
          (b) has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property (including the Owner Compressors) or the conduct of its business including, without limitation, with respect to transactions contemplated by this Indenture and the other Related Documents to which it is a party; and
          (c) is not in violation in any respect of any term of any agreement, certificate of formation, organizational documents or other instrument to which it is a party or by which it may be bound, which violation could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Exterran ABS Lessor, or materially and adversely affect the Exterran ABS Lessor’s rights or remedies under any User Contract or the interest of the Indenture Trustee, the Noteholders or any Series Enhancer in any Collateral.
          Section 543 Title; Liens. The Exterran ABS Lessor has good, legal and marketable title to each of its assets, and none of such assets is subject to any Lien, except for the Lien under or permitted by this Indenture.
          Section 544 Ownership; Subsidiaries. All of the issued outstanding membership interests of the Exterran ABS Lessor are owned by the Issuer. The Exterran ABS Lessor has no subsidiaries.
          Section 545 No Partnership. The Exterran ABS Lessor is not a partner or joint venturer in any partnership or joint venture.
          Section 546 UCC Information. The information set forth in Schedule 1 hereto is true, complete and correct in all material respects.
          Section 547 Security Interest Representations. (a) This Indenture creates a valid and continuing security interest (as defined in the UCC) and Lien in the Exterran ABS Lessor Collateral in favor of the Indenture Trustee for the benefit of the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider, which security interest, upon the execution and delivery of the Control Agreement and the completion of the filings referred to in Section 547(d) being duly made, is a perfected first priority security interest prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Exterran ABS Lessor.
          (b) The Compressors constitute “equipment” or “inventory” within the meaning of the UCC. The Lease constitutes “tangible chattel paper” or “accounts” within the meaning of the UCC and the rights thereunder constitute “general intangibles” within the meaning of the UCC. Each of the Transaction Accounts constitutes a “securities account” within the meaning of the UCC.
          (c) The Exterran ABS Lessor owns and has good and marketable title to the Exterran ABS Lessor Collateral, free and clear of any Lien, claim or encumbrance of any Person other than the Issuer, except for the Liens created or permitted pursuant hereto or the Related Documents.
          (d) The Exterran ABS Lessor has caused all appropriate financing statements or documents of similar import to be duly filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Exterran ABS Lessor Collateral granted to the Indenture Trustee in this Indenture and such security interest constitutes a perfected first priority security interest in favor of the Indenture Trustee. All financing statements filed against the Exterran ABS Lessor in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of, or security interest in or a Lien on, any collateral described in this financing statement, other than a security interest in favor of the Indenture Trustee, will violate the rights of the Indenture Trustee.”
          (e) Other than the security interest granted to the Indenture Trustee pursuant to this Indenture or granted in any of the Related Documents, the Exterran ABS Lessor has not pledged, assigned, sold, granted a security interest in or a Lien (except for Permitted Encumbrances) on or otherwise conveyed any of the Collateral, except as permitted pursuant hereto or in the Related Documents. The User Contracts that constitute or evidence the Collateral do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than a financial institution in accordance with the provisions of Section 5.11 of the Management Agreement The Exterran ABS Lessor has not authorized the filing of, and is not aware of, any financing statements against the Exterran ABS Lessor that include a description of collateral covering any Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Indenture, or (ii) that has been terminated. The Exterran ABS Lessor is not aware of any judgment or tax lien filings against the Exterran ABS Lessor.
          (f) The Exterran ABS Lessor has received all necessary consents and approvals required by the terms of the Exterran ABS Lessor Collateral to pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder.
          (g) The representations and warranties set forth in this Section 547 shall survive until this Indenture is terminated in accordance with its terms.

          Section 548 Identification Marks. The Exterran ABS Lessor has used, or has caused the Manager to use, its best efforts to keep and maintain, or to cause to be kept and maintained on each Owner Compressor, an identification sticker that complies with the provisions of Section 19.12 of the Management Agreement.
So long as any of the Notes shall be Outstanding and until payment and performance in full of the Outstanding Obligations, the representations and warranties contained herein shall have a continuing effect as having been true when made.
          Section 549 Intellectual Property. The Exterran ABS Lessor has no Intellectual Property.
          Section 550 Taxpayer Identification Number. The Exterran ABS Lessor’s U.S. taxpayer identification number is 26-0691976. Pursuant to Treasury Regulation Section 301.7701-3(b)(l)(ii), the Exterran ABS Lessor is disregarded as an entity separate from its single owner.
          Section 551 Disclosure. The Exterran ABS Lessor has disclosed to the Deal Agent and each Control Party all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Exterran ABS Lessor to the Deal Agent, the Indenture Trustee, any Control Party or any Noteholder in connection with the transactions contemplated hereby and the negotiation of this Indenture or delivered hereunder or under any other Related Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Exterran ABS Lessor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
ARTICLE VI A
COVENANTS OF ISSUER
          The Issuer hereby covenants and agrees for the benefit of the Indenture Trustee, the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider that, until the satisfaction and discharge of this Indenture in accordance with Section 701 hereof, the Issuer shall observe each of the following covenants:
          Section 601 Payment of Principal and Interest; Payment of Taxes.
          (a) The Issuer will duly and punctually pay the principal of, and interest on, the Notes in accordance with the terms of the Notes, this Indenture and the related Supplement;
          (b) The Issuer will take all actions as are necessary to ensure that all taxes and governmental claims, if any, in respect of the Issuer’s activities and assets (including the Collateral) are promptly paid; and
          (c) The Issuer will not claim any credit on, make any deduction from the principal, premium, if any, or interest payable in respect of the Notes (other than amounts properly withheld from such payments under any Applicable Law) or assert any claim against any present or former Noteholder by reason of the payment of any taxes levied or assessed upon any of the Collateral.
          Section 602 Preservation of Name; Maintenance of Office; Jurisdiction of Formation. The name on the Issuer’s certification of formation is “Exterran ABS 2007 LLC.” The chief executive office of the Issuer is located at 16666 Northchase Drive, Houston, Texas 77060. The Issuer shall not establish a new chief executive office or jurisdiction of organization outside the United States of America. The Issuer is formed under the laws of the State of Delaware and has not been previously and is not now formed under the laws of any other jurisdiction. The Issuer shall not change its name, establish a new location for its chief executive office or its jurisdiction of organization unless (i) the Issuer shall provide each of the Indenture Trustee, each Rating Agency, the Deal Agent, each Interest Rate Hedge Provider and each Control Party not less than thirty (30) days prior written notice of its intention to do so, clearly describing such new location or jurisdiction and providing such other information in connection therewith as the Indenture Trustee, the Deal Agent, any Interest Rate Hedge Provider or any Control Party may reasonably request, and (ii) not less than fifteen (15) days prior to the effective date of such change or relocation, the Issuer shall have taken, at its own cost, all action necessary so that such change of location does not impair the security interest of the Indenture Trustee in the Collateral, or the perfection of the sale or contribution of the Owner Compressors to the Issuer, and shall have delivered to the Indenture Trustee, the Deal Agent, each Interest Rate Hedge Provider and each Series Enhancer copies of all filings required in connection therewith together with an Opinion of Counsel, satisfactory to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer, to the effect that such change of location or jurisdiction does not impair either the perfection or priority of the Indenture Trustee’s security interest in the Collateral.
          Section 603 Corporate Existence. The Issuer will keep in full effect its existence, rights and franchises as a limited liability company (or other organized entity) organized under the laws of the State of Delaware, and will obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Indenture, each Supplement issued hereunder and all the Notes issued pursuant to the terms of such Supplement. The Issuer will not liquidate or dissolve.
          Section 604 Compliance with Law. The Issuer will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Issuer or the Collateral or any part thereof; provided, however, that the Issuer may contest any act, regulation, order, decree or direction in any reasonable manner that shall not materially and adversely affect the rights and remedies of the Indenture Trustee, the Noteholders, any Interest Rate Hedge Provider or any Series Enhancer in the Collateral.
          Section 605 Protection of Issuer Collateral. The Issuer will from time to time execute and deliver all amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, documents or filings as are required by Applicable Law including, inter alia, any such filings in connection with Intellectual Property, if acquired, and will, upon the reasonable request of the Manager, the Indenture Trustee, any Interest Rate Hedge Provider, any Series Enhancer or any Control Party, take such other action reasonably necessary or advisable to:
          (a) grant more effectively the security interest in all or any portion of the Collateral;
          (b) maintain or preserve the Lien of this Indenture (and the priority thereof) or carry out more effectively the purposes hereof;
          (c) perfect, publish notice of, or protect the validity of the security interest in the Collateral created pursuant to this Indenture;
          (d) enforce any of the items of the Collateral;
          (e) preserve and defend its right, title and interest to the Collateral and the rights of the Indenture Trustee and/or any Series Enhancer in such Collateral against the claims of all Persons (other than the Noteholders or any Person claiming through the Noteholders), including any claims that the Compressor is a fixture; or
          (f) pay any and all taxes levied or assessed upon all or any part of the Collateral.
          Section 606 Defend Title to Collateral. The Issuer shall defend the right, title, and interest of the Indenture Trustee and each Series Enhancer in, to, and under the Collateral, against all claims of third parties claiming through or under the Issuer.
          Section 607 Enforce Contract Rights. Except as otherwise expressly permitted by the terms of the Related Documents, the Issuer will promptly enforce all of its rights under, and with respect to, the Collateral.

          Section 608 Negative Covenants Regarding Issuer Collateral (including Related Documents). The Issuer will not, without the prior written consent of the Indenture Trustee (acting at the direction of the Requisite Global Majority) in each instance:
          (a) (i) except as otherwise permitted by this Indenture, any Interest Rate Swap Agreement or the other Related Documents, take, or fail to take, any action, and will use its reasonable efforts not to permit any action to be taken by others, which would release any Person from any of such Person’s covenants or obligations under any agreement or instrument included in the Collateral, or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such agreement or instrument;
          (ii) amend, modify or terminate the Contribution Agreement, any Lease, the Intercreditor Agreement, the Management Agreement, the Back-up Management Agreement or any other Related Document (other than this Indenture or the Supplement), or grant any waiver or consent from compliance with the express terms of any of the foregoing; or
          (iii) except as required under Section 702(d) or 702(e), change any Minimum Targeted Principal Balance or Scheduled Targeted Principal Balance for any Series of Notes (the foregoing shall also require the prior written consent of each affected Control Party).
          (b) at any time sell, transfer, exchange or otherwise dispose of any of the Collateral, or consent to the sale, transfer, exchange or other disposition of any of the Collateral, except in each case as follows:
          (i) a sale of the Collateral pursuant to the provisions of Sections 614 or 816 hereof;
          (ii) sales of Owner Compressors and the Compressor Related Assets relating thereto made in compliance with the provisions of Sections 645 and 646 hereof;
          (iii) a substitution of Owner Compressors made in accordance with the provisions of Section 649 hereof and Section 3.04 of the Contribution Agreement;
          (iv) a sale to the User of an Owner Compressor and the Compressor Related Assets relating thereto in accordance with the provisions of a contractual purchase option that complies with the provisions of Section 644 hereof;
          (v) any sale or exchange of a Warranty Repurchase Compressor in accordance with the provisions of the Contribution Agreement;
          (vi) any sale of an Owner Compressor and the Compressor Related Assets relating thereto in connection with a Casualty Loss with respect to such Owner Compressor; or
          (vii) any transfer of an Owner Compressor and the Compressor Related Assets relating thereto in connection with a distribution that complies with the provisions of Section 648 hereof.
          (c) (i) permit the validity or effectiveness of this Indenture to be impaired, (ii) permit the Lien of this Indenture with respect to the Collateral to be subordinated, terminated or discharged, except as permitted in accordance with Section 404 or Article VII hereof, or (iii) permit any Person to be released from any covenants or obligations with respect to such Collateral, except as may be expressly permitted by the Management Agreement.
          (d) at any time grant any Lien on, or security interest in, any Collateral (or permit any such Lien or security interest to exist), except for Permitted Encumbrances.
          Section 609 Non-Consolidation of the Issuer. (a) The Issuer shall be operated in such a manner that it shall not be substantively consolidated with the trust estate of any other Person (other than the

Exterran ABS Lessor) in the event of the bankruptcy or insolvency of the Issuer or such other Person. Without limiting the foregoing, the Issuer shall (1) hold all of its assets in its own name and conduct its business in its own name giving effect to the Management Agreement, (2) maintain its books, records and cash management accounts separate from those of any other Person, (3) maintain its bank accounts separate from those of any other Person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds (including, inter alia, the payment of the salaries of its employees), (6) enter into a transaction with an Affiliate only if (i) such transaction is commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate, and (ii) such transaction is not otherwise prohibited pursuant to the provisions of Section 643 or 645 hereof; provided, however, that nothing contained in this clause (6) shall prohibit the Issuer from accepting capital contributions from the holder(s) of its Membership Interests, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate, (8) hold itself out as a separate entity, (9) maintain adequate capital in light of its contemplated business operations, (10) maintain a sufficient number of employees in light of its contemplated business operations, (11) not acquire the obligations or securities of its Affiliates, including partners, members or shareholders, as appropriate, (12) not make loans to any Person or buy or hold evidence of indebtedness issued by any other Person (other than Contracts intended for security, cash and investment-grade securities), (13) use separate stationery, invoices, and checks bearing its own name (14) not pledge its assets for the benefit of any other Person, other than with respect to the Permitted Encumbrances, (15) correct any misunderstanding regarding its separate identity, (16) not hold out its credit as being available to satisfy the obligations of any other Person, (17) not identify itself as a division of any other Person or entity and (18) observe all other appropriate limited liability company and other organizational formalities including, inter alia, remaining in good standing and qualified as a foreign limited liability company in each jurisdiction and obtaining all necessary licenses and approvals as required under Applicable Law. Nothing in this paragraph shall be deemed to apply to or limit any transaction or relationship with the Exterran ABS Lessor so long as the Exterran ABS Lessor itself complies in all material respects with its undertakings under Section 659.
          (b) Notwithstanding any provision of law which otherwise empowers the Issuer, the Issuer shall not (1) hold itself out as being liable for the debts of any other Person other than the Exterran ABS Lessor, (2) act other than in its official name or the names of its duly authorized officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any Affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to the holders of its Membership Interests, including, to the extent applicable, distributions that comply with the provisions of Section 648 hereof, (4) commingle its funds or other assets with those of any other Person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Indenture) other than trade payables and expense accruals incurred in the ordinary course of its business or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Issuer. Nothing in this paragraph shall be deemed to apply to or limit any transaction or relationship with the Exterran ABS Lessor so long as the Exterran ABS Lessor itself complies in all material respects with its undertakings under Section 659.
          Section 610 No Bankruptcy Petition. The Issuer shall not (1) commence any Insolvency Proceeding seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.
          Section 611 Liens. The Issuer shall not (i) directly or indirectly create, incur, assume or suffer to exist any Lien (except any Permitted Encumbrance) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof or any of the Issuer’s interest therein or the Proceeds thereof; or (ii) permit the Lien of this Indenture not to constitute a valid first priority perfected security interest in the Collateral. The Issuer, at its own expense, will promptly pay, satisfy and otherwise take such actions as may be necessary to keep this Indenture and the Collateral free and clear of, and to duly discharge or eliminate (or bond in a manner satisfactory to Indenture Trustee), any Lien that may arise in violation of the foregoing. The Issuer will notify the Indenture Trustee in writing promptly upon a Responsible Officer of the Issuer obtaining knowledge of any Lien, other than Permitted Encumbrances, that shall attach to any Owner Compressor and of the full particulars of such Lien.

          Section 612 Other Debt. The Issuer shall not contract for, create, incur, assume or suffer to exist any Indebtedness other than (i) the Notes issued from time to time pursuant to this Indenture and any Supplement to this Indenture, (ii) any Management Fees, Manager Advances and all other amounts payable pursuant to the provisions of the Management Agreement, (iii) trade payables and expense accruals incurred in the ordinary course and that are incidental to the purposes permitted pursuant to the Issuer’s limited liability company agreement, (iv) obligations incurred pursuant to Interest Rate Swap Agreements permitted or required hereunder, (v) Indebtedness in respect of Reimbursement Amounts and obligations incurred pursuant to an Enhancement Agreement and (vi) all amounts payable under the Lease.
          Section 613 Guarantees, Loans, Advances and Other Liabilities. The Issuer will not make any loan, advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with or for the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.
          Section 614 Consolidation, Merger and Sale of Assets. (a) The Issuer shall not consolidate with or merge with or into any other Person (other than with the Exterran ABS Lessor) or sell, convey, transfer or lease all, or substantially all, of its assets, whether in a single transaction or a series of related transactions, to any Person (other than the Exterran ABS Lessor) except for (i) entering into User Contracts in compliance with the terms of the Management Agreement, this Indenture, and the Related Documents, and (ii) sales pursuant to Section 608(b) and Section 816 hereof. For the avoidance of doubt, the disposition of assets in connection with a reduction in the amount of Outstanding Obligations under the Warehouse Notes will not be considered to involve all, or substantially all, of the assets of the Issuer.
          (b) The obligations of the Issuer hereunder shall not be assignable nor shall any Person succeed to the obligations of the Issuer hereunder except in each case in accordance with the provisions of this Indenture.
          (c) The Issuer shall give prior written notice to each Rating Agency and each Series Enhancer of any action to be taken pursuant to this Section 614.
          Section 615 Other Agreements. The Issuer will not, after the date of the issuance of the Notes, enter into, or become a party to, any agreements or instruments other than this Indenture, the Supplements, the Contribution Agreement, the Management Agreement, the Back-up Management Agreement, the Note Purchase Agreements, the Control Agreement, the Enhancement Agreement(s), the Intercreditor Agreement, the Interest Rate Swap Agreements required or permitted hereunder and the Related Documents and other agreement(s) expressly contemplated hereby or thereby (it being understood that the Issuer may enter into (i) any agreement(s) for acquisition or disposition of one or more Owner Compressors and the Related Assets permitted by the terms of this Indenture and the other Related Documents and (ii) any User Contract in respect of an Owner Compressor made in accordance with the provisions of this Indenture, the Contribution Agreement or the Management Agreement or the other Related Documents).
          Section 616 Organizational Documents. The Issuer will not amend or modify its organizational documents without the prior written consent of each Control Party and each Interest Rate Hedge Provider.
          Section 617 Capital Expenditures. The Issuer will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty and personalty), except for (a) the acquisition of additional Compressors and Compressor Related Assets pursuant to the Contribution Agreement or the Management Agreement or with amounts on deposit in the Purchase Account and (b) overhaul expenses or capital improvements to the Owner Compressors made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

          Section 618 Permitted Activities; Compliance with Organizational Documents. The Issuer will observe all organizational and managerial procedures required, and will not engage in any activity or enter into any transaction except as permitted, by its Organizational Documents, any other formation documents of the Issuer, and the limited liability company laws of the State of Delaware.
          Section 619 Investment Company Act. The Issuer will conduct its operations, and will cause the Manager to conduct the Issuer’s operations, in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.
          Section 620 Payments of Collateral. If the Issuer shall receive from any Person any payments (other than amounts distributed to the Issuer pursuant to Section 302 hereof) with respect to the Collateral (and, in the event such Collateral has been released from the Lien of this Indenture in accordance with the provisions of Section 404 hereof at the time such payment is received, to the extent such payment relates to a period prior to the time such Collateral was released from the Lien of this Indenture in accordance with Section 404 hereof or pursuant to any Supplement hereto), the Issuer shall receive such payment in trust for the Indenture Trustee, as secured party hereunder, and subject to the Indenture Trustee’s security interest and shall immediately deposit such payment in the Trust Account.
          Section 621 [Reserved]
          Section 622 Notices. The Issuer shall notify the Indenture Trustee, the Deal Agent, each Rating Agency, each Series Enhancer, and each Interest Rate Hedge Provider in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
          (a) Event of Default. The occurrence of an Event of Default;
          (b) Litigation. The institution of any litigation, arbitration proceeding or Proceeding before any Governmental Authority which, if adversely resolved, would result in a Material Adverse Change;
          (c) Material Adverse Change. The occurrence of a Material Adverse Change with respect to the Issuer;
          (d) Liens. The existence of any Lien on the Collateral other than Permitted Encumbrances; or
          (e) Other Events. The occurrence of any Trigger Event or any Exterran Group Event.
          Section 623 Books and Records. The Issuer shall, and shall cause the Manager to, maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Issuer shall report, or cause to be reported, on its financial records the transfer to the Issuer of all Owner Compressors and Compressor Related Assets in accordance with GAAP. The Issuer will ensure that no financial statement, nor any consolidated financial statements of the Issuer, suggests that the assets of the Issuer are available to pay the debts of either the Contributor or the Manager. The Issuer shall (i) keep complete minutes of the meetings and other proceedings of the Issuer, and (ii) continuously maintain the resolutions, agreements and other instruments underlying the sale and transfer of the Owner Compressors as official records of the Issuer.
          Section 624 Taxes. The Issuer shall, or shall cause the Manager to, pay when due, all of its taxes, unless, and only to the extent that, the Issuer is contesting such taxes in good faith and by appropriate proceedings and the Issuer has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.
          The Issuer shall prepare and make available to the Indenture Trustee and the Deal Agent for inspection for a reasonable time following the required date of filing (or, to the extent permissible, file on behalf of the Indenture Trustee) any and all reports (other than income tax returns) to be filed by the Issuer or the Indenture Trustee with any Governmental Authority by reason of the ownership by the Issuer of any Owner Compressor or the contracting thereof to Users or the use thereof by the Issuer in the provision of contract compression services, to the extent any such reports are required because of the nature of the Owner Compressors. The provisions of this Section 624 shall be interpreted, to the maximum extent possible, in a manner consistent with Sections 2.6 and 5.8 of the Management Agreement.
          Section 625 Subsidiaries. The Issuer shall not create any Subsidiaries other than the Exterran ABS Lessor.
          Section 626 Investments. The Issuer shall not make or permit to exist any Investment in any Person except for its Investment in the Exterran ABS Lessor and Investments in Eligible Investments made in accordance with the terms of this Indenture.
          Section 627 Use of Proceeds. Except as otherwise set forth in a Supplement, the Issuer shall use the proceeds of the Notes only for (i) the purchase of Owner Compressors and related Collateral, (ii) the payment of transaction expenses and (iii) general corporate purposes. In addition, the Issuer shall not permit any proceeds of the Notes to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time, and shall furnish to each Holder, upon its request, a statement in conformity with the requirements of Regulation U.
          Section 628 Asset Base Certificate. The Issuer shall prepare and deliver to the Indenture Trustee, each Series Enhancer, each Interest Rate Hedge Provider, each Rating Agency and the Deal Agent, on each Determination Date, an Asset Base Certificate.
          Section 629 Financial Statements. The Issuer shall prepare and deliver (or shall cause the Manager to prepare and deliver) to the Indenture Trustee, each Interest Rate Hedge Provider, each Series Enhancer, each Rating Agency and the Deal Agent, (i) quarterly consolidated financial statements of (x) the Issuer and the Exterran ABS Lessor, and (y) the Manager, in each case, within sixty (60) days of the end of each fiscal quarter and (ii) annual consolidated financial statements of (xx) Exterran, audited by its regular Independent Accountants, and (yy) each of the Issuer and the Exterran ABS Lessor, audited by their regular Independent Accountants, in each case, within one hundred twenty (120) days of the end of each fiscal year. All financial statements shall be prepared in accordance with GAAP; provided, however, that the Issuer shall be deemed to have furnished the annual audited financial statements of Exterran referred to above if Exterran shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Indenture located at http://www.exterran.com); provided, further, however, that if the Indenture Trustee is unable to access “EDGAR” or Exterran’s home page on the worldwide web, the Issuer agrees to provide the Indenture Trustee with paper copies of the annual audited financial statements of Exterran referred to above promptly following notice from the Indenture Trustee that it is unable to access “EDGAR” or the Exterran home page. Delivery of such reports, information and documents to the Indenture Trustee is for informational purposes only and the Indenture Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Indenture Trustee is entitled to rely exclusively on Officer’s Certificates).
          Section 630 Rule 144A Information. For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and the Issuer is not subject to Section 13 or 15(d) of the Exchange Act, the Issuer will, and shall cause Manager to, (i) provide or cause to be provided to any Holder of Notes and any prospective purchaser thereof designated by such a Holder, upon the request of such Holder or prospective purchaser, the information required to be provided to such Holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (ii) update such information to prevent such information from becoming materially false and materially misleading in a manner adverse to any Noteholder.
          Section 631 Hedging Requirements. (a) The Issuer will enter into within thirty (30) days after the Closing Date and within thirty (30) days after the issuance of any additional Series entered into after the Closing Date (or such shorter time period as set forth in the related Series Supplement) and at all times that any

Outstanding Obligations remain unpaid maintain one or more Interest Rate Swap Agreements with one or more Interest Rate Hedge Providers having an aggregate notional balance at any time of (x) not less than the product of (i) eighty-five percent (85%) and (ii) the then Aggregate Note Principal Balance (the amount described in this clause (x), the “Minimum Hedging Amount”) and (y) not more than the product of (i) one hundred percent (100%) and (ii) an amount equal to the then Asset Base (the product set forth in this clause (y), the “Maximum Hedging Amount”); provided, however, that for any period of ninety (90) consecutive days (or such longer time as may be approved by the Requisite Global Majority), the Maximum Hedging Amount may be increased to an amount not to exceed the product of (i) one hundred ten percent (110%) and (ii) an amount equal to the then Asset Base. Each Interest Rate Hedge Provider shall be an Eligible Interest Rate Hedge Counterparty on the date on which the related Interest Rate Swap Agreement is originated. Except to the extent set forth in the related Interest Rate Swap Agreement(s) in existence as of the Closing Date, the Interest Rate Swap Agreement(s) will be co-terminous with the Legal Final Maturity Date of the Series of Notes related to such Interest Rate Swap Agreement(s). All of the foregoing requirements shall be collectively referred to as the “Hedging Requirements.” Each Control Party shall have the right to review and approve prior to the execution thereof by the Issuer, each Interest Rate Swap Agreement (or amendments to any existing Interest Rate Swap Agreement) entered into subsequent to the Closing Date that differs in any material respect from the Interest Rate Swap Agreements in effect on the Closing Date.
          (b) If the Issuer is required to enter into additional transactions and/or terminate transactions under existing Interest Rate Swap Agreements in order to comply with the Hedging Requirements, then the Issuer shall provide notice of such condition to the Indenture Trustee, each Interest Rate Hedge Provider and each Control Party within five (5) Business Days after such condition is determined to exist. The Issuer (or the Manager on behalf of the Issuer) shall remedy such imbalance by the next succeeding Payment Date. If the Hedging Requirements are not satisfied, and if the Issuer has failed to remedy same within such period, then the Indenture Trustee (at the written direction of the Requisite Global Majority) shall have the right to (i) with respect to a failure to comply with the Minimum Hedging Amount, enter into (and shall enter into as and when the Requisite Global Majority Party shall direct in writing) Interest Rate Swap Agreements on behalf of the Issuer to remedy such condition, and (ii) with respect to a failure to comply with the Maximum Hedging Amount, terminate, on behalf of the Issuer, one or more Interest Rate Swap Agreements in order to remedy such condition. The calculations to be made under this Section 631 shall exclude all transactions where the Issuer is not required to make any scheduled periodic payments other than premium payments or fees. If a Trigger Event is then continuing, neither the Issuer nor the Manager on its behalf shall enter into any additional transactions under Interest Rate Swap Agreements, except with the approval of each Control Party. So long as no Trigger Event is then continuing, the Issuer may exercise its commercially reasonable discretion in selecting the specific transactions and notional amounts thereof to be terminated or reduced. If a Trigger Event is then continuing, then (i) if there is only one institution serving as the Interest Rate Hedge Provider with respect to all Interest Rate Swap Agreements then in effect, such Interest Rate Hedge Provider shall select the specific Interest Rate Swap Agreements to be terminated and (ii) at all times not covered by clause (i), the notional reductions shall be effected over all outstanding transactions under Interest Rate Swap Agreements then in effect on a pro rata basis, based on the respective notional amounts for each calculation period, so that the notional amounts for each current and future calculation period will comply with the Hedging Requirements. If the Issuer fails to terminate or reduce transactions as required in this Section 631, the Indenture Trustee (acting at the written direction of the Requisite Global Majority) shall reduce the notional amounts, in whole or in part, for all outstanding transactions under each Interest Rate Swap Agreement then in effect on a pro rata basis, based on the respective notional amounts for each calculation period in accordance with the Hedging Requirements. The Indenture Trustee shall have no duty to monitor such events, and shall be required to take action in respect of the provisions of this Section 631 only upon written direction of the Person(s) entitled to give such direction.
          (c) On each Determination Date, the Issuer shall provide or cause to be provided to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer, a monthly report reflecting the hedging policy calculations as of the end of the preceding calendar month based on all transactions outstanding as of the end of such month under Interest Rate Swap Agreements then in effect, including transactions which are scheduled to commence on a future date.
          (d) The termination provisions provided for in this Indenture relating to the Interest Rate Swap Agreements are in addition to, and not to the exclusion of, any termination provisions contained in the Interest Rate Swap Agreements.

          (e) All payments received from an Interest Rate Hedge Provider shall be deposited by the Issuer directly into the Trust Account in accordance with Section 302 hereof.
          Section 632 Separate Identity. The Issuer makes herein by this reference each of the representations and warranties made by it to Baker Botts LLP in support of its opinions respecting the consolidation of the Issuer and certain other parties issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.
          Section 633 Annual Perfection Opinion. Within ninety (90) days after the end of each calendar year, beginning with the calendar year 2008, the Issuer shall furnish to the Indenture Trustee, the Deal Agent, each Interest Rate Hedge Provider, each Rating Agency and each Series Enhancer, an Opinion of Counsel either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, filing, re-recording and refiling of this Indenture, any Supplements hereto and any other requisite documents, and with respect to the execution and filing of any financing statements and continuation statements, as are necessary to maintain the Lien created by this Indenture and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien.
          Section 634 Identification Marks. The Issuer shall use, and shall cause the Manager to use, its best efforts to prominently display on each Owner Compressor an identification sticker that complies with the provisions of Section 19.12 of the Management Agreement. Except in accordance with Section 19.12 of the Management Agreement, the Issuer shall not allow the name of any Person to be placed upon any Owner Compressor as a designation that might be interpreted as indicating a claim of ownership thereto or a security interest therein by any Person other than Issuer or the Indenture Trustee.
          Section 635 Storage and Maintenance of Contract Files. The Issuer shall at all times cause the Manager to store and mark the User Contracts and the related Contract Files in accordance with the provisions of Section 5.11 of the Management Agreement.
          Section 636 Use of Owner Compressors. Each Owner Compressor will be used and operated in compliance with any and all insurance policy terms, conditions and provisions referenced in the Related Documents and in all material respects with all statutes, laws, ordinances, rules and regulations of any federal, national, state or local governmental body, agency or authority applicable to the use and operation of such Owner Compressor, including, without limitation, environmental, noise and pollution laws (including notifications and reports). Each Owner Compressor will be used and operated solely in the manner for which it was intended and in accordance with the license or certificate, if any, provided by the manufacturer thereof. The Issuer shall use reasonable precautions to prevent loss or damage to each Owner Compressor from fire and other hazards. The Issuer shall not permit any Owner Compressor to be used in any unlawful trade or in any manner that would violate any law that would expose such Owner Compressor to penalty, forfeiture or capture.
          Section 637 Maintenance and Repair of Owner Compressors. The Issuer, at its sole cost and expense, shall maintain (or cause the Manager to maintain):
          (i) each Owner Compressor in a manner consistent with the Manager’s maintenance practices applicable to its other equipment of the same or similar type as such Owner Compressor, so as to keep each owner Compressor in good condition (ordinary wear and tear excepted);
          (ii) each Owner Compressor in all material respects in compliance with Applicable Law (including environmental laws);
          (iii) each Owner Compressor in compliance with the manufacturer’s maintenance standards and procedures;
          (iv) each Owner Compressor in all respects in compliance with the insurance applicable to such Owner Compressors;

          (v) Property Insurance and Liability Insurance as required pursuant to the Related Documents for all Owner Compressors; and
          (vi) all records, logs and other materials required by any Governmental Authority having jurisdiction over any Owner Compressor or the Issuer, to be maintained in respect of such Owner Compressor.
In addition, the Issuer shall comply with (and shall ensure that the Manager complies with) the mutual maintenance and support provisions set forth in the Management Agreement.
          Section 638 Alterations.
          (i) Except as required or permitted by the provisions of this Section 638, the Issuer shall not modify or alter any Owner Compressor without the prior written approval of the Indenture Trustee (acting at the direction of the Requisite Global Majority).
          (ii) In case any Owner Compressor (or any part or component thereof) is required to be altered, added to, replaced or modified in order to comply with any insurance policies required pursuant to this Indenture or Applicable Law (any such alteration, additional replacement or modification, a “Required Alteration”), the Issuer agrees to promptly make (or cause to be made) such Required Alteration at its own expense. Thereupon, such Required Alteration shall immediately become subject to the terms and conditions of this Indenture.
          (iii) The Issuer may make any optional renovation, improvement, addition, or alteration to any Owner Compressor (any such renovation, improvement, addition or alteration, an “Optional Alteration”); provided that, such Optional Alteration does not impair the value, use or remaining useful life of such Owner Compressor. To the extent any Optional Alteration is not readily removable without impairing the value, use or remaining useful life of the Owner Compressor to which such Optional Alteration has been made, or is a part or appliance which replaces any part or appliance originally incorporated or installed in or attached to such Owner Compressor on the effective date for the related Supplement, such Optional Alteration shall be subject to the terms of this Indenture and the Supplement to which the related Owner Compressor is subject.
          Section 639 User Contracts. The Issuer shall (or the Manager on behalf of the Issuer shall) enter into User Contracts so long as (i) no Event of Default is then continuing, (ii) such User Contract is entered into in the ordinary course of business of the Issuer or the Manager and (iii) if the term of such User Contract will be for more than thirty (30) days, the term of such User Contract shall not extend beyond the Legal Final Maturity Date for the Series of Notes with the then latest Legal Final Maturity Date; provided, however, that each such User Contract shall, to the extent applicable, also comply with the provisions of Sections 643, 644 and 647 hereof.
          Upon request by the Indenture Trustee (i) after the occurrence of either an Event of Default or a Exterran Group Event or (ii) after delivery of a Manager Termination Notice, the Issuer shall promptly deliver to the Indenture Trustee, each Control Party and the Deal Agent (x) a schedule certified by a Responsible Officer of the Issuer of all User Contracts for the Owner Compressors (which schedule shall identify the Users and the contact information for such Users) and (y) for so long as an Event of Default has occurred and is continuing, copies of each User Contract at the time in effect.

          Section 640 Loss, Damage or Destruction of Owner Compressors.
          (i) Risk of Loss, Damage or Destruction. The Issuer has retained and shall retain all risk of loss, damage, theft, taking, destruction, confiscation, requisition or commandeering, partial or complete, of or to each Owner Compressor subject to this Indenture (“Loss, Damage or Destruction”), however caused or occasioned except for Loss, Damage or Destruction caused by the gross negligence or willful misconduct of the Indenture Trustee.
          (ii) Payment Upon a Casualty Loss. If a Casualty Loss occurs with respect to a Owner Compressor subject to the Lien of this Indenture, the Issuer shall, promptly upon receipt and in any event within thirty (30) days after the occurrence of such Casualty Loss, deposit into the Purchase Account the Casualty Proceeds that have been received with respect to such Casualty Loss.
          (iii) Application of Payments Not Relating to a Casualty Loss. Any payments (including, without limitation, insurance proceeds) received at any time by the Issuer from any Governmental Authority or other Person with respect to any loss or damage to any Owner Compressor not constituting a Casualty Loss, will be applied directly in payment of repairs or for replacement of property, if not already paid by the Issuer, or if already paid by the Issuer and no Event of Default shall have occurred and be continuing, shall be applied to reimburse the Issuer for such payment. Any balance remaining after making such payment in accordance with the provisions hereof with respect to such loss or damage shall be retained by the Issuer. If any Event of Default shall have occurred and be continuing, all payments hereunder shall be paid to the Trust Account and applied in accordance with the priority of payments set forth in Section 302(e) hereof.
          Section 641 Intellectual Property Filings. The Issuer shall make all filings necessary or desirable to ensure that the Indenture Trustee has a validly perfected first priority security interest in any and all Intellectual Property, if any.
          Section 642 Fixture and Accessions. The Issuer shall not attach or incorporate (or permit other Persons to attach or incorporate) any Owner Compressor to, or in, any other Owner Compressor or other personal property or to or in any real property in a manner that could give rise to (x) the assertion of any Lien on such Owner Compressor by reason of such attachment or (y) the assertion of a claim that such Owner Compressor has become a fixture. The Issuer agrees to take all actions that are necessary or desirable to ensure the continued characterization of the Owner Compressors as personal property under Applicable Law.
          Section 643 Contracts with Exterran Affiliates. Except as otherwise permitted by Section 645 hereof, the Issuer shall not (and shall cause the Manager to not) enter into a Contract for an Owner Compressor with a Exterran Affiliate.
          Section 644 Contracts Containing Purchase Options. The Issuer shall not (and shall cause the Manager to not) enter into any Contract for use of an Owner Compressor that contains a contractual purchase option in favor of the related User, unless:
          (i) such purchase option is (x) granted or exercisable by a Person other than an Exterran Affiliate and (y) the terms and conditions of such purchase option (including the aggregate consideration payable upon the exercise of such option) have been negotiated on an arm’s length basis and are consistent with prudent industry standards on the date on which such purchase option was negotiated; and
          (ii) the Net Compressor Sales Proceeds to be received by the Issuer upon any exercise of such purchase option must be for an amount that is not less than the then Depreciated Value of such Owner Compressor as of the last day of the month immediately preceding each exercise date of such purchase option; provided, however, no violation of this clause (ii) shall occur if the sum of the then Depreciated Values of all Owner Compressors subject to such non-conforming purchase options does not exceed at any time an amount equal to the product of (x) five percent (5%) and (y) the then Aggregate Depreciated Value.
          Section 645 Sales of Owner Compressors to an Exterran Affiliate. The Issuer shall not (and shall cause the Manager to not) sell any Owner Compressor to an Exterran Affiliate, except for any such sale to an Exterran Affiliate (a) of a Prohibited Below DV Compressor, (b) of an Owner Compressor that is not then subject to a User Contract and which is made for the purpose of using such Owner Compressor at a location outside of the United States or (c) of an Owner Compressor for the purpose of Exterran or any Subsidiary of Exterran (or, if Exterran Partners, L.P. is not a Subsidiary of Exterran, Exterran Partners, L.P. or its Subsidiary EXLP Operating LLC) using such Owner Compressor; provided that, in the case of any of clause (a), (b) or (c), such sale is made:
          (i) with the prior written consent of the Issuer or the Exterran ABS Lessor, as applicable, and each Control Party;
          (ii) in the ordinary course of business of the Manager and based on a determination by the Manager in its reasonable business judgment that such a sale is in the best interests of the Issuer;
          (iii) for Net Compressor Sales Proceeds payable on the sale date (which, except in the case of a sale pursuant to clause (b) made for the purpose of curing a breach of Section 647 hereof, shall be prior to removal of the Owner Compressor from the United States) in an amount equal to the greater of (x) the then Fair Market Sales Value of such Owner Compressor and (y) the then Depreciated Value of such Owner Compressor;
          (iv) while no Trigger Event exists (or would result from such sale) other than, in the case of any sale to an Exterran Affiliate of Prohibited Below DV Compressors, an Undercollateralization Event, Net Revenue Event or Free Cash Flow Event;
          (v) in the case of a sale pursuant to clause (c) above, (1) the Issuer or the Manager shall have delivered a list of the Owner Compressors to be sold (which list shall describe the Compressors to be sold and the User of each such Compressor) to the Indenture Trustee and each Control Party no later than ten (10) Business Days prior to such sale and (2) the Issuer shall have delivered to the Indenture Trustee and each Control Party, no later than five (5) Business Days prior to such sale, a written notice specifying the Purchase Date on which Additional Compressors will be purchased with the proceeds of such sale (which Purchase Date shall be no later than thirty (30) days after the date of such sale), describing the Additional Compressors to be purchased (which Additional Compressors shall satisfy all of the Additional Compressor Criteria and Purchase Criteria); provided, however, that in the case of any such sale that (x) in the aggregate with all sales to the same buyer to be made on the same date or any date within seven (7) days of such sale, will result in Net Compressor Sales Proceeds not exceeding $5,000,000 and (y) in the aggregate with all sales made pursuant to clause (c) above in the same calendar year as such sale and for which the items described in clauses (1) and (2) above were not delivered within the time periods required above, will result in Net Compressor Sales Proceeds not exceeding $25,000,000, the requirements set forth in clauses (1) and (2) above shall be deemed to be satisfied so long as the items described in such clauses are delivered to the Indenture Trustee and the Control Party no later than ten (10) Business Days following the date of such sale; and
          (vi) after giving effect to such sale, the Aggregate Note Principal Balance shall not exceed the Asset Base.
In the case of a transfer of Owner Compressors to the parties described in clause (c) above, which transfer is made in connection with a reduction in Outstanding Obligations under the Warehouse Notes, (A) such transfer may be conducted as a sale of Owner Compressors under clause (c) above and the proceeds of such sale shall not be deemed to be Compressor Reinvestment Sales Proceeds to be deposited into the Purchase Account pursuant to Section 313 hereof, but instead shall be simultaneously deposited by the Issuer in the Trust Account and used in whole or in part to reduce the Outstanding Obligations under the Warehouse Notes in the amount set forth in the notice of voluntary prepayment given by the Issuer in accordance herewith; and (B) such transfer shall not be subject to the requirements set forth in clause (v) above; provided however, that the Issuer or the Manager shall deliver a preliminary list of the Owner Compressors to be sold (which list shall describe the Compressors to be sold and the User of each such Compressor) to the Indenture Trustee and each Control Party no later than three (3) Business Days prior to such sale.
For the avoidance of doubt, “sale” includes a transfer by the Issuer of an Owner Compressor in exchange for the receipt by the Issuer of another Owner Compressor complying with the transfer, substitution and exchange provisions of the Indenture, the Contribution Agreement and the Management Agreement.
          Section 646 Sales of Owner Compressors to Third Parties. The Issuer shall not (and shall cause the Manager to not) sell an Owner Compressor to a Person that is not an Exterran Affiliate, unless each such sale complies with all of the following:
          (i) such sale is made (A) pursuant to a purchase option that complies with the provisions of Section 644 hereof, or (B) in the ordinary course of business of the Manager and for Net Compressor Sales Proceeds in an amount that is not less than the then fair market value of the Owner Compressor so sold; and
          (ii) if the amount of the Net Compressor Sales Proceeds is less than the then Depreciated Value of the Owner Compressor(s) to be sold, then both of the following shall be satisfied:
     (A) in case of any sale other than pursuant to an existing purchase option, no Prospective Trigger Event or Trigger Event is then continuing or would result from such sale; and
     (B) the sum of the Depreciated Values (measured as of the last day of the month immediately preceding a sale) of all Owner Compressors sold pursuant to this clause (ii) in any calendar year does not exceed an amount equal to the product of (x) two percent (2%) and (y) the then Aggregate Depreciated Value, measured as of the first day of such calendar year.
For the avoidance of doubt, “sale” includes a transfer by the Issuer of an Owner Compressor in exchange for the receipt by the Issuer of another Owner Compressor complying with the transfer, substitution and exchange provisions of the Indenture, the Contribution Agreement and the Management Agreement.
          Section 647 Owner Compressors Located Outside of the United States. Except for Permissible Accidental Foreign Compressors, the Issuer shall not (and shall cause the Manager to not) permit any Owner Compressor to be located outside of the United States of America.
          Section 648 Distributions.
          The Issuer shall not make any distribution to the holders of its Membership Interests other than: (A) distributions of cash distributed to the Issuer from the Trust Account in accordance with Section 302(d) or 302(e) hereof; and (B) distributions of one or more Owner Compressors and the Compressor Related Assets related thereto, which distributions under this clause (B) satisfy all of the following requirements:
          (i) any Owner Compressors and related Compressor Related Assets to be so distributed shall not, on the date of such distribution, be included in the calculation of any of the Debt Limit, the Net Revenue Limit or the Free Cash Flow Limit;
          (ii) such distribution shall have been approved in advance by an affirmative vote of at least a majority of the members of the board of directors of the Issuer;
          (iii) unless such distribution is made in connection with a reduction in Outstanding Obligations under the Warehouse Notes, each Control Party shall have given its prior written consent to each such in-kind distribution, such consent not to be unreasonably withheld or delayed after giving consideration to applicable legal and credit considerations (and, as to distributions under which

Section 645(v) is applicable by its terms, satisfaction of the conditions set out in Section 645(v) will be deemed to constitute each Control Party’s Consent); and
          (iv) not more than three (3) such distributions shall be made in any consecutive twelve (12) month period.
          Section 649 Substitution of Owner Compressors. The Issuer shall not accept any Substitute Compressor or Deemed Substitute Compressor if the sum of (x) the aggregate Appraised Value of all Substitute Compressors and Deemed Substitute Compressors to be transferred on the applicable Substitution Date and (y) the aggregate Appraised Value of all Substitute Compressors and Deemed Substitute Compressors transferred to the Issuer after the last day of the month immediately preceding the applicable Substitution Date, exceeds the Maximum Substitution Limit.
          Section 650 Appraisal. Within sixty (60) days of the Control Party’s request, the Issuer shall, at its expense, provide to the Indenture Trustee and each Control Party at least two (2) Appraisals, each from an Eligible Appraiser, with respect to all Owned Compressors. Such Appraisals shall be addressed to the Control Party or to another party at the Control Party’s direction. Upon delivery of such Appraisals, the Appraised Value of each Compressor shall be adjusted in accordance with the provisions set forth in the definition of the term “Appraised Value”.
          Section 651 OFAC. The Issuer shall not (i) in a manner which would violate the laws of the United States, other than pursuant to a license issued by OFAC, enter into a Contract, or consent to such a Contract, in respect of any of the Contributed Compressors, to any Person that is a Sanctioned Person or (ii) derive any of its assets or operating income from investments in or transactions with any such Sanctioned Person. If the Issuer obtains knowledge that a Contributed Compressor is under a Contract with a Sanctioned Person or located or used in a Sanctioned Country in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC), then the Issuer shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Contributed Compressor from the Asset Base for so long as such condition continues.
ARTICLE VI B
COVENANTS OF EXTERRAN ABS LESSOR
          The Exterran ABS Lessor hereby covenants and agrees for the benefit of each of the Issuer, the Indenture Trustee, the Noteholders, each Series Enhancer and each Interest Rate Hedge Provider that, until the satisfaction and discharge of this Indenture in accordance with Section 701 hereof, the Exterran ABS Lessor shall observe each of the following covenants:
          Section 652 Preservation of Name; Maintenance of Office; Jurisdiction of Formation. The name on the Exterran ABS Lessor’s certification of formation is “Exterran ABS Leasing 2007 LLC” The chief executive office of the Exterran ABS Lessor is located at 16666 Northchase Drive, Houston, Texas 77060. The Exterran ABS Lessor shall not establish a new chief executive office or jurisdiction of organization outside the United States of America. The Exterran ABS Lessor is formed under the laws of the State of Delaware and has not been previously and is not now formed under the laws of any other jurisdiction. The Exterran ABS Lessor shall not change its name, establish a new location for its chief executive office or its jurisdiction of organization unless (i) the Exterran ABS Lessor shall provide each of the Indenture Trustee, each Rating Agency, the Deal Agent, each Interest Rate Hedge Provider and each Control Party not less than thirty (30) days prior written notice of its intention to do so, clearly describing such new location or jurisdiction and providing such other information in connection therewith as the Indenture Trustee, the Deal Agent, any Interest Rate Hedge Provider or any Control Party may reasonably request, and (ii) not less than fifteen (15) days prior to the effective date of such change or relocation, the Exterran ABS Lessor shall have taken, at its own cost, all action necessary so that such change of location does not impair the security interest of the Indenture Trustee in the Collateral, or the perfection of the sale or contribution of the Owner Compressors to the Exterran ABS Lessor, and shall have delivered to the Indenture Trustee, the Deal Agent, each Interest Rate Hedge Provider and each Series Enhancer copies of all filings required in connection therewith together with an Opinion of Counsel, satisfactory to the Indenture Trustee, each Interest Rate Hedge Provider and each Series Enhancer, to the effect that such change of location or jurisdiction does not impair either the perfection or priority of the Indenture Trustee’s security interest in the Collateral.
          Section 653 Corporate Existence. The Exterran ABS Lessor will keep in full effect its existence, rights and franchises as a limited liability company (or other organized entity) organized under the laws of the State of Delaware, and will obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of this Indenture, each Supplement issued hereunder and all the Notes issued pursuant to the terms of such Supplement. The Exterran ABS Lessor will not liquidate or dissolve.
          Section 654 Compliance with Law. The Exterran ABS Lessor will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Exterran ABS Lessor or the Exterran ABS Lessor Collateral or any part thereof; provided, however, that the Exterran ABS Lessor may contest any act, regulation, order, decree or direction in any reasonable manner that shall not materially and adversely affect the rights and remedies of the Indenture Trustee, the Noteholders, any Interest Rate Hedge Provider or any Series Enhancer in the Exterran ABS Lessor Collateral.
          Section 655 Protection of the Exterran ABS Lessor Collateral. The Exterran ABS Lessor will from time to time execute and deliver all amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, documents or filings as are required by Applicable Law including, inter alia, any such filings in connection with Intellectual Property, if acquired, and will, upon the reasonable request of the Manager, the Indenture Trustee, any Interest Rate Hedge Provider, any Series Enhancer or any Control Party, take such other action reasonably necessary or advisable to:
          (a) grant more effectively the security interest in all or any portion of the Exterran ABS Lessor Collateral;
          (b) maintain or preserve the Lien of this Indenture (and the priority thereof) or carry out more effectively the purposes hereof;
          (c) perfect, publish notice of, or protect the validity of the security interest in the Exterran ABS Lessor Collateral created pursuant to this Indenture;
          (d) enforce any of the items of the Exterran ABS Lessor Collateral;
          (e) preserve and defend its right, title and interest to the Collateral and the rights of the Indenture Trustee and/or any Series Enhancer in such Collateral against the claims of all Persons (other than the Noteholders or any Person claiming through the Noteholders), including any claims that the Compressor is a fixture; or
          (f) pay any and all taxes levied or assessed upon all or any part of the Exterran ABS Lessor Collateral.
          Section 656 Defend Title to the Exterran ABS Lessor Collateral. The Exterran ABS Lessor shall, and shall require the Manager to, defend the right, title, and interest of the Indenture Trustee and each Series Enhancer in, to, and under the Exterran ABS Lessor Collateral, against all claims of third parties claiming through or under the Exterran ABS Lessor.
          Section 657 Enforce Contract Rights. Except as otherwise expressly permitted by the terms hereof or of the Related Documents, the Exterran ABS Lessor will promptly, or will require the Manager to, enforce all of its rights under, and with respect to, the Exterran ABS Lessor Collateral.
          Section 658 Negative Covenants Regarding the Exterran ABS Lessor Collateral (including Related Documents). The Exterran ABS Lessor will not, without the prior written consent of the Indenture Trustee (acting at the direction of the Requisite Global Majority) in each instance:

          (a) (i) except as otherwise permitted by this Indenture, or any Interest Rate Swap Agreement or the other Related Documents, take, or fail to take, any action, and will use its reasonable efforts not to permit any action to be taken by others, which would release any Person from any of such Person’s covenants or obligations under any agreement or instrument included in the Exterran ABS Lessor Collateral, or which would result in the amendment, hypothecation, subordination, termination or discharge of, or impair the validity or effectiveness of, any such agreement or instrument; or
          (ii) amend, modify or terminate the Lease.
          (b) at any time sell, transfer, exchange or otherwise dispose of any of the Exterran ABS Lessor Collateral, or consent to the sale, transfer, exchange or other disposition of any of the Exterran ABS Lessor Collateral, except in each case as follows:
          (i) a sale of the Collateral pursuant to the provisions of Sections 664 or 816 hereof;
          (ii) sales of Owner Compressors and the Compressor Related Assets relating thereto made in compliance with the provisions of Sections 645 and 646 hereof;
          (iii) a substitution of Owner Compressors made in accordance with the provisions of Section 649 hereof and the applicable provisions of the Contribution Agreement and the Transfer Agreement;
          (iv) a sale to the User of an Owner Compressor and the Compressor Related Assets relating thereto in accordance with the provisions of a contractual purchase option that complies with the provisions of Section 644 hereof;
          (v) any sale or exchange of a Warranty Repurchase Compressor in accordance with the provisions of the Contribution Agreement;
          (vi) any sale of an Owner Compressor and the Compressor Related Assets relating thereto in connection with a Casualty Loss with respect to such Owner Compressor; or
          (vii) any transfer of an Owner Compressor and the Compressor Related Assets relating thereto in connection with a distribution that complies with the provisions of Section 648 hereof.
          (c) (i) permit the validity or effectiveness of this Indenture to be impaired, (ii) permit the Lien of this Indenture with respect to the Exterran ABS Lessor Collateral to be subordinated, terminated or discharged, except as permitted in accordance with Section 404 or Article VII hereof, or (iii) permit any Person to be released from any covenants or obligations with respect to such Collateral, except as may be expressly permitted by the Management Agreement.
          (d) at any time grant any Lien on, or security interest in, any the Exterran ABS Lessor Collateral (or permit any such Lien or security interest to exist), except for Permitted Encumbrances.
          Section 659 Non-Consolidation of the Exterran ABS Lessor. (a) The Exterran ABS Lessor shall be operated in such a manner that it shall not be substantively consolidated with the trust estate of any other Person other than Issuer in the event of the bankruptcy or insolvency of the Exterran ABS Lessor or such other Person. Without limiting the foregoing, the Exterran ABS Lessor shall (except as respects any relationship or transaction solely between Issuer and the Exterran ABS Lessor) (1) hold all of its assets in its own name and conduct its business in its own name giving effect to the Management Agreement, (2) maintain its books, records and cash management accounts separate from those of any other Person, (3) maintain its bank accounts separate from those of any other Person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds (including, inter alia, the payment of the salaries of its employees), (6) enter into a transaction with an Affiliate only if (i) such transaction is commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate, and (ii) such transaction is not otherwise prohibited pursuant to the provisions of Section 643 or 645 hereof; provided, however, that nothing contained in this clause (6) shall prohibit the Exterran ABS Lessor from accepting capital contributions from the holder of its Membership Interests, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate, (8) hold itself out as a separate entity, (9) maintain adequate capital in light of its contemplated business operations, (10) maintain a sufficient number of employees in light of its contemplated business operations, (11) not acquire the obligations or securities of its Affiliates, including partners, members or shareholders, as appropriate, (12) not make loans to any Person or buy or hold evidence of indebtedness issued by any other Person (other than Contracts intended for security, cash and investment-grade securities), (13) use separate stationery, invoices, and checks bearing its own name (14) not pledge its assets for the benefit of any other Person, other than with respect to the Permitted Encumbrances, (15) correct any misunderstanding regarding its separate identity, (16) not hold out its credit as being available to satisfy the obligations of any other Person, (17) not identify itself as a division of any other Person or entity and (18) observe all other appropriate limited liability company and other organizational formalities including, inter alia, remaining in good standing and qualified as a foreign limited liability company in each jurisdiction and obtaining all necessary licenses and approvals as required under Applicable Law.
          (b) Notwithstanding any provision of law which otherwise empowers the Exterran ABS Lessor, the Exterran ABS Lessor shall not (except as respects any relationship or transaction solely between the Exterran ABS Lessor and the Issuer) (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its limited liability company name or the names of its duly authorized officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any Affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to the holders of its Membership Interests, including, to the extent applicable, distributions that comply with the provisions of Section 648 hereof, (4) commingle its funds or other assets with those of any other Person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Indenture) other than trade payables and expense accruals incurred in the ordinary course of its business or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Exterran ABS Lessor.
          Section 660 No Bankruptcy Petition. The Exterran ABS Lessor shall not (1) commence any Insolvency Proceeding seeking to have an order for relief entered with respect to it, or seeking reorganization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (2) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (3) make a general assignment for the benefit of creditors, or (4) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing, unless in each case set out in (1) through (4) Issuer is a debtor in an Insolvency Proceeding.
          Section 661 Liens. The Exterran ABS Lessor shall not (i) directly or indirectly create, incur, assume or suffer to exist any Lien (except any Permitted Encumbrance) to be created on or extend to or otherwise arise upon or burden the Exterran ABS Lessor Collateral or any part thereof or any of the Exterran ABS Lessor’s interest therein or the Proceeds thereof; or (ii) permit the Lien of this Indenture not to constitute a valid first priority perfected security interest in the Collateral. The Exterran ABS Lessor, at its own expense, will promptly pay, satisfy and otherwise take such actions as may be necessary to keep this Indenture and the Exterran ABS Lessor Collateral free and clear of, and to duly discharge or eliminate (or bond in a manner satisfactory to Indenture Trustee), any Lien that may arise in violation of the foregoing. The Exterran ABS Lessor will notify the Indenture Trustee in writing promptly upon a Responsible Officer of the Exterran ABS Lessor obtaining knowledge of any Lien, other than Permitted Encumbrances, that shall attach to any Owner Compressor and of the full particulars of such Lien.
          Section 662 Other Debt. The Exterran ABS Lessor shall not contract for, create, incur, assume or suffer to exist any Indebtedness other than (i) any Management Fees and all other amounts payable pursuant to the provisions of the Management Agreement, (ii) trade payables and expense accruals incurred in the ordinary course and that are incidental to the purposes permitted pursuant to the Exterran ABS Lessor’s limited liability company agreement and (iii) indebtedness to the Issuer that is evidenced by a note, subordinated by its terms to the Notes, and pledged to the Indenture Trustee as part of the Issuer Collateral.
          Section 663 Guarantees, Loans, Advances and Other Liabilities. The Exterran ABS Lessor

will not make any loan, advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with or for the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.
          Section 664 Consolidation, Merger and Sale of Assets. (a) The Exterran ABS Lessor shall not consolidate with or merge with or into any other Person other than Issuer or sell, convey, transfer or lease all, or substantially all, of its assets, whether in a single transaction or a series of related transactions, to any Person other than Issuer except for (i) entering into User Contracts in compliance with the terms of the Management Agreement, this Indenture, and the Related Documents, and (ii) sales pursuant to Section 608(b) and Section 816 hereof.
          (b) The obligations of the Exterran ABS Lessor hereunder shall not be assignable nor shall any Person succeed to the obligations of the Exterran ABS Lessor hereunder except in each case in accordance with the provisions of this Indenture.
          (c) The Exterran ABS Lessor shall give prior written notice to each Rating Agency, each Control Party and each Series Enhancer of any action to be taken pursuant to this Section 664.
          Section 665 Other Agreements. The Exterran ABS Lessor will not, after the date of the issuance of the Notes, enter into, or become a party to, any agreements or instruments other than this Indenture, the Supplements, the Management Agreement, the Contribution Agreement, the Note Purchase Agreement, the Back-up Management Agreement, the Control Agreement, the Enhancement Agreement(s), the Intercreditor Agreement and the Related Documents and other agreement(s) expressly contemplated hereby or thereby (it being understood that the Exterran ABS Lessor may enter into (i) any agreement(s) for acquisition or disposition of one or more Owner Compressors and the Related Assets permitted by the terms of this Indenture and the other Related Documents and (ii) any User Contract in respect of an Owner Compressor made in accordance with the provisions of this Indenture, the Contribution Agreement or the Management Agreement or the other Related Documents).
          Section 666 Organizational Documents. The Exterran ABS Lessor will not amend or modify its organizational documents without the prior written consent of each Control Party and each Interest Rate Hedge Provider.
          Section 667 Capital Expenditures. The Exterran ABS Lessor will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty and personalty), except for (a) acquisition of additional Compressors and Compressor Related Assets in a manner consistent with the Contribution Agreement or the Management Agreement or with amounts on deposit in the Purchase Account and (b) overhaul expenses or capital improvements to the Owner Compressors made in the ordinary course of its business and in accordance with the terms of the Management Agreement.
          Section 668 Permitted Activities; Compliance with Organizational Documents. The Exterran ABS Lessor will observe all organizational and managerial procedures required by its Organizational Documents, any other formation documents of the Exterran ABS Lessor, and the limited liability company laws of the State of Delaware.
          Section 669 Investment Company Act. The Exterran ABS Lessor will conduct its operations, and will cause the Manager to conduct the Exterran ABS Lessor’s operations, in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.
          Section 670 Payments of the Collateral. If the Exterran ABS Lessor shall receive from any Person any payments (other than amounts distributed to the Exterran ABS Lessor pursuant to Section 302 hereof) with respect to the Collateral (and, in the event such Exterran ABS Lessor Collateral has been released from the Lien of this Indenture in accordance with the provisions of Section 404 hereof at the time such payment is received, to the extent such payment relates to a period prior to the time such Exterran ABS Lessor Collateral was released from the Lien of this Indenture in accordance with Section 404 hereof or pursuant to any Supplement hereto), the Exterran ABS Lessor shall receive such payment in trust for the Indenture Trustee, as secured party hereunder, and subject to the Indenture Trustee’s security interest and shall immediately deposit such payment in the Trust Account.
          Section 671 Permitted Activities; Compliance with Organizational Documents. The Exterran ABS Lessor will not engage in any activity or enter into any transaction except as permitted under its organizational documents as in effect on the Closing Date.
          Section 672 Notices. The Exterran ABS Lessor shall notify the Indenture Trustee, the Deal Agent, each Rating Agency, each Series Enhancer, and each Interest Rate Hedge Provider in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
          (a) Event of Default. The occurrence of an Event of Default;
          (b) Litigation. The institution of any litigation, arbitration proceeding or Proceeding before any Governmental Authority which, if adversely resolved, would result in a Material Adverse Change;
          (c) Material Adverse Change. The occurrence of a Material Adverse Change with respect to the Exterran ABS Lessor;
          (d) Liens. The existence of any Lien on the Exterran ABS Lessor Collateral other than Permitted Encumbrances; or
          (e) Other Events. The occurrence of any Trigger Event or any Exterran Group Event.
          Section 673 Books and Records. The Exterran ABS Lessor shall, and shall cause the Manager to, maintain complete and accurate books and records in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Exterran ABS Lessor shall report, or cause to be reported, on its financial records the transfer to the Exterran ABS Lessor of all Owner Compressors and Compressor Related Assets in accordance with GAAP. The Exterran ABS Lessor will ensure that no financial statement, nor any consolidated financial statements of the Exterran ABS Lessor, suggests that the assets of the Exterran ABS Lessor are available to pay the debts of either the Contributor or the Manager. The Exterran ABS Lessor shall (i) keep complete minutes of the meetings and other proceedings of the Exterran ABS Lessor, and (ii) continuously maintain the resolutions, agreements and other instruments underlying the sale and transfer of the Owner Compressors as official records of the Exterran ABS Lessor.
          Section 674 Taxes. The Exterran ABS Lessor shall, or shall cause the Manager to, pay when due, all of its taxes, unless, and only to the extent that, the Exterran ABS Lessor is contesting such taxes in good faith and by appropriate proceedings and the Exterran ABS Lessor has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.
          The Exterran ABS Lessor shall prepare and make available to the Indenture Trustee and the Deal Agent for inspection for a reasonable time following the required date of filing (or, to the extent permissible, file on behalf of the Indenture Trustee) any and all reports (other than income tax returns) to be filed by the Exterran ABS Lessor or the Indenture Trustee with any Governmental Authority by reason of the ownership by the Exterran ABS Lessor of any Owner Compressor or the contracting thereof to Users or the use thereof by the Exterran ABS Lessor in the provision of contract compression services, to the extent any such reports are required because of the nature of the Owner Compressors. The provisions of this Section 674 shall be interpreted, to the maximum extent possible, in a manner consistent with Sections 2.6 and 5.8 of the Management Agreement.
          Section 675 Subsidiaries. The Exterran ABS Lessor shall not create any Subsidiaries.
          Section 676 Investments. The Exterran ABS Lessor shall not make or permit to exist any Investment in any Person except for Investments in Eligible Investments made in accordance with the terms of this Indenture.

          Section 677 Separate Identity. The Exterran ABS Lessor makes herein by this reference each of the representations and warranties made by it to Baker Botts LLP in support of its opinions respecting the consolidation of the Exterran ABS Lessor and certain other parties issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.
          Section 678 OFAC. The Exterran ABS Lessor shall not (i) in a manner which would violate the laws of the United States, other than pursuant to a license issued by OFAC, enter into a Contract, or consent to such a Contract, in respect of any of the Contributed Compressors to any Person that is a Sanctioned Person or (ii) derive any of its assets or operating income from investments in or transactions with any such Sanctioned Person. If the Exterran ABS Lessor obtains knowledge that a Contributed Compressor is under a Contract with a Sanctioned Person or located or used in a Sanctioned Country in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC), then the Exterran ABS Lessor shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Contributed Compressor from the Asset Base for so long as such condition continues.
ARTICLE VII
DISCHARGE OF INDENTURE;
PREPAYMENTS
          Section 701 Full Discharge. Upon payment in full of all Outstanding Obligations (including, without limitation, termination of each Interest Rate Swap Agreement and payment of all amounts, including termination amounts, payable in connection therewith), the Indenture Trustee shall, at the written request and at the expense of the Issuer, execute and deliver to the Issuer such deeds or other instruments as shall be requisite to evidence the satisfaction and discharge of this Indenture and the security and Liens hereby created, and to release the Issuer from its covenants contained in this Indenture and the Supplements hereto in connection with the satisfaction and discharge of the Indenture. The Indenture Trustee shall be entitled to receive an Opinion of Counsel stating that such satisfaction and discharge is authorized and permitted.
          Section 702 Prepayment of Notes.
          (a) Optional Prepayments. The Issuer may, from time to time, make an optional Prepayment of principal of the Notes of any Series at the times, in the amounts and subject to the conditions and limitations set forth in the Supplement for the Series of Notes to be prepaid. Any optional Prepayment of principal made by the Issuer pursuant to this Section 702 shall also include accrued interest to the date of the prepayment on the amount being prepaid. All Prepayments made in accordance with this Section 702(a) shall be accomplished by a deposit of funds (including any amounts required pursuant to the provisions of Section 702(c) hereof) directly into the Trust Account. Notice of any voluntary prepayment of a Series of Term Notes to be made by the Issuer pursuant to the provisions of this Section 702(a) shall be given by the Issuer to the Indenture Trustee, each Interest Rate Hedge Provider and, if applicable, any Series Enhancer for such Series of Notes to be prepaid, not later than the tenth (10th) day prior to the date of such prepayment and not earlier than the Payment Date immediately preceding the date of such prepayment.
          (b) Mandatory Prepayments. If at any time the Supplemental Principal Payment Amount for any Payment Date is more than zero, then the Issuer shall, in accordance with Section 302 on such Payment Date make a payment of the Supplemental Principal Payment Amount which Supplemental Principal Payment Amount shall be paid in the following order of priority:
          (i) to each Series of Warehouse Notes then Outstanding for which the Commitment Termination Date has not occurred on a pro rata basis, in proportion to the then unpaid principal balance of such Series of Warehouse Notes to the unpaid principal balances of all such Series of Warehouse Notes, until the principal balances of all such Series of Warehouse Notes have been paid in full;

          (ii) if any Supplemental Principal Payment Amount remains after application of clause (i), then the aggregate amount of such excess shall be applied to each Series of Warehouse Notes then Outstanding for which the Commitment Termination Date has occurred on a pro rata basis, in proportion to the then unpaid principal balance of such Series of Warehouse Notes to the unpaid principal balances of all such Series of Warehouse Notes then Outstanding, until the principal balances of all such Series of Warehouse Notes have been paid in full; and
          (iii) if any Supplemental Principal Payment Amount remains after application of clause (ii), then the aggregate amount of such excess shall be applied to each Series of Term Notes then Outstanding on a pro rata basis, in proportion to the then unpaid principal balance of such Series of Term Notes to the unpaid principal balances of all Series of Term Notes then Outstanding.
Solely for purposes of determining the Supplemental Principal Payment Amount for purposes of this Section 702(b), a determination of whether or not a Trigger Event is continuing on any Payment Date shall be determined in accordance with the following criteria:
          (iv) each of a Manager Default and an Event of Default shall continue until such event or condition has been waived by (i) in the case of any payment default (including an Event of Default under clause (i) or (ii) of Section 801 hereof), 100% of the Control Parties and, to the extent required pursuant to Section 808 or 1002(a), each affected Noteholder, and (ii) in any other case, the Requisite Global Majority and any other Person or Persons required to consent to such waiver pursuant to Section 813;
          (v) a Net Revenue Event shall continue until the next succeeding Determination Date on which the related Manager Report indicates that such condition no longer exists, at which time such event shall be deemed to have been cured; and
          (vi) an Undercollateralization Event shall continue until the next succeeding Determination Date on which the related Manager Report indicates that such condition no longer exists, at which time such event shall be deemed to have been cured;
provided, however, the events described in clauses (i), (ii) and (iii) may not, solely for purposes of determining whether a Supplemental Principal Payment Amount is payable, be waived or cured on more than two (2) occasions.
          (c) Repayment of Interest Rate Hedge Provider. If the Issuer has elected to make a voluntary Prepayment in accordance with the provisions of Section 702(a) above or is required to make a Prepayment in accordance with the provisions of Section 702(b) above, then in addition to such Prepayment, the Issuer shall pay such amount, including any termination payments, necessary (in each case as determined by the Requisite Global Majority and after taking account of payment priorities set forth in Section 302 hereunder) to reduce the aggregate notional balance of all outstanding transactions under the Interest Rate Swap Agreements in accordance with the terms of Section 631 hereof and the terms of the related Interest Rate Swap Agreements. So long as no Trigger Event or Event of Default is then continuing, the Issuer (or the Manager on its behalf) may exercise its discretion in selecting the specific transactions and the notional amounts thereof to be terminated. If a Trigger Event or Event of Default is then continuing, the outstanding transactions under the Interest Rate Swap Agreements will be terminated on a pro rata basis, based on the respective notional amounts for each remaining calculation period so that the remaining notional amounts for all future calculation periods under such transactions shall comply with the requirements of Section 631(a) and not exceed such requirements by more than the amounts set forth in Section 631(a)(y) hereof.
          (d) Adjustment of Prospective Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts for Partial Voluntary Prepayments. In the event that the Issuer makes a voluntary prepayment of less than all of the then unpaid principal balance of any Series of Term Notes in accordance with the provisions of Section 702(a), then the Issuer shall promptly (but in any event within ten (10) Business Days after the date on which such prepayment is made) thereafter recalculate the Minimum Targeted Principal Balances and Scheduled Targeted Principal Balances for such Series of Notes for each future Payment Date such that, after giving effect to such adjustment, each subsequent Minimum Targeted Principal Balance and Scheduled Targeted Principal

Balance for such Series of Term Notes shall be reduced by an amount equal to the quotient of (i) the aggregate amount of such prepayment actually received by the Noteholders of such Series, divided by (ii) the number of remaining Payment Dates to and including, the Legal Final Maturity Date (in the case of adjustments to future Minimum Principal Payment Amounts) or the Expected Final Payment Date (in the case of adjustments to future Scheduled Principal Payment Amounts).
          (e) Allocation of Targeted Adjustment Amount. If the Manager Report delivered on any Determination Date indicates that a Targeted Adjustment Amount exists, then the Issuer shall promptly (but in any event within ten (10) Business Days) after receipt of such Manager Report, apply such Targeted Adjustment Amount in the following order of priority:
          (i) to reduce (but not below zero) by the amount of such Targeted Adjustment Amount each of the Minimum Targeted Principal Balance and the Scheduled Targeted Principal Balance, in each case, for all remaining Payment Dates of any Series of Warehouse Notes for which the Commitment Termination Date has occurred (or, if there are multiple Series of Warehouse Notes for which the Commitment Termination Date has occurred, such Targeted Adjustment Amount shall be allocated among each such Series of Warehouse Notes on a pro rata basis based on each such Series’ then respective unpaid principal balances), and
          (ii) if any Targeted Adjustment Amount remains after application of clause (i), with respect to either the Minimum Targeted Principal Balance or the Scheduled Targeted Principal Balance on the next succeeding Payment Date, then, in each such case, the amount of such excess in the aggregate shall be allocated on a pro rata basis (based on then unpaid principal balances) among all Series of Term Notes then Outstanding and the amount allocated to each such Series shall then be used to reduce (but not below zero) the Minimum Targeted Principal Balances and the Scheduled Targeted Principal Balances, as applicable, in each case, for all remaining Payment Dates of such Series of Term Notes by the amount of such allocated Targeted Adjustment Amount.
ARTICLE VIII
DEFAULT PROVISIONS AND REMEDIES
          Section 801 Event of Default. “Event of Default”, wherever used herein with respect to any Series of Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):
          (i) default in the payment on any Payment Date of any of the following: (A) any Interest Payment, Default Fee or Commitment Fees (if applicable) then due and payable on any Series of Notes, (B) any Indenture Trustee’s Fees then due and payable or (C) any scheduled payments owing to any Interest Rate Hedge Provider, and, in any such case, such default continues in each case for two (2) Business Days after the due date thereof;
          (ii) failure to make payment in full in cash of the then unpaid principal balance of any Series of Notes on the Legal Final Maturity Date of such Series of Notes;
          (iii) default in the due observance or performance of any covenant of the Issuer set forth in Sections 608(a)(ii), 609 (only if such default could reasonably be expected to result in “substantive consolidation” of the Issuer with the estate of any other Person in connection with a bankruptcy proceeding), 610, 612, 613, 614, 615, 616, 617, 621, 625, 626 or 649 hereof;
          (iv) default in the due observance or performance of any covenant of the Issuer set forth in Sections 606, 608(b), 608(d) and 611, which breach or failure continues unremedied for a period of ten (10) days after the earliest of (i) any Authorized Officer of the Issuer, or Responsible Officer of the applicable Exterran Affiliate, as the case may be, first acquiring knowledge thereof, (ii) the Indenture

Trustee’s giving written notice thereof to the Issuer and each Exterran Affiliate, (iii) any Noteholder giving written notice thereof to the Issuer, each Exterran Affiliate and the Indenture Trustee, and (iv) any Series Enhancer giving written notice thereof to the Issuer, each Exterran Affiliate and the Indenture Trustee;
          (v) default in the due observance or performance of a covenant set forth in Section 643 or Section 645 hereof, and such default continues unremedied (which remedy (1) in the case of Section 643, must be effected by a substitution, subject to Section 649 hereof, of each affected Compressor, and (2) in the case of Section 645, must be effected by an additional deposit by the Contributors into the Trust Account of an amount equal to the difference between the amount of Net Compressor Sales Proceeds that was required to have been paid pursuant to clause (iii) of the proviso to Section 645 and the amount of Net Compressor Sales Proceeds actually received for each affected Owner Compressor (in the case of a sale that satisfied all the requirements of Section 645 other than clause (iii) of the proviso to Section 645) or by a Deemed Substitution of each affected Owner Compressor (in the case of any other default under Section 645) for more than five (5) Business Days after the date on which a Responsible Officer of the Issuer or the Manager first obtains knowledge of such default; provided, however, that the Issuer shall not be entitled to cure any breach described in this clause (v) if the exercise of such cure would cause the Aggregate Cure Limitation to be exceeded;
          (vi) default in the due observance or performance of the covenant set forth in Section 646 hereof;
          (vii) default in the due observance or performance of the covenant set forth in Section 644 hereof and, in the case of a default of clause (ii) thereof, such default (A) results in one or more Prohibited Below DV Compressors, and (B) the Issuer shall not have sold all of such Prohibited Below DV Compressors to an Exterran Affiliate in a sale complying with the provisions of Section 645 on or prior to the date occurring more than five (5) Business Days after the date on which a Responsible Officer of the Issuer or the Manager first obtains knowledge of such default;
          (viii) default in the due observance or performance of the covenant set forth in Section 647 hereof and, if such breach relates to a Permissible Accidental Foreign Compressor that is not subject to either a User Contract or other contract for compression services at any time while such Compressor is located outside the United States, such condition continues unremedied (which remedy must be effected by a substitution, subject to Section 649 hereof, or a sale in compliance with Sections 645 and 646 hereof) for more than five (5) Business Days after the date on which a Responsible Officer of the Issuer or the Manager first obtains knowledge of such breach; provided, however, that the Issuer shall not be entitled to cure such breach if the exercise of such cure would cause the Aggregate Cure Limitation to be exceeded;
          (ix) default in the due observance or performance of any covenant of the Exterran ABS Lessor set forth in Sections 608(a)(ii), 609 (only if such default could reasonably be expected to result in “substantive consolidation” of the Exterran ABS Lessor with the estate of any other Person in connection with a bankruptcy proceeding), 610, 612, 613, 614, 615, 616, 617, 621, 625, 626 or 649 hereof;
          (x) default in the due observance or performance of any covenant of the Exterran ABS Lessor set forth in Sections 606, 608(b), 608(d) and 611, which breach or failure continues unremedied for a period of ten (10) days after the earliest of (i) any Authorized Officer of the Issuer, or Responsible Officer of the applicable Exterran Affiliate, as the case may be, first acquiring knowledge thereof, (ii) the Indenture Trustee’s giving written notice thereof to the Exterran ABS Lessor and each Exterran Affiliate, (iii) any Noteholder giving written notice thereof to the Exterran ABS Lessor, each Exterran Affiliate and the Indenture Trustee, and (iv) any Series Enhancer giving written notice thereof to the Exterran ABS Lessor, each Exterran Affiliate and the Indenture Trustee;
          (xi) default in the due observance or performance of a covenant set forth in Section 643 or Section 645 hereof, and such default continues unremedied (which remedy (1) in the case of Section 643, must be effected by a substitution, subject to Section 649 hereof, of each affected Compressor, and (2) in the case of Section 645, must be effected by an additional deposit by the Contributors into the Trust Account of an amount equal to the difference between the amount of Net Compressor Sales Proceeds that was required to have been paid pursuant to clause (iii) of the proviso to Section 645 and the amount of Net Compressor Sales Proceeds actually received for each affected Owner Compressor (in the case of a sale that satisfied all the requirements of Section 645 other than clause (iii) of the proviso to Section 645) or by a Deemed Substitution of each affected Owner Compressor (in the case of any other default under Section 645) for more than five (5) Business Days after the date on which a Responsible Officer of the Exterran ABS Lessor or the Manager first obtains knowledge of such default; provided, however, that the Exterran ABS Lessor shall not be entitled to cure any breach described in this clause (v) if the exercise of such cure would cause the Aggregate Cure Limitation to be exceeded;
          (xii) default in the due observance or performance of any covenant of the Issuer or any Exterran Affiliate in any Related Document (to the extent such breach is not otherwise addressed in this Section 801) which breach or failure, if curable, continues unremedied for a period of thirty (30) days after the earliest to occur of (i) any Authorized Officer or Responsible Officer of such Person first acquiring knowledge thereof, (ii) the Indenture Trustee’s giving written notice thereof to such Person or (iii) any Noteholder or Series Enhancer giving written notice thereof to such Person and the Indenture Trustee;
          (xiii) any representation or warranty of the Issuer or any Exterran Affiliate made in any other Related Document shall prove to be incorrect in any material respect as of the time when the same shall have been made and remains, if curable, unremedied for a period of fifteen (15) days after the earliest to occur of (i) any Authorized Officer or Responsible Officer of such Person, first acquiring knowledge thereof, (ii) the Indenture Trustee’s giving written notice thereof to such Person or (iii) any Noteholder or Series Enhancer giving written notice thereof to such Person and the Indenture Trustee;
          (xiv) the entry of a decree or order for relief by a court having jurisdiction in respect of the Issuer or the Exterran ABS Lessor in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Issuer or the Exterran ABS Lessor or for any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;
          (xv) the commencement by the Issuer or the Exterran ABS Lessor of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Issuer or the Exterran ABS Lessor to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Issuer or the Exterran ABS Lessor or any substantial part of its respective properties, or the making by the Issuer or the Exterran ABS Lessor of any general assignment for the benefit of creditors, or the inability or the failure by the Issuer or the Exterran ABS Lessor generally to pay its debts as they become due, or the taking of any action by the Issuer or the Exterran ABS Lessor in furtherance of any such action;
          (xvi) either (x) the Indenture Trustee shall fail to have a first priority perfected security interest in all, or any portion, of the Collateral or (y) the Issuer shall incur or assume, or permit to exist, any Liens on the Collateral (except Permitted Encumbrances) and, in the case of this clause (y), such Liens shall continue to exist unremedied for a period of ten (10) days after the earlier to occur of (i) receipt by Issuer of written notice thereof from the Indenture Trustee or any Entitled Party or (ii) the date on which any Responsible Officer of the Manager or the Issuer shall have actual knowledge of such Liens;
          (xvii) the Issuer is required to register as an investment company under the Investment Company Act of 1940, as amended;
          (xviii) any payment shall be made by a Series Enhancer under any Enhancement Agreement;
          (xix) the rendering against either the Issuer or the Exterran ABS Lessor of a final judgment, decree or order for the payment of money in excess of $25,000 and the continuance of such judgment, decree or order unsatisfied, unbonded or uninsured for a period of sixty (60) consecutive days;

          (xx) either (x) a Manager Default occurs, and the Back-up Manager fails to assume the role of Replacement Manager within ninety (90) days of receipt of the Manager Termination Notice, or (y) there is no Manager for ninety (90) days;
          (xxi) any Related Document ceases to be in full force and effect (other than in accordance with its terms);
          (xxii) as of any Payment Date, the Aggregate Note Principal Balance exceeds the Asset Base in effect on the related Determination Date and such condition continues unremedied for sixty (60) days; or
          (xxiii) the exercise of any remedy by the Exterran ABS Lessor against the Issuer under the Lease.
The occurrence of an Event of Default with respect to one Series of Notes shall constitute an Event of Default with respect to all other Series of Notes then Outstanding unless the related Supplement with respect to each such Series of Notes shall specifically provide to the contrary.
          Section 802 Acceleration of Stated Maturity; Rescission and Annulment. (a) Upon the occurrence of an Event of Default of a type described in Section 801(xiv) or Section 801(xv), the unpaid principal balance of, and accrued interest on, all Classes and Series of Notes, together with all other amounts then due and owing to the Noteholders and under all other Outstanding Obligations, shall become immediately due and payable without further action by any Person; provided that, the Noteholders’ rights with respect thereto shall be limited as set forth in Section 808. Except as set forth in the immediately preceding sentence, if an Event of Default under Section 801 occurs and is continuing, then and in every such case the Requisite Global Majority may declare the principal of and accrued interest on all Notes of all Series then Outstanding to be due and payable immediately, by a notice in writing to the Issuer and to the Indenture Trustee given by the Requisite Global Majority, and upon any such declaration such principal and accrued interest shall become immediately due and payable. Each Interest Rate Hedge Provider shall receive prompt notice of any acceleration hereunder from the Issuer.
          (b) At any time after such a declaration of acceleration has been made and before a Sale by the Indenture Trustee or a judgment or decree for payment of the money due has been obtained by the Indenture Trustee as hereinafter in this Article provided, the Requisite Global Majority, by written notice to the Issuer and the Indenture Trustee, may rescind and annul such declaration and its consequences if:
          (i) the Issuer has paid or deposited with the Indenture Trustee a sum sufficient to pay:
     (A) all of the installments of interest and premium, if any, on, and principal of, all Notes which were overdue prior to the date of such acceleration;
     (B) to the extent that payment of such interest is lawful, interest upon overdue installments of interest at the Overdue Rate for such Notes set forth in the related Supplement;
     (C) all sums paid or advanced by the Indenture Trustee or the Manager hereunder and the reasonable compensation, out-of-pocket expenses, disbursements and advances of the Indenture Trustee, its agents and counsel incurred in connection with the enforcement of this Indenture;
     (D) all scheduled payments then due under any Interest Rate Swap Agreement, together with interest thereon in accordance with the terms thereof; and
          (ii) all Events of Default, other than the nonpayment of the principal of or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 813 hereof.

     No such rescission with respect to any Event of Default shall affect any subsequent Event of Default or impair any right consequent thereon, nor shall any such rescission affect any Interest Rate Swap Agreement that has been terminated in accordance with the terms thereof.
          Section 803 Collection of Indebtedness. The Issuer covenants that, if an Event of Default occurs and is continuing and a declaration of acceleration has been made under Section 802 and not rescinded or annulled, the Issuer shall, upon demand of the Indenture Trustee (at the direction of the Requisite Global Majority), pay to the Indenture Trustee, for the benefit of the Noteholders of all Series then Outstanding and all Interest Rate Hedge Providers, the whole amount then due and payable on such Notes for principal and interest, with interest upon the overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the Overdue Rate payable with respect to each such Note; and, in addition thereto, such further amount as shall be sufficient to cover all other Outstanding Obligations and the costs and out-of-pocket expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee, any Series Enhancer and their respective agents and counsel incurred in connection with the enforcement of this Indenture.
          Section 804 Remedies. If an Event of Default shall occur and be continuing, the Indenture Trustee, by such officer or agent as it may appoint, shall notify the applicable Rating Agencies, if any, and each Control Party of such Event of Default and shall, if and as instructed in writing by the Requisite Global Majority, take any one or more (separately, successively or simultaneously) of the following steps:
          (i) institute any Proceedings, in its own name and as trustee of an express trust, for the collection of all amounts then due and payable on the Notes of all Series or under this Indenture or the related Supplement with respect thereto, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral and any other assets of the Issuer any monies adjudged due;
          (ii) subject to (A) the quiet enjoyment rights of any User under a User Contract permitted by the Related Documents and (B) the restrictions set forth in the Intercreditor Agreement, sell (including any Sale made in accordance with Section 816 hereof), hold or enter into contracts for hire of the Collateral or any portion thereof or rights or interest therein, at one or more public or private transactions conducted in any manner permitted by law;
          (iii) terminate the Management Agreement and engage the Back-up Manager or another replacement Manager;
          (iv) institute any Proceedings from time to time for the complete or partial foreclosure of the Lien created by this Indenture with respect to the Collateral;
          (v) institute such other appropriate Proceedings to protect and enforce any other rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy;
          (vi) exercise any remedies of a secured party under the UCC or any Applicable Law and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee or the Noteholders hereunder in order to enforce the rights of the Indenture Trustee hereunder;
          (vii) appoint a receiver or a manager over the Issuer or its assets;
          (viii) file proofs of “Claim” (as defined under the Bankruptcy Code);
          (ix) take possession of the Collateral or any portion thereof or rights of interest therein; or
          (x) take any or all actions permitted under Section 401(d) hereof;

provided, however, that no Owner Compressor may be sold pursuant to this Section 804 unless the purchase price therefor is in cash in an amount not less than the Depreciated Value for such Owner Compressor, unless all of the Control Parties consent to such sale; and provided, further, that no Owner Compressors may be sold by the Indenture Trustee pursuant to this Section 804 unless the aggregate Net Compressor Sales Proceeds to be realized from such Sale equal or exceed the amount required to repay in full all of the amounts set forth in clauses (1) through (13) of Section 302(e) hereof, unless each Control Party and each Interest Rate Hedge Provider consent to such Sale.
          Section 805 Indenture Trustee May Enforce Claims Without Possession of Notes. (a) In all Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all of the Noteholders and each Interest Rate Hedge Provider, and it shall not be necessary to make any Noteholder a party to any such Proceedings.
          (b) All rights of action and claims under this Indenture, the related Supplement or such Notes may be prosecuted and enforced by the Indenture Trustee without the possession of any of the Notes or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Indenture Trustee shall be brought in its own name as trustee of an express trust, and any recovery whether by judgment, settlement or otherwise shall, after provision for the payment of the reasonable compensation, expenses, and disbursements incurred and advances made by the Indenture Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes and each Interest Rate Hedge Provider, subject to the subordination of payments among Classes of a particular Series as set forth in the related Supplement.
          Section 806 Allocation of Money Collected. If the Notes of all Series have been declared due and payable following an Event of Default and such declaration and its consequences have not been rescinded or annulled, any money collected by the Indenture Trustee pursuant to this Article or otherwise and any other monies that may be held or thereafter received by the Indenture Trustee as security for such Notes shall be paid, to the extent permitted by law, to the Persons in the amounts and in the priority set forth in Section 302(e) hereof.
          Section 807 Limitation on Suits. Except to the extent provided in Section 808 hereof, no Noteholder shall have the right to institute any Proceeding, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless each of the following conditions shall have been satisfied:
          (i) such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;
          (ii) the Requisite Global Majority shall have made written request to the Indenture Trustee to institute Proceedings in respect of such Event of Default in its own name as the Indenture Trustee hereunder;
          (iii) such Holder or Holders have offered to the Indenture Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purpose);
          (iv) the Indenture Trustee has, for thirty (30) days after its receipt by a Corporate Trust Officer of such notice, request and offer of security or indemnity, failed to institute any such Proceeding;
          (v) no direction inconsistent with such written request has been given to the Indenture Trustee during such thirty (30) day period by the Requisite Global Majority; and
          (vi) if such Series of Notes has the benefit of an Enhancement Agreement, a Series Enhancer Default has occurred and is continuing.

It being understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Noteholder or any Interest Rate Hedge Provider, or to obtain or to seek to obtain priority or preference over any other Noteholder (except to the extent provided in the related Supplement) or to enforce any right under this Indenture, except in the manner herein provided and for the benefit of all Noteholders.
          Section 808 Right of Holders to Receive Principal and Interest. Notwithstanding any other provision of this Indenture, each Noteholder shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on its Note as such principal and interest becomes due and payable and to institute any Proceeding for the enforcement of such payment, and such rights shall not be impaired without the consent of such Holder; provided, however, that no Noteholder shall have any right to receive payment of principal under its Notes prior to the Legal Final Maturity Date therefor nor shall any such Noteholder institute any Proceeding for the enforcement of any such payment prior to such Legal Final Maturity Date.
          Section 809 Restoration of Rights and Remedies. If the Indenture Trustee or any Holder has instituted any Proceeding to enforce any right or remedy under this Indenture or the related Supplement and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Indenture Trustee, any Series Enhancer or to such Holder, then and in every such case, subject to any determination in such Proceeding, the Issuer, the Exterran ABS Lessor, the Indenture Trustee, any Series Enhancer and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Indenture Trustee, such Series Enhancer and the Holders shall continue as though no such Proceeding had been instituted.
          Section 810 Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Indenture Trustee, any Control Party, any Series Enhancer, any Interest Rate Hedge Provider or to the Holders pursuant to this Indenture or any Supplement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
          Section 811 Delay or Omission Not Waiver. No delay or omission of the Indenture Trustee, any Control Party, any Series Enhancer, any Interest Rate Hedge Provider or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Indenture Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee, any Control Party, any Series Enhancer, any Interest Rate Hedge Provider, or the Holders, as the case may be, subject to the right of the Control Party to control such right pursuant to Section 812 hereof.
          Section 812 Control by Requisite Global Majority. Upon the occurrence of an Event of Default, the Requisite Global Majority shall, except as set forth in the proviso to Section 804 hereof, have the right to direct the time, method and place of conducting any Proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee; provided that, (i) such direction shall not be in conflict with any rule of law or with this Indenture, including, without limitation, Section 804 hereof, (ii) such Requisite Global Majority has offered to the Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities which it might incur in connection therewith as provided in Section 902(iii) hereof and (iii) the Indenture Trustee may take any other action deemed proper by the Indenture Trustee which is not inconsistent with such direction.
          Section 813 Waiver of Past Defaults. (a) The Requisite Global Majority may, on behalf of all Noteholders of all Series, waive any past Event of Default and its consequences, except that:
          (i) a waiver of any payment default (including any Event of Default under clause (i) or (ii) of Section 801 hereof) shall require the consent of all of the Control Parties and, to the extent required pursuant to Section 1002(a), each affected Noteholder, and shall not require Requisite Global Majority consent; and

          (ii) any waiver in respect of a covenant or provision hereof which, pursuant to Section 1002 hereof, cannot be modified or amended without the consent of (x) each Holder of each Outstanding Note affected thereby and each Series Enhancer or (y) each Control Party for each Series of Notes shall, in each case, require the consent of such Persons as are required to amend such covenant or provision (in addition to the consent of the Requisite Global Majority).
          (b) Upon any waiver pursuant to Section 813(a) above, such Event of Default shall cease to exist and shall be deemed to have been cured and not to have occurred for every purpose of this Indenture; provided, however, that no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon. No such waiver shall affect any Interest Rate Swap Agreement that has been terminated in accordance with its terms.
          Section 814 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as the Indenture Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided, however, that the provisions of this Section shall not apply to any suit instituted by the Indenture Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% of the aggregate principal balance of the Notes of all Series then Outstanding, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Note on or after the Legal Final Maturity Date of such Note.
          Section 815 Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
          Section 816 Sale of Collateral. (a) The power to effect any sale (a “Sale”) of any portion of the Collateral pursuant to Section 804 hereof shall not be exhausted by any one or more Sales as to any portion of the Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all Outstanding Obligations shall have been paid in full. The Indenture Trustee (at the direction of the Requisite Global Majority) may from time to time postpone any Sale by public announcement made at the time and place of such Sale.
          (b) Upon any Sale, whether made under the power of sale hereby given or under judgment, order or decree in any Proceeding for the foreclosure or involving the enforcement of this Indenture: (i) the Indenture Trustee, at the written direction of the Requisite Global Majority, may bid for and purchase the property being sold, and upon compliance with the terms of such Sale may hold, retain and possess and dispose of such property in accordance with the terms of this Indenture; and (ii) the receipt of the Indenture Trustee or of any officer thereof making such Sale shall be a sufficient discharge to the purchaser or purchasers at such Sale for its or their purchase money, and such purchaser or purchasers, and its or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of the Indenture Trustee or of such officer therefor, be obliged to see to the application of such purchase money or be in any way answerable for any loss, misappropriation or non-application thereof.
          (c) The Indenture Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a Sale thereof. In addition, the Indenture Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest (subject to the User’s rights of quiet enjoyment) in any portion of the Collateral in connection with a Sale thereof, and to take all action necessary to effect such Sale. No purchaser or transferee at such a Sale shall be bound to ascertain the Indenture Trustee’s authority, inquire into the satisfaction of any conditions precedent or see to the application of any monies.
          (d) The Indenture Trustee acknowledges that its right to sell, transfer or otherwise convey any Interest Rate Swap Agreement or exercise any foreclosure rights with respect thereto shall be subject to compliance with the provisions of the applicable Interest Rate Swap Agreement.
          Section 817 Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture or any Supplement shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture or any Supplement. Neither the Lien of this Indenture nor any rights or remedies of the Indenture Trustee, any Control Party, any Series Enhancer, any Interest Rate Hedge Provider or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer.
          Section 818 Determination of Existence of Event of Default for Purposes of Section 302(e). The Indenture Trustee shall distribute amounts pursuant to the provisions of Section 302(e) hereof on each Payment Date that occurs during the period commencing on the Indenture Trustee’s receipt of notice from the Manager, the Issuer, either Contributor or the Requisite Global Majority that an Event of Default has occurred and is continuing on the date of such notice and ending on the date on which the applicable Event of Default has been waived in a written notice to the Indenture Trustee and Issuer executed by the Persons required to consent thereto pursuant to Section 813.
          Section 819 Notification of Each Series Enhancer and Interest Rate Hedge Provider. Upon the Indenture Trustee’s receipt of notice with respect to, without duplication, (1) any exercise by the Requisite Global Majority of its rights under any Related Document, (2) any direction or instruction by the Requisite Global Majority with respect to any Related Document or (3) any declaration, waiver or other action of the Requisite Global Majority under any Related Document, the Indenture Trustee shall deliver a written notice to each Series Enhancer (other than any Series Enhancer constituting part of such Requisite Global Majority) and each Interest Rate Hedge Provider informing it of such exercise, direction, instruction, declaration, waiver or action no later than one (1) Business Day after the Indenture Trustee’s receipt of the applicable notice.
ARTICLE IX
CONCERNING THE INDENTURE TRUSTEE
          Section 901 Duties of the Indenture Trustee. The Indenture Trustee, prior to the occurrence of an Event of Default or after the cure or waiver of any Event of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and the related Supplement and no implied duties shall be inferred against it. If an Event of Default with respect to any Series has occurred and is continuing, the Indenture Trustee, at the written direction of the Control Party, shall exercise such of the rights and powers vested in it by this Indenture and the related Supplement, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
          The Indenture Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provisions of this Indenture and any applicable Supplement, shall determine whether they are substantially in the form required by this Indenture and any applicable Supplement; provided, however, that the Indenture Trustee shall not be responsible for the accuracy or content (including mathematical calculations) of any such resolution, certificate, statement, opinion, report, document, order or other instrument furnished pursuant to this Indenture and any applicable Supplement.
          No provision of this Indenture or any Supplement shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

          (i) Prior to the occurrence of an Event of Default and after the cure or waiver of any Event of Default that may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture and any Supplements issued pursuant to the terms hereof. The Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and any Supplements issued pursuant to the terms hereof, and no implied covenants or obligations shall be read into this Indenture against the Indenture Trustee and, in the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates, statements, reports, documents, orders, opinions or other instruments (whether in their original or facsimile form) furnished to the Indenture Trustee and conforming to the requirements of this Indenture and any Supplements issued pursuant to the terms hereof;
          (ii) The Indenture Trustee shall not be liable for an error of judgment made in good faith by a Corporate Trust Officer or Corporate Trust Officers of the Indenture Trustee, unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts; and
          (iii) The Indenture Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Control Party relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.
          No provisions of this Indenture shall require the Indenture Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate security or indemnity against such risk or liability is not reasonably assured to it (the unsecured indemnity of a Rated Institutional Noteholder shall not constitute reasonable grounds for believing that repayment of any such funds is not reasonably assured to it.)
          Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Indenture Trustee shall be subject to the provisions of this Section 901.
          Section 902 Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 901 hereof:
          (i) The Indenture Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any Opinion of Counsel, certificate of an officer of the Manager, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;
          (ii) The Indenture Trustee may consult with counsel of its selection and any advice of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance in reliance thereof;
          (iii) The Indenture Trustee shall be under no obligation to institute, conduct or defend any litigation or proceeding hereunder or in relation hereto at the request, order or direction of the Control Party, pursuant to the provisions of this Indenture, unless the Control Party shall have offered to the Indenture Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purpose);

          (iv) The Indenture Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;
          (v) The Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Control Party; provided, however that the Indenture Trustee may require reasonable security or indemnity satisfactory to it against any cost, expense or liability likely to be incurred in making such investigation as a condition to so proceeding (the unsecured indemnity of a Rated Institutional Noteholder being deemed satisfactory for such purposes). The reasonable expense of any such examination shall be paid, on a pro rata basis, by the Noteholders or, if paid by the Indenture Trustee, shall be reimbursed by such Noteholders upon demand;
          (vi) The Indenture Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder; provided, however, that any agreement with an agent or an attorney shall provide for due care by such agent or attorney in respect of the Issuer;
          (vii) The Indenture Trustee shall not be charged with knowledge of any default or Event of Default unless either a Corporate Trust Officer of the Indenture Trustee shall have actual knowledge or written notice of such shall have been actually received by a Corporate Trust Officer of the Indenture Trustee; and
          (viii) The rights, privileges, protections, immunities and benefits given to the Indenture Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Indenture Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.
          The provisions of this Section 902 shall be applicable to the Indenture Trustee in its capacity as the Indenture Trustee under this Indenture. Delivery of any reports, information and documents to the Indenture Trustee provided for herein (or in any Related Document) is for informational purposes only and the Indenture Trustee’s receipt of such shall not constitute constructive knowledge of any information contained therein or determinable from information contained therein, including the Manager’s or Issuer’s compliance with any of its representations, warranties or covenants under this Indenture or any of the Related Documents (as to which the Indenture Trustee is entitled to rely exclusively on Officers’ Certificates).
          Section 903 Indenture Trustee Not Liable. (a) The recitals contained herein (other than the representations and warranties contained in Section 911 hereof), in any Supplement and in the Notes (other than the certificate of authentication on the Notes) shall be taken as the statements of the Issuer, and the Indenture Trustee assumes no responsibility for their correctness. The Indenture Trustee makes no representations as to the validity or sufficiency of this Indenture, any Supplement, the Notes, the Collateral or any Related Document. The Indenture Trustee shall not be accountable for the use or application by the Issuer of any of the Notes or of the proceeds thereof, or for the use or application of any funds paid to the Issuer or the Manager in respect of the Collateral.
          (b) The Indenture Trustee shall have no responsibility or liability for or with respect to the existence or validity of any Owner Compressor, the perfection of any security interest (whether as of the date hereof or at any future time), the maintenance of or the taking of any action to maintain such perfection, the validity of the assignment of any portion of the Collateral to the Indenture Trustee or of any intervening assignment, the compliance by any Exterran Affiliate with any covenant or the breach by any Exterran Affiliate of any warranty or representation made hereunder, in any Supplement or in any Related Document or the accuracy of such warranty or representation, any investment of monies in the Trust Account or any Series Account or any loss resulting therefrom; provided that, such investments are made in accordance with the provisions of Section 303 hereof, or the acts or omissions of the Manager taken in the name of the Indenture Trustee.

          (c) Except as expressly provided herein or in any Supplement, the Indenture Trustee shall not have any obligation or liability under any Contract by reason of or arising out of this Indenture or the granting of a security interest in such Contract hereunder or the receipt by the Indenture Trustee of any payment relating to any Contract pursuant hereto, nor shall the Indenture Trustee be required or obligated in any manner to perform or fulfill any of the obligations of the Issuer or the Manager under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it, or the sufficiency of any performance by any party, under any Contract.
          Section 904 Indenture Trustee May Own Notes. The Indenture Trustee in its individual or any other capacity may become the owner or pledgee of Notes with the same rights it would have if it were not the Indenture Trustee; provided that, such transaction shall not result in the disqualification of the Indenture Trustee for purposes of Rule 3a-7 under the Investment Company Act of 1940.
          Section 905 Indenture Trustee’s Fees and Expenses. The fees (“Indenture Trustee’s Fees”) of the Indenture Trustee shall be paid by the Issuer in accordance with Section 302 hereof in an amount equal to $12,000 per year. In addition, on the Closing Date, the Issuer shall pay to the Indenture Trustee an up-front fee equal to $7,500 plus reasonable attorneys’ fees. Subject to the provisions of Section 902(iii) hereof, the Issuer shall, to the extent not paid by the Manager, indemnify the Indenture Trustee and each of its officers, directors and employees for, and hold them harmless against, (i) any loss, liability, damage claim or expense (including attorneys’ fees and expenses) incurred without negligence or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself both individually and in its representative capacity against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder and (ii) any loss, liability or expense directly or indirectly incurred as a result of any penalty or other cost imposed by the Internal Revenue Service or other taxing authority (the amounts described in clauses (i) and (ii) collectively, the “Indenture Trustee Indemnified Amounts”).
          The obligations of the Issuer under this Section 905 to compensate the Indenture Trustee, to pay or reimburse the Indenture Trustee for expenses, disbursements and advances and to indemnify and hold harmless the Indenture Trustee shall constitute Outstanding Obligations hereunder and shall survive the resignation or removal of the Indenture Trustee and the satisfaction and discharge of this Indenture.
          When the Indenture Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 801(xi) or Section 801(xii), the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy law.
          Section 906 Eligibility Requirements for the Indenture Trustee. The Indenture Trustee hereunder shall at all times be a national banking association or a corporation, organized and doing business under the laws of the United States of America or any State, and authorized under such laws to exercise corporate trust powers. In addition, the Indenture Trustee or its parent corporation shall at all times (i) have a combined capital and surplus of at least $250,000,000, (ii) be subject to supervision or examination by Federal or state authority and (iii) have a long-term unsecured senior debt rating of “A-2” or better by Moody’s Investors Service, Inc. and a long-term unsecured senior debt rating of “A” by Standard & Poor’s Rating Services and short-term unsecured senior debt rating of “P-1” or better by Moody’s Investors Service, Inc. and a short-term unsecured senior debt rating of “A-2” by Standard & Poor’s Rating Services. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of such supervising or examining authority, then, for the purposes of this Section 906, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of this Section, the Indenture Trustee shall resign promptly in the manner and with the effect specified in Section 907 hereof.
          Section 907 Resignation and Removal of the Indenture Trustee. The Indenture Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Issuer, the Manager, the Deal Agent, each Series Enhancer, each Interest Rate Hedge Provider and the Noteholders. Upon receiving such notice of resignation, the Issuer shall promptly appoint a successor trustee by written instrument, a copy of which original instrument shall be delivered to the resigning Indenture Trustee and the successor Indenture Trustee. A copy of the instrument shall also be delivered to the Deal Agent. If no successor Indenture Trustee shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of resignation, the Requisite Global Majority may appoint a successor trustee or, if it does not do so within thirty (30) days thereafter, the resigning Indenture Trustee may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor trustee, which successor trustee shall meet the eligibility standards set forth in Section 906.
          If, at any time, the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 906 hereof and shall fail to resign after written request therefor by the Issuer, any Control Party or the Manager, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Issuer shall remove the Indenture Trustee and appoint a successor Indenture Trustee by written instrument, in duplicate, one copy of which original instrument shall be delivered to the Indenture Trustee so removed and one copy to the successor Indenture Trustee.
          Any resignation or removal of the Indenture Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section shall become effective upon, and only upon, acceptance of appointment by the successor trustee as provided in Section 908 hereof.
          Section 908 Successor Indenture Trustee. Any successor Indenture Trustee appointed as provided in Section 907 hereof shall execute, acknowledge and deliver to the Issuer and to its predecessor Indenture Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Indenture Trustee shall become effective and such successor Indenture Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as the Indenture Trustee herein. The predecessor Indenture Trustee shall upon payment of all charges due it, its agents and counsel deliver to the successor Indenture Trustee all documents relating to the Collateral, if any, delivered to it, together with any amount remaining in the Trust Account, and any other Series Accounts. In addition, the predecessor Indenture Trustee and, upon request of the successor Indenture Trustee, the Issuer shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Indenture Trustee all such rights, powers, duties and obligations.
          No successor Indenture Trustee shall accept appointment as provided in this Section 908 unless at the time of such acceptance such successor Indenture Trustee shall be eligible under the provisions of Section 906 hereof and the Requisite Global Majority has not objected to such appointment within ten (10) days.
          Upon acceptance of appointment by a successor Indenture Trustee as provided in this Section 908, the Issuer shall mail notice of the succession of such Indenture Trustee hereunder to each Interest Rate Hedge Provider and to all Noteholders at their addresses as shown in the registration books maintained by the Indenture Trustee. If the Issuer fails to mail such notice within ten (10) days after acceptance of appointment by the successor Indenture Trustee, the successor Indenture Trustee shall cause such notice to be mailed at the expense of the Issuer.
          Section 909 Merger or Consolidation of the Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to the business of the Indenture Trustee, shall be the successor of the Indenture Trustee hereunder, provided such entity shall be eligible under the provisions of Section 906 hereof, without the execution or filing of any paper, deed or conveyance or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
          Section 910 Separate Indenture Trustees, Co-Indenture Trustees and Custodians. If the Indenture Trustee is not capable of acting outside the United States, it shall have the power from time to time to appoint one or more Persons or corporations to act either as co-trustees jointly with the Indenture Trustee, or as separate trustees, or as custodians, for the purpose of holding title to, foreclosing or otherwise taking action with respect to any of the Collateral, when such separate trustee or co-trustee is necessary or advisable under any Applicable Laws or for the purpose of otherwise conforming to any legal requirement, restriction or condition in any applicable jurisdiction. The separate trustees, co-trustees, or custodians so appointed shall be trustees, co-trustees, or custodians for the benefit of all Noteholders and each Interest Rate Hedge Provider, and shall have such powers, rights and remedies as shall be specified in the instrument of appointment; provided, however, that no such appointment shall, or shall be deemed to, constitute the appointee an agent of the Indenture Trustee. The Issuer shall join in any such appointment, but such joining shall not be necessary for the effectiveness of such appointment.
          Every separate trustee, co-trustee and custodian shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:
          (i) all powers, duties, obligations and rights conferred upon the Indenture Trustee in respect of the receipt, custody and payment of moneys shall be exercised solely by the Indenture Trustee;
          (ii) all other rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate trustee, co-trustee, or custodian jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Collateral or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee, co-trustee or custodian;
          (iii) no trustee or custodian hereunder shall be personally liable by reason of any act or omission of any other trustee or custodian hereunder; and
          (iv) the Issuer or the Indenture Trustee may at any time accept the resignation of or remove any separate trustee, co-trustee or custodian so appointed by it or them if such resignation or removal does not violate the other terms of this Indenture.
          Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee, co-trustee, or custodian shall refer to this Indenture and the conditions of this Article. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be furnished to the Indenture Trustee and each Series Enhancer.
          Any separate trustee, co-trustee or custodian may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee, co-trustee, or custodian shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee or custodian.
          No separate trustee, co-trustee or custodian hereunder shall be required to meet the terms of eligibility as successor trustee under Section 906 hereof and no notice to Noteholders of the appointment thereof shall be required under Section 908 hereof.
          The Indenture Trustee agrees to instruct the co-trustees, if any, to the extent necessary to fulfill the Indenture Trustee’s obligations hereunder.
          Section 911 Representations and Warranties. The Indenture Trustee hereby represents and warrants as of the date of issuance of each Series that:

          (a) Organization and Good Standing. The Indenture Trustee is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America, and has the power to own its assets and to transact the business in which it is presently engaged;
          (b) Authorization. The Indenture Trustee has the power, authority and legal right to execute, deliver and perform this Indenture and each Supplement and to authenticate the Notes, and the execution, delivery and performance of this Indenture and each Supplement and the authentication of the Notes has been duly authorized by the Indenture Trustee by all necessary corporate action;
          (c) Binding Obligations. This Indenture and each Supplement, assuming due authorization, execution and delivery by the Issuer, constitutes the legal, valid and binding obligations of the Indenture Trustee, enforceable against the Indenture Trustee in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws (whether statutory, regulatory or decisional) now or hereafter in effect relating to creditors’ rights generally and the rights of trust companies in particular and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, whether in a proceeding at law or in equity;
          (d) No Violation. The performance by the Indenture Trustee of its obligations under this Indenture and each Supplement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under, the charter documents or bylaws of the Indenture Trustee;
          (e) No Proceedings. There are no proceedings or investigations to which the Indenture Trustee is a party pending, or, to the knowledge of the Indenture Trustee without independent investigation, threatened, before any court, regulatory body, administrative agency or other tribunal or Governmental Authority (A) asserting the invalidity of this Indenture or the Notes, (B) seeking to prevent the issuance of the Notes or the consummation of any of the transactions contemplated by this Indenture or (C) seeking any determination or ruling that would materially and adversely affect the performance by the Indenture Trustee of its obligations under, or the validity or enforceability of, this Indenture or the Notes;
          (f) Approvals. Neither the execution or delivery by the Indenture Trustee of this Indenture nor the consummation of the transactions by the Indenture Trustee contemplated hereby requires the consent or approval of, the giving of notice to, the registration with or the taking of any other action with respect to any Governmental Authority under any existing federal or State of Minnesota law governing the banking or trust powers of the Indenture Trustee;
          (g) Control of Indenture Trustee. The Indenture Trustee is not directly or indirectly controlled by any Exterran Affiliate or any of its Affiliates. The Indenture Trustee will promptly notify the Issuer, each Series Enhancer, each Interest Rate Hedge Provider, the Deal Agent and the Contributors if at any time it becomes controlled by any Exterran Affiliate or any of its Affiliates;
          (h) Knowledge of Adverse Claims. Wells Fargo Bank, National Association does not have any knowledge of adverse claim with respect to the Collateral in which the security interest is being granted;
          (i) No Conflict; Legal Compliance. The execution, delivery and performance of this Indenture and each of the Supplements will not: (a) contravene any provision of the Indenture Trustee’s Organizational Documents; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that could result in a Material Adverse Change; or (c) violate or result in the breach of, or constitute (with or without Notice, lapse of time or both) a default under this Indenture, the Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which the Indenture Trustee is a party or by which the Indenture Trustee, or its property and assets, may be bound or affected that could result in a Material Adverse Change or result in a Lien on any Collateral other than Permitted Encumbrances. The Indenture Trustee is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party that could result in a Material Adverse Change; and
          (j) Compliance with Law. The Indenture Trustee:
          (i) is not in violation of (1) any laws, ordinances, governmental rules or regulations, or (2) court orders to which it is subject, the violation of either of which could reasonably be expected to materially and adversely affect the ability of the Indenture Trustee to perform its obligations under and comply with the terms of this Indenture or any of the Supplements or other Related Documents to which it is a party;
          (ii) has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or the conduct of its business including, without limitation, with respect to transactions contemplated by this Indenture and any of the Supplements or other Related Documents to which it is a party; and
          (iii) is not in violation in any respect of any term of any agreement, certificate of formation, by law, or any instrument to which it is a party or by which it may be bound, which violation could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Indenture Trustee, or the interests of the Noteholders, any Series Enhancer or Eligible Interest Rate Hedge Counterparty in any Collateral.
          Section 912 Indenture Trustee Offices. The Indenture Trustee shall maintain in the State of Minnesota an office or offices or agency or agencies where Notes may be surrendered for registration of transfer or exchange, which office shall initially be located at MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 and shall promptly notify the Issuer, the Manager, the Noteholders and each Interest Rate Hedge Provider of any change of such location.
          Section 913 Notice of Event of Default. If a Corporate Trust Officer of the Indenture Trustee shall have actual knowledge that an Event of Default with respect to any Series shall have occurred and be continuing, the Indenture Trustee shall promptly (but in any event within five (5) Business Days) give written notice thereof to each Noteholder, each Interest Rate Hedge Provider, each Rating Agency and each Series Enhancer of such Series. For all purposes of this Indenture, in the absence of actual knowledge by a Corporate Trust Officer of the Indenture Trustee, the Indenture Trustee shall not be deemed to have actual knowledge of any Event of Default unless notified in writing thereof by the Issuer, the Contributor, the Manager, any Series Enhancer or any Noteholder, and such notice references the applicable Series of Notes generally, the Issuer, this Indenture or the applicable Supplement.
          Section 914 Indenture Trustee’s Application for Instructions from the Issuer. Any application by the Indenture Trustee for written instructions from the Issuer may, at the option of the Indenture Trustee, set forth in writing any action proposed to be taken or omitted by the Indenture Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Indenture Trustee shall not be liable for any action taken by, or omission of, the Indenture Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer of the Issuer actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Indenture Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.
          Section 915 Indenture Trustee’s Duties — Monthly Tape. (a) Pursuant to the Management Agreement, the Manager is required to deliver to the Indenture Trustee and the Indenture Trustee hereby consents to accept, on each Determination Date, the Monthly Tape, which Monthly Tape shall contain each User’s name, address, telephone number, location of Owner Compressor(s), monthly revenue rate, maintenance information and other pertinent terms and conditions of the User Contract; provided, however, that the Monthly Tape is in a format to be agreed upon by the Manager and the Indenture Trustee. The Indenture Trustee shall notify the Issuer, the

Manager, the Deal Agent, each Interest Rate Hedge Provider and each Series Enhancer in writing of any material inconsistencies between the related Manager Report and the Monthly Tape and of any information that is missing from such Manager Report and shall confirm conformity of actual Manager remittances to such Manager Report.
          (b) If the Manager disagrees with the computations provided under paragraph (a) above by the Indenture Trustee or if the Manager has not reconciled such discrepancy, the Indenture Trustee agrees to confer with the Manager to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Manager, and notify the Deal Agent and any Series Enhancer of the resolution thereof. The Manager hereby agrees to cooperate, at its own expense, with the Indenture Trustee in reconciling any discrepancies herein. If, within thirty (30) days of notice to the Manager, each Series Enhancer, each Interest Rate Hedge Provider, the Deal Agent and the Indenture Trustee, such discrepancy is not resolved, the Indenture Trustee shall promptly notify the Deal Agent, the Issuer, each Interest Rate Hedge Provider and each Series Enhancer of such discrepancy. Following receipt of such notice from the Indenture Trustee, the Manager shall deliver to the Rating Agencies, the Noteholders, each Series Enhancer, each Interest Rate Hedge Provider and the Indenture Trustee no later than the related Payment Date a certificate describing the nature and cause of such discrepancies and the Manager shall hire independent accountants (who may also provide other services to the Manager), at Manager’s expense, to examine the Manager Report and attempt to reconcile discrepancies at the earliest possible date. The result, if any, of such reconciliation shall be reflected in the Manager Report for the next succeeding Determination Date.
          Other than the duties specifically set forth in this Indenture, the Indenture Trustee shall have no obligations hereunder, including, without limitation, to supervise, verify, monitor or administer the performance of the Manager. The Indenture Trustee shall have no liability for any actions taken or omitted by the Manager. The duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture and no implied covenants or obligations shall be read into this Indenture against the Indenture Trustee.
ARTICLE X
SUPPLEMENTAL INDENTURES; AMENDMENTS
          Section 1001 Supplemental Indentures Not Requiring Consent of Holders. (a) Without the consent of any Holder and based on an Opinion of Counsel in form and substance reasonably acceptable to the Indenture Trustee to the effect that such Supplement is for one of the purposes set forth in clauses (i) through (viii) below, the Issuer, the Indenture Trustee and the Exterran ABS Lessor, at any time and from time to time, may enter into an amendment hereto or into one or more Supplements in form satisfactory to the Indenture Trustee, for any of the following purposes:
          (i) to add to the covenants of the Issuer and/or the Exterran ABS Lessor in this Indenture for the benefit of the Holders of all Series then Outstanding or any Series Enhancer, or to surrender any right or power conferred upon the Issuer in this Indenture;
          (ii) to cure any ambiguity or to correct or supplement any provision in this Indenture which is inconsistent with any other provision in this Indenture;
          (iii) to correct or amplify the description of any property at any time subject to the Lien of this Indenture, or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the Lien of this Indenture, or to subject additional property to the Lien of this Indenture;
          (iv) to add to the conditions, limitations and restrictions on the authorized amount, terms and purposes of issue, authentication and delivery of the Notes, as herein set forth, or additional conditions, limitations and restrictions thereafter to be observed by the Issuer;
          (v) to convey, transfer, assign, mortgage or pledge any additional property to or with the Indenture Trustee;

          (vi) to evidence the succession of the Indenture Trustee pursuant to Article IX;
          (vii) to add any additional Events of Default; or
          (viii) to issue any additional Series of Notes in accordance with the provisions of Section 1006 hereof.
If the terms of any such Supplement or amendment contemplated by this Section 1001 adversely affects the rights, duties or interests of any Interest Rate Hedge Provider or any Series Enhancer, then each such Interest Rate Hedge Provider or Series Enhancer, as the case may be, must receive a copy of such proposed Supplement or amendment from the Issuer and also issue its prior written consent to such Supplement or amendment.
          (b) Promptly after the execution by the Issuer, the Indenture Trustee and the Exterran ABS Lessor of any amendment or Supplement pursuant to this Section 1001, the Issuer shall mail to the Holders of all Notes then Outstanding, each Rating Agency, each Interest Rate Hedge Provider and each Series Enhancer, a notice setting forth in general terms the substance of such amendment or Supplement, together with a copy of the text of such amendment or Supplement. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or Supplement.
          Section 1002 Supplemental Amendment (Not Creating a New Series) with Consent of Holders. (a) The Issuer, the Indenture Trustee and the Exterran ABS Lessor may, with the consent of the Requisite Global Majority, enter into an amendment or a Supplement hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders under this Indenture (to the extent such subject matter is not addressed in Section 1001 or Section 1006 hereof); provided, however, that no such amendment or Supplement shall amend or modify the terms of any Supplement related to a particular Series (i.e., the Supplement establishing the Principal Terms of such Series) without the consent of the Control Party for such Series; and provided, further, that (1) no such amendment or Supplement shall, without the consent of the Holder of each Outstanding Note affected thereby:
          (i) extend the due date for the payment of any principal of, or reduce the principal amount of, or reduce any scheduled repayment of the principal balance of, any Note or reduce the rate of interest payable thereon, change the priority of any such principal or interest payments pursuant to this Indenture or any Supplement, or the date on which, or the place of payment where, any such payment is to be made;
          (ii) change the coin or currency in which the principal balance of any Note or the interest thereon is payable;
          (iii) impair the right to institute suit for the enforcement of (A) any interest payment on any Payment Date or (B) the principal balance of any Note on or after the Legal Final Maturity Date thereof;
          (iv) reduce the percentage of Outstanding Notes (or the commitments of the Noteholders) required for (a) the consent of any Supplement to this Indenture, (b) the consent required for any waiver of compliance with certain provisions of this Indenture or Events of Default hereunder and their consequences as provided for in this Indenture or (c) the consent required to waive any payment default on the Notes;
          (v) modify any of the provisions of this Section 1002 except to increase any percentage provided herein or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby;
          (vi) modify or alter the definition of the terms “Advance Rate”, “Existing Commitment”, “Initial Commitment”, “Minimum Principal Payment Amount”, “Outstanding”, “Requisite Global Majority” or “Scheduled Principal Payment Amount”;

          (vii) impair or adversely affect the Collateral or reduce the scope of the definition of “Collateral”, in each case except as otherwise permitted herein;
          (viii) permit the creation of any Lien ranking prior to, or on a parity with, the Lien of this Indenture with respect to any part of the Collateral, or terminate or release the Lien of this Indenture on any Collateral (except to the extent authorized by the terms of this Indenture); or
          (ix) amend Section 209 hereof or change in any manner the calculation of the Requisite Global Majority or any other calculation made for purposes of determining the number of Series Enhancers or Control Parties required to vote or consent with respect to any matter; and
(2) no such amendment or Supplement shall, without the consent of each Control Party for each Series of Notes:
          (i) modify or alter the definition of the terms “Asset Base”, “Debt Limit”, “Eligible Compressor”, “Eligible Contract”, “Free Cash Flow Limit”, “Free Cash Flow Event”, “Minimum Principal Payment Amount”, “Net Revenue”, “Net Revenue Event”, “Net Revenue Limit”, “Supplemental Principal Payment Amount”, “Trigger Event” or “Undercollateralization Event”; or
          (ii) modify or alter the provisions of Section 301, 302, 702 or 1006 of this Indenture or any defined terms used in or related to any of the foregoing Sections.
If the terms of any such Supplement or amendment contemplated by this Section 1002 materially and adversely affect the rights, duties or interests of any Interest Rate Hedge Provider or any Series Enhancer, then each such Interest Rate Hedge Provider or Series Enhancer must receive a copy of such proposed Supplement or amendment from the Issuer and also issue its prior written consent to such Supplement or amendment.
          (b) Promptly after the execution by the Issuer, the Exterran ABS Lessor and the Indenture Trustee of any amendment or Supplement pursuant to this Section 1002, the Issuer shall mail to the Holders of Notes then Outstanding, each Rating Agency, each Series Enhancer and each Interest Rate Hedge Provider related to such Series, a notice setting forth in general terms the substance of such amendment or Supplement, together with a copy of the text of such amendment or Supplement. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or Supplement.
          Section 1003 Execution of Supplemental Indentures. In executing, or accepting the additional trusts created by, a Supplement permitted by this Article or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such Supplement is authorized or permitted by this Indenture. The Indenture Trustee may, but shall not be obligated to, enter into any such Supplement which affects the Indenture Trustee’s own rights, duties or immunities under this Indenture or otherwise.
          Section 1004 Effect of Supplemental Indentures. Upon the execution of any Supplement under this Article, this Indenture shall be modified in accordance therewith, and such Supplement shall form a part of this Indenture for all purposes, and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.
          Section 1005 Reference in Notes to Supplemental Indentures. Notes authenticated and delivered after the execution of any Supplement pursuant to this Article may, and shall if required by the Issuer, bear a notation in form approved by the Indenture Trustee as to any matter provided for in such Supplement. If the Issuer shall so determine, new Notes so modified as to conform, in the opinion of the Indenture Trustee, may be prepared and executed by the Issuer and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.
          Section 1006 Issuance of Series of Notes. (a) The Issuer and the Exterran ABS Lessor may from time to time direct the Indenture Trustee in writing to execute and authenticate one or more Series of Notes (each, a “Series”).

          (b) On or before the Series Issuance Date relating to any Series, the Issuer and the Indenture Trustee, and, if required pursuant to the terms of the Lease, the Exterran ABS Lessor will execute and deliver a Supplement which will specify the Principal Terms of such Series. The terms of such Supplement may modify or amend the terms of this Indenture solely as applied to such Series and, with the consent of the Control Party (and, if such Control Party is not the Series Enhancer for such Series, the Series Enhancer) for each other Series of Notes then Outstanding, may amend this Indenture as applicable to such other Series; provided that, any such amendment to this Indenture satisfies all applicable provisions of Section 1002 hereof. The Issuer’s right to direct the Indenture Trustee, and the obligation of the Indenture Trustee to authenticate, execute and deliver the Notes of such Series and to execute and deliver the related Supplement is subject to the satisfaction of the following conditions:
          (i) except for any Supplements executed on the Closing Date, on or before the tenth Business Day immediately preceding the Series Issuance Date (unless the parties to be notified agree to a shorter notice period), the Issuer shall have given the Indenture Trustee, the Manager, each Interest Rate Hedge Provider, the Deal Agent, each Rating Agency (and, if such additional Series is to be registered pursuant to the Securities Act, all Rating Agencies that have rated any prior Series) and each Series Enhancer notice of the Series and the Series Issuance Date;
          (ii) the Issuer shall have delivered to the Indenture Trustee the related Supplement, in form satisfactory to the Indenture Trustee, executed by the Issuer;
          (iii) if applicable, the Issuer shall have delivered to the Indenture Trustee an executed Enhancement Agreement with respect to such Series of Notes;
          (iv) if any Series of Notes then Outstanding has been assigned a rating by one or more Rating Agencies, the Rating Agency Condition(s) shall have been satisfied with respect to each such Series of Notes;
          (v) the Issuer shall have delivered to the Indenture Trustee, each Rating Agency, each Interest Rate Hedge Provider, each Series Enhancer and, if required, any Noteholder, any Opinions of Counsel required by the related Supplement, including without limitation with respect to true sale, enforceability, non-consolidation and security interest perfection issues;
          (vi) no Trigger Event or Prospective Trigger Event has occurred and is then continuing or would result from the issuance of such additional Series of Notes and the representations and warranties of the Issuer set forth in this Indenture or in any other Related Document shall be true and correct both before and immediately after the issuance of such additional Series of Notes and the Issuer shall have delivered to the Indenture Trustee and each Series Enhancer an Officer’s Certificate with respect to the matters described in this clause (iv);
          (vii) such other conditions as shall be specified in the related Supplement;
          (viii) the Issuer shall have delivered to the Indenture Trustee, each Rating Agency and each Series Enhancer, two (2) Appraisals of the Owner Compressors (including any Compressors to be acquired by the Issuer with the proceeds of such Series), which Appraisal shall be dated not more than one hundred eighty (180) days prior to the proposed Series Issuance Date; provided, however, that for the first Series Issuance Date, such Appraisals shall be due no later than sixty (60) days following the Control Party’s request;
          (ix) the Aggregate Appraised Value shall be equal to, or greater than, the then Aggregate Note Principal Balance, calculated giving effect to the issuance of such Notes;
          (x) such additional Series of Notes shall consist of only one Class of Notes;
          (xi) the principal balance of, and accrued interest on, such additional Series of Notes shall be denominated and payable in Dollars;

          (xii) EESLP shall be the Manager on the Series Issuance Date of such additional Series of Notes;
          (xiii) the interest rate per annum payable with respect to the principal balance of such additional Series of Notes shall be either a fixed annual percentage rate or a floating rate of interest based on a benchmark interest rate commonly utilized in commercial banking transactions;
          (xiv) the Issuer will, not later than thirty (30) days after the Series Issuance Date, enter into one or more Interest Rate Swap Agreements such that, after giving effect to the issuance of such additional Series of Notes, the Issuer will be in compliance with the Hedging Requirements, and the Issuer shall have delivered copies of such executed Interest Rate Swap Agreements (if any) to the Indenture Trustee;
          (xv) such other conditions as shall be specified in any Series of Notes Outstanding immediately prior to the issuance of such additional Series of Notes; and
          (xvi) the Issuer shall have delivered to the Indenture Trustee and each Series Enhancer for each Series of Notes then Outstanding an Officer’s Certificate that all of the conditions specified in clauses (i) through (xv) above have been satisfied.
Upon satisfaction of the above conditions, the Indenture Trustee shall execute the Supplement for such Series and authenticate, execute and deliver the Notes of such Series.
ARTICLE XI
HOLDERS LISTS
          Section 1101 Indenture Trustee to Furnish Issuer Names and Addresses of Holders. Unless otherwise provided in the related Supplement, the Indenture Trustee will furnish or cause to be furnished to the Issuer (i) not more than ten (10) days after receipt of a request from the Issuer, a list, in such form as the Issuer may reasonably require, of the names, addresses and tax identification numbers of the Holders of Notes as of such date, and (ii) at such other times as the Issuer may request in writing, within thirty (30) days after the receipt by the Indenture Trustee of any such request, a list of similar form and content as of a date not more than fifteen (15) days prior to the time such list is furnished.
          Section 1102 Preservation of Information; Communications to Holders. The Indenture Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Issuer as provided in Section 1101 and the names and addresses of Holders received by the Note Registrar. The Issuer may destroy any list furnished to it as provided in Section 1101 upon receipt of a new list so furnished.
ARTICLE XII
MISCELLANEOUS PROVISIONS
          Section 1201 Compliance Certificates and Opinions. (a) Upon any application or request by the Issuer to the Indenture Trustee to take any action under any provision of this Indenture or any Supplement, the Issuer shall furnish to the Indenture Trustee a certificate stating that all conditions precedent, if any, provided for in this Indenture and any relevant Supplement relating to the proposed action have been complied with and, if deemed reasonably necessary by the Indenture Trustee or if required pursuant to the terms of this Indenture, an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

          (b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:
          (i) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether such covenant or condition has been complied with; and
          (ii) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.
          Section 1202 Form of Documents Delivered to Indenture Trustee. (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
          (b) Any certificate or opinion may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous.
          (c) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
          Section 1203 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture or any Supplement to be given or taken by Holders may be (i) embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing, (ii) evidenced by the written consent or direction of Holders of the specified percentage of the principal amount of the Notes, or (iii) evidenced by a combination of such instrument or instruments; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments and record are delivered to the Indenture Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Indenture Trustee and the Issuer, if made in the manner provided in this Section 1203.
          (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Indenture Trustee deems sufficient.
          (c) The ownership of Notes shall be proved by the Note Register.
          (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Indenture Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.
          Section 1204 Inspection. The Requisite Global Majority shall have the right to inspect the Owner Compressors, the receivables aging system and all books, records, reports, User Contracts, insurance policies, and other documents relating to the Owner Compressors or the User Contracts all in the format which the

Manager uses for the Exterran Compressors. Such inspections shall (a) be conducted upon reasonable request and notice to the Issuer and the Manager, (b) be conducted during normal business hours, (c) be subject to the Manager’s customary security procedures and the execution of reasonable and customary confidentiality agreements and (d) not unreasonably disrupt the Issuer’s and/or the Manager’s business. The Series Enhancers and the Deal Agent each acknowledge that the Manager for purposes of any such inspection shall grant the Requisite Global Majority and their respective agents (including certified public accountants, auditors and Eligible Appraisers) access to the Manager’s computer systems (including the receivables aging system) and data relating solely to the Owner Compressors and User Contracts contained therein. The Requisite Global Majority (and their respective agents) shall each have the right to (i) one such inspection per calendar year (and an additional inspection by any Series Enhancer in connection with any refinancing involving such Series Enhancer), at the cost and expense (including the legal and accounting fees incurred by the Control Party and Deal Agent) of the Manager and (ii) one additional inspection at their own cost and expense, unless a Trigger Event shall have occurred and be continuing, in which case, the Requisite Global Majority (and their agents) shall have the right to such inspection any number of times and each time the costs and expenses shall be borne by the Manager. The Requisite Global Majority (and their agents, including certified public accountants, auditors and Eligible Appraisers) shall also have the right to inspect the receivables aging system within ninety (90) days of the Closing Date, at the cost and expense of the Manager. The access and examination shall be made on the same date or dates as agreed by the Requisite Global Majority.
          Section 1205 Limitation of Rights. Except as expressly set forth in this Indenture, this Indenture shall be binding upon the Issuer, the Noteholders and their respective successors and permitted assigns and shall not inure to the benefit of any Person other than the parties hereto, the Noteholders and the Manager as provided herein. Notwithstanding the previous sentence, the parties hereto and each Noteholder (by its acceptance of a Note) acknowledge that each Series Enhancer for a Series of Notes and each Interest Rate Hedge Provider is an express third party beneficiary hereof entitled to enforce its rights hereunder as if actually a party hereto.
          Section 1206 Severability. If any provision of this Indenture is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.
          The invalidity of any one or more phrases, sentences, clauses or Sections of this Indenture shall not affect the remaining portions of this Indenture, or any part thereof.
          Section 1207 Notices. All demands, notices and communications hereunder shall be made in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: MAC N9311-161 Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services — Asset-Backed Administration (b) in the case of the Issuer and the Exterran ABS Lessor, at the following address: 16666 Northchase Drive, Houston, Texas 77060, Attention: J. Michael Anderson telephone: (281) 836-7028, facsimile: (281) 836-8028, with a copy to Dave Edelmaier at the same address, telephone: (281) 836-7106, facsimile (281) 836-8106, (c) in the case of each Rating Agency, at its address set forth in the related Supplement, (d) in the case of any Series Enhancer, at its address set forth in the related Enhancement Agreement, and (e) in the case of any Interest Rate Hedge Provider, at its address set forth in the related Interest Rate Swap Agreement or at other such address as shall be designated by such party in a written notice to the other parties. Any notice required or permitted to be given to a Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), courier, or facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Holder as shown in the Note Register or to the telephone and fax number furnished by such Noteholder. Notice shall be effective and deemed received (a) two (2) days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by facsimile, or (c) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms of this Indenture with respect to any Series or Class shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series or Class.
          Section 1208 Consent to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS INDENTURE, OR ANY

TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS INDENTURE, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE ISSUER HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, FEDERAL EXPRESS OR SIMILAR COURIER SERVICE AT THE ADDRESS AT WHICH NOTICES ARE TO BE GIVEN, IT BEING AGREED THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 1208 SHALL AFFECT THE RIGHT OF ANY SUCH PARTY OR ITS SUCCESSORS AND ASSIGNS TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          Section 1209 Captions. The captions or headings in this Indenture are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Indenture.
          Section 1210 Governing Law. THIS INDENTURE SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          Section 1211 No Petition. The Indenture Trustee, on its own behalf, hereby covenants and agrees, and each Noteholder by its acquisition of a Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Note of any Series was Outstanding. The provisions of this Section 1211 shall survive the repayment of all Notes and any termination of this Indenture.
          Section 1212 Counterparts; Electronic Mail. (i) This Indenture may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Indenture by signing and delivering one or more counterparts. (ii) Any signature required with respect to this Indenture may be provided via electronic mail or facsimile, provided that any delivery by electronic mail shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof. A signature provided via electronic mail or facsimile shall be deemed to be the same, and have the same legal effect, validity, and enforceability, as an original signature.
          Section 1213 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.
          Section 1214 Waiver of Immunity. To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of Applicable Law.

          Section 1215 Judgment Currency. The parties hereto (A) acknowledge that the matters contemplated by this Indenture are part of an international financing transaction and (B) hereby agree that (i) specification and payment of Dollars is of the essence, (ii) Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into Dollars), (iv) to the extent that the amount so paid on prompt conversion to Dollars under normal commercial practices does not yield the requisite amount of Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of the Related Documents. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.
          Section 1216 Assignment of Rights of a Series Enhancer. All of the rights and privileges (but none of the duties or obligations) granted to the Series Enhancer of a Series of Notes hereunder or under the Related Documents shall vest in the Control Party for such Series of Notes so long as (i) such Series of Notes does not have the benefit of an Enhancement Agreement or (ii) if such Series of Notes has the benefit of an Enhancement Agreement, a Series Enhancer Default has occurred and is continuing with respect to such Enhancement Agreement.
          Section 1217 Amendment of Initial Indenture.On the date of this Indenture, the Initial Indenture shall be amended and restated as provided in this Indenture and shall be superseded by this Indenture. The terms and conditions of this Indenture shall apply to all of the rights, obligations and remedies incurred by the Issuer and the Exterran ABS Lessor under the Initial Indenture, and each of the Issuer and the Exterran ABS Lessor agrees that this Indenture is not intended to constitute a discharge of the rights, obligations and remedies existing under the Initial Indenture.
          Section 1218 Limitation on Payment. Any amounts payable by the Issuer hereunder are contingent upon the availability of funds to make each payment in accordance with the provisions hereof and, to the extent such funds are not available, shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer.
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          IN WITNESS WHEREOF, the Issuer, the Exterran ABS Lessor and the Indenture Trustee have caused this Indenture to be duly executed and delivered by their respective officers duly authorized, all as of the day and year first above written.

EXTERRAN ABS 2007 LLC
By:
Name:
Title:

EXTERRAN ABS LEASING 2007 LLC
By:
Name:
Title:

AUS01:582733Amended and Restated Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee
By:
Name:
Title:

AUS01:582733Amended and Restated Indenture

Exhibit A
to Indenture
FORM OF INVESTMENT LETTER
Wells Fargo Bank, National Association
as Indenture Trustee
Sixth Street and Marquette Avenue
MAC N9311 — 161
Minneapolis, MN 55479
Attention: Corporate Trust Services — Asset-Backed Administration
Ladies and Gentlemen:
We are delivering this letter in connection with the transfer of $                of the Series __________ Secured Notes (the “Notes”) issued pursuant to the __________ Supplement, dated as of _________, between Exterran ABS 2007 LLC (the “Issuer”) and Wells Fargo Bank, National Association (the “Indenture Trustee”) to the Indenture, dated as of August 20, 2007, between the Issuer and the Indenture Trustee. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Series __________ Supplement.
We hereby confirm that:
               (i) we are an institutional accredited investor (an “Institutional Accredited Investor”), within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”);
               (ii) we are purchasing the Notes for our own account or for the account of one or more other Institutional Accredited Investors;
               (iii) we are taking delivery of Notes in an amount of at least $250,000 for our own account or for each separate account for which we are acting;
               (iv) we have such knowledge and experience in financial and business matters, we are capable of evaluating the merits and risks of purchasing Notes and we, or the account for which we are purchasing Notes, can bear the economic risks of investing in the Notes for an indefinite period of time;
               (v) we are acquiring the Notes for investment and not with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States or any other applicable jurisdiction; provided that, the disposition of our property and the property of any accounts for which we are acting as fiduciary shall remain at all times within our control;
               (vi) we represent to the Initial Purchaser, the Manager, the Issuer and the Indenture Trustee that either (1) we are not acquiring the Notes with the assets of an employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a plan within the meaning of Section 4975 of the Internal Revenue Code of 1986 (“Code”); or (2) the acquisition and holding of the Notes will not give rise to a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code; and
               (vii) we are not a Competitor of the Issuer, Exterran or any affiliate of such parties and we understand that the Offered Notes are contractually restricted from being transferred to any Competitors of such parties.
     We understand that the Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Notes have not been registered under the Securities Act, and we agree, on
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our own behalf and on behalf of each account for which we acquire any Notes, that such Notes may be resold, pledged or transferred only (i) in a transaction meeting the requirements of Rule 144A (“Rule 144A”) under the Securities Act, to a person that we reasonably believe is a “qualified institutional buyer” (as defined in Rule 144A), that purchases for its own account (or for the account or accounts of a qualified institutional buyer) and to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A, or (ii) to a person that (A) is an Institutional Accredited Investor, is taking delivery of such Notes in an amount of at least $250,000 and delivers a letter to you, in substantially the form of this letter, or (B) is taking delivery of such Notes pursuant to a transaction that is otherwise exempt from the registration requirements of the Securities Act, as confirmed in an Opinion of Counsel addressed to the Indenture Trustee and the transferor of such Note (the “Transferor”), which opinion and counsel must be satisfactory to the Indenture Trustee and the Transferor.
     We understand that the Indenture Trustee and the Note Registrar will not be required to accept for registration or transfer any Notes, except upon presentation of evidence satisfactory to the Indenture Trustee that the foregoing restrictions on transfer have been complied with. We further understand that the Notes will bear a legend substantially to the following effect:
     THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT SUCH NOTE MAY BE RESOLD, PLEDGED OR TRANSFERRED ONLY IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THAT THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT (OR FOR THE ACCOUNT OR ACCOUNTS OF A QUALIFIED INSTITUTIONAL BUYER) AND TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT OR (3) TO A PERSON (A) THAT IS AN “INSTITUTIONAL ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, IS TAKING DELIVERY OF SUCH NOTE IN AN AMOUNT OF AT LEAST $250,000 AND DELIVERS A PURCHASER LETTER TO THE INDENTURE TRUSTEE IN THE FORM ATTACHED TO THE SUPPLEMENTS OR (B) THAT IS TAKING DELIVERY OF SUCH NOTE PURSUANT TO A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AS CONFIRMED IN AN OPINION OF COUNSEL ADDRESSED TO THE INDENTURE TRUSTEE AND THE ISSUER, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE ISSUER AND THE INDENTURE TRUSTEE.
     EACH PURCHASER OF A NOTE SHALL BE DEEMED TO REPRESENT AND WARRANT TO THE INITIAL PURCHASER, THE ISSUER, THE INDENTURE TRUSTEE AND THE MANAGER THAT EITHER (1) IT IS NOT ACQUIRING THE NOTE WITH THE ASSETS OF A PLAN; OR (2) THE ACQUISITION AND HOLDING OF THE NOTE WILL NOT GIVE RISE TO A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406(a) OF ERISA OR SECTION 4975 OF THE CODE.
     THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THE NOTE MAY NOT BE RESOLD, PLEDGED OR TRANSFERRED TO A COMPETITOR OF THE ISSUER, EXTERRAN OR ANY EXTERRAN AFFILIATE, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES AS SET FORTH IN SECTION 205(i) OF THE INDENTURE.
     THIS NOTE IS NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
     We understand that this letter is required in connection with certain securities laws. If administrative or other proceedings are commenced in connection with which this letter is or would be relevant, we irrevocably authorize you to produce this letter or a copy of this letter to any interested party in such proceedings.
[SIGNATURES TO FOLLOW]
Indenture

     THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(Name of Purchaser)
By:
Name:
Title:
Address:
Indenture

Exhibit B
to Indenture
FORM OF CONTROL AGREEMENT
SECURITIES ACCOUNT CONTROL AGREEMENT
     This Securities Account Control Agreement, dated as of August __, 2007 (this “Agreement”), by and among Exterran ABS 2007 LLC (the “Debtor”), Wells Fargo Bank, National Association, as Indenture Trustee (in such capacity, together with its successors and permitted assigns, the “Secured Party”), and Wells Fargo Bank, National Association as securities intermediary (in such capacity, the “Securities Intermediary”), is entered into pursuant to the provisions of Section 304 of the Indenture, dated as of August 20, 2007 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), among the Secured Party and the Debtor. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in Appendix A to the Indenture and the rules of construction set forth in such Appendix A shall apply to this Agreement. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
     Section 1. Establishment of Securities Accounts. The Securities Intermediary hereby confirms and agrees that:
     (a) The Securities Intermediary has established three (3) accounts described below, each in the name “Wells Fargo Bank, National Association, as Indenture Trustee” and maintained in the State of Minnesota (each such account and any successor account, a “Securities Account”). The Securities Intermediary shall not change the name or account number of any Securities Account without the prior written consent of the Secured Party:
(i)	Trust Account, an account numbered 22469401;

(ii)	Purchase Account, an account numbered 22469402; and

(iii)	Series 2007-1 Series Account, an account numbered 22469403.
     (b) All securities or other property underlying any financial assets credited to each Securities Account shall be registered in the name of the Securities Intermediary, endorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to any Securities Account be registered in the name of the Indenture Trustee, payable to the order of such Indenture Trustee or specially endorsed to such Indenture Trustee except to the extent the foregoing have been specially endorsed to the Securities Intermediary or in blank;
     (c) All property delivered to the Securities Intermediary shall be promptly credited to each Securities Account; and
     (d) Each Securities Account is an account to which financial assets are or may be credited, and the Securities Intermediary shall, subject to the terms of this Agreement, treat the Indenture Trustee as entitled to exercise the rights that comprise any financial asset credited to the account.
     Section 2. “Financial Assets” Election. The Securities Intermediary hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to each Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.
     Section 3. Entitlement Orders. If at any time the Securities Intermediary shall receive an “entitlement order” (within the meaning of Section 8-102(a)(8) of the UCC) from the Secured Party directing transfer or redemption of any financial asset relating to any Securities Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Debtor or any other person.
     Section 4. Subordination of Lien, Waiver of Set-Off. In the event that the Securities Intermediary has or subsequently obtains by agreement, by operation of law or otherwise a security interest in any Securities Account
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or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest created by the Indenture and Section 10 hereof. The financial assets and other items deposited to any Securities Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than as created pursuant to the Indenture.
     Section 5. Choice of Law. This Agreement and each Securities Account (as well as the securities entitlements related thereto) shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, the State of New York shall be deemed to be the Securities Intermediary’s jurisdiction.
     Section 6. Conflict with Other Agreements.
     (a) In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into with respect to any Securities Account, the terms of this Agreement shall prevail;
     (b) No amendment or modification of this Agreement or waiver of any right or obligation hereunder shall be binding on any party hereto unless it is in writing, signed by all of the parties hereto, and consented to in writing by the Secured Party (at the direction of the Requisite Global Majority). In addition, the Debtor shall provide written notice of the terms of any such amendment, modification or waiver contemplated pursuant to this Agreement to the Rating Agencies, at least five (5) Business Days prior to its effectiveness; and
     (c) The Securities Intermediary hereby confirms and agrees that:
(i)	Except for the Indenture, there are no other agreements entered into between the Securities Intermediary and the Debtor or any other person with respect to any Securities Account;

(ii)	It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to any Securities Account and/or any financial asset credited thereto pursuant to which it has agreed to comply with entitlement orders of such other person; and

(iii)	It has not entered into, and until the termination of this Agreement will not enter into, any agreement with the Debtor or the Secured Party purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.
     Section 7. Adverse Claims. Except for the claims and interest of the Secured Party and of the Indenture Trustee in any Securities Account, the Securities Intermediary does not know of any claim to, or interest in, any Securities Account or in any financial asset credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any Securities Account or in any financial asset carried therein, the Securities Intermediary will promptly notify the Debtor and the Secured Party thereof.
     Section 8. Maintenance of the Securities Accounts. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain each Securities Account as follows:
     (a) Notice of Sole Control. If at any time the Secured Party delivers to the Securities Intermediary a Notice of Sole Control in substantially the form set forth in Exhibit “A” hereto, the Securities Intermediary agrees that after receipt of such notice, it will take all instruction with respect to such Securities Account solely from the Secured Party without further consent by the Debtor or any other person.
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     (b) Eligible Investments. Until such time as the Securities Intermediary receives a Notice of Sole Control signed by the Secured Party, the Securities Intermediary shall make all investments in accordance with the instructions of Exterran.
     (c) Statements and Confirmations. The Securities Intermediary will promptly send copies of all statements, confirmations and other correspondence concerning such Securities Account and/or any financial assets credited thereto simultaneously to the Debtor and the Secured Party at the addresses referenced in Section 12 of this Agreement.
     (d) Tax Reporting. All items of income, gain, expense and loss recognized in such Securities Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the Debtor.
     Section 9. Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary hereby makes the following representations, warranties and covenants:
     (a) Each Securities Account has been established as set forth in Section 1 above and such Securities Account will be maintained in the manner set forth herein until termination of this Agreement;
     (b) Each Securities Account constitutes a “securities account” within the meaning of Section 8-501(a) of the UCC;
     (c) The Securities Intermediary shall not change the name or the account number of any Securities Account without the prior written consent of the Secured Party;
     (d) No financial asset is or will be registered in the name of the Debtor, payable to the Debtor’s order, or specifically endorsed to the Debtor, except to the extent such financial asset has been endorsed to the Securities Intermediary or in blank;
     (e) This Agreement is the valid and legally binding obligation of the Securities Intermediary; and
     (f) The Securities Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to any Securities Account and/or any financial asset credited thereto pursuant to which the Securities Intermediary has agreed to comply with entitlement orders of such person. The Securities Intermediary has not entered into any other agreement with the Debtor or the Secured Party purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 3 hereof.
     Section 10. Granting Clause. As security for all amounts owed under the Indenture, the Debtor hereby pledges, assigns and conveys to the Secured Party, all of its right, title and interest in and to each Securities Account and all securities, cash, investments or other financial assets now or hereafter credited thereto.
     Section 11. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Secured Party may assign its rights hereunder only with the express written consent of the Securities Intermediary and by sending written notice of such assignment to the Debtor.
     Section 12. Notices. All notices, demands, instructions and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, postage prepaid, facsimile or overnight courier, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by the party in a written notice to the other parties hereto given in accordance with this section. Copies of all notices, demands, instructions and other communications provided for hereunder shall be delivered to the recipients thereof at their respective addresses for notices set forth in this Agreement. All notices and communications provided for hereunder shall be effective, (a) if
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personally delivered, when received, (b) if sent by certified mail, three business days after having been deposited in the mail, postage prepaid and properly addressed, (c) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means and (d) if sent by overnight courier, three business days after having been given to the courier unless sooner received by the addressee.
     Any communication, notice or demand to be given hereunder shall be duly given hereunder if given in the form and manner set forth in the Indenture and (a) if to the Secured Party, Wells Fargo Bank, National Association, MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, MN 55479, telephone: (612) 667-8058, facsimile: (612) 667-3464, attention: Corporate Trust Services - Asset-Backed Administration, (b) if to the Debtor, at Exterran ABS 2007 LLC, 4444 Brittmoore Road, Houston, Texas 77041, telephone: (713) 335-7295, facsimile: (713) 446-6720, attention: J. Michael Anderson, with a copy to Exterran at 4444 Brittmoore Road, Houston, Texas 77041, telephone: (713) 335-7295, facsimile: (713) 446-6720, attention: J. Michael Anderson, and (c) if to the Securities Intermediary, at Wells Fargo Bank, National Association, MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, MN 55479, telephone: (612) 667-8058, facsimile: (612) 667-3464, attention: Corporate Trust Services — Asset-Backed Administration, or, in any case, in such other form and manner or to such other address or facsimile number as shall be designated by any party hereto to each other party hereto.
     Section 13. Termination. The rights and powers granted herein to the Secured Party, granted in order to perfect its security interest in each Securities Account, are powers coupled with interest and will neither be affected by the bankruptcy of the Debtor nor by the lapse of time. The obligations of the Securities Intermediary hereunder shall continue in effect until the security interests of the Secured Party in each Securities Account have been terminated pursuant to the terms of this Agreement and the Secured Party has notified the Securities Intermediary of such termination in writing. The Secured Party agrees to provide Notice of Termination in substantially the form of Exhibit “B” hereto to the Securities Intermediary upon the request of the Debtor on or after the termination of the Secured Party’s security interest in each Securities Account pursuant to the terms of this Agreement and the Indenture.
     Section 14. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.
     Section 15. No Petition. The Secured Party, on its own behalf and not in its capacity as Indenture Trustee or Secured Party, hereby covenants and agrees that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Insolvency Law or any other federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Series of Notes are Outstanding. The provisions of this Section 15 shall survive the repayment of all Notes and any termination of this Agreement.
     Section 16. Limitation on Payment. Any amounts payable by the Debtor hereunder shall be paid in accordance with the provisions hereof and shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Debtor in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Debtor in the event that such amounts are not paid in accordance with this Agreement.
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SIGNATURE PAGE FOLLOWS]
Indenture

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DEBTOR: EXTERRAN ABS 2007 LLC
By:
Name:
Title:

SECURED PARTY: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

SECURITIES INTERMEDIARY: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

Exhibit “A” to Form of Control Agreement
[Letterhead of Wells Fargo Bank, National Association]
[Date]
     Re: Notice of Sole Control
Ladies and Gentlemen:
     As referenced in the Securities Account Control Agreement, dated as of August 20, 2007 (the “Agreement”), among Exterran ABS 2007 LLC (the “Debtor”), Wells Fargo Bank, National Association (the “Secured Party” or “we” or “us” or “our”) and Wells Fargo Bank, National Association (the “Securities Intermediary” or “you” or “your”) (a copy of which is attached), we hereby give you notice of our sole control over the securities accounts described below in the name “Wells Fargo Bank, National Association, as Indenture Trustee” (each of such accounts and any successor accounts, a “Securities Account”) and all financial assets credited thereto:
(i)	Trust Account, an account numbered 22469401;

(ii)	Purchase Account, an account numbered 22469402; and

(iii)	Series 2007-1 Series Account, an account numbered 22469403.
     You are hereby instructed not to accept any direction, instructions or entitlement orders with respect to any Securities Account or the financial assets credited thereto from any person other than the undersigned, unless otherwise ordered by a court of competent jurisdiction.
     You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee
By:
Name:
Title:

Indenture

Exhibit “B” to Form of Control Agreement
[Letterhead of Wells Fargo Bank, National Association]
[Date]
     Re: Termination of Control Agreement
     You are hereby notified that the Securities Account Control Agreement, dated as of August 20, 2007 (the “Agreement”), among Exterran ABS 2007 LLC (the “Debtor”), Wells Fargo Bank, National Association (the “Secured Party” or “we” or “us” or “our”) and Wells Fargo Bank, National Association (the “Securities Intermediary” or “you” or “your”) (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to the following Securities Account from the Debtor:
(i)	Trust Account, an account numbered 22469401;

(ii)	Purchase Account, an account numbered 22469402; and

(iii)	Series 2007-1 Series Account, an account numbered 22469403.
     This notice terminates any obligations you may have to the undersigned with respect to such account. However, nothing contained in this notice shall alter any obligations that you may otherwise owe to the Debtor pursuant to any other agreement.
     You are instructed to deliver a copy of this notice by facsimile transmission to the Debtor.

Very truly yours, WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

Exhibit C
OFFICER’S CERTIFICATE
pursuant to Section 404 of the Indenture
     Exterran Energy Solutions, L.P., as Manager (the “Manager”), and Exterran ABS 2007 LLC, as Issuer (the “Issuer”), each hereby certifies to Wells Fargo Bank, National Association, as Indenture Trustee (the “Indenture Trustee”), pursuant to Section 404 of the Indenture, dated as of August 20, 2007 (as amended, the “Indenture”), between the Indenture Trustee and the Issuer, the following: (i) the release complies with the requirements of Section 404 of the Indenture in order to release the security interest on the Owner Compressors and the Compressor Related Assets described in the Bill of Sale attached hereto and incorporated herein by reference for all purposes, and (ii) such release complies with all the provisions of the Indenture and the Related Documents.
     Executed effective as of _________, 20___.

EXTERRAN ENERGY SOLUTIONS, L.P. as Manager
By:
Name:
Title:

EXTERRAN ABS 2007 LLC, as Issuer
By:
Name:
Title:

Indenture

Appendix A To Indenture
DEFINED TERMS
Part I. Rules of Usage and Definitions
     The following rules of usage shall apply to this Appendix A and the Related Documents (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:
     (a) The defined terms shall include the plural as well as the singular, and the use of any gender herein shall be deemed to include any other gender.
     (b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of the Indenture.
     (c) [Reserved]
     (d) Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.
     (e) The headings, subheadings and table of contents used in any document are solely for convenience or reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.
     (f) References to any Person shall include such Person, its successors and permitted assigns and transferees.
     (g) Except as otherwise expressly provided, reference to any agreement means such agreement as amended, restated, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof and of any other Related Documents applicable thereto.
     (h) Except as otherwise expressly provided, references to any law includes any amendment or modification to such law or restatement thereof, and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.
     (i) When used in any document, words such as “hereunder,” “hereto,” “hereof’ and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document (including this Appendix A to the extent incorporated or referred to therein (whether or not actually attached thereto)) and not to any particular article, section, subsection, paragraph or clause thereof.
     (j) References to “including” means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.
     (k) For the avoidance of any doubt, with respect to any defined term included in Section 12 of the Management Agreement which is defined by reference to the Senior Secured Credit Agreement, any additional defined terms used within such definition shall have the meaning set forth in the Senior Secured Credit Agreement.
     (l) All terms used in the UCC in effect in the State of New York and not specifically defined in the Related Documents are used therein as defined in the UCC; provided, however, that references in the Related Documents to any section of the UCC shall mean, on or after the effective date of the adoption of any revision to the UCC in the applicable jurisdiction, such revised or successor section thereto.

A-1

     (m) Except as otherwise expressly provided, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
     (n) For any calculation respecting the Aggregate Depreciated Value of Owner Compressors or the Net Revenue from User Contracts, (i) no Owner Compressor or its Depreciated Value, and (ii) no User Contract or the Net Revenue therefrom, shall be excluded from such calculation more than once even if such Owner Compressor or its Depreciated Value, or the User Contract or the Net Revenue therefrom, is excludable under such calculation under more than one criterion.

A-2

Part II. Defined Terms
     ABS Lockbox Account: One or more of the separate bank accounts established pursuant to Section 401(d) of the Indenture or Item 9 in Exhibit B to the Back-up Management Agreement and, in each case, maintained for the benefit of the Noteholders, each Interest Rate Hedge Provider and each Series Enhancer.
     Account Debtor: Any “account debtor” as defined in the UCC, including, without limitation, any Person obligated to make payments pursuant to any User Contract.
     Accounts: Any “account,” as such term is defined in Section 9-102(a)(2) of the UCC.
     Act: Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the Indenture or any Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee, with a copy (or if expressly required, an original) to the Issuer and the Manager. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Noteholders signing such instrument or instruments.
     Additional Compressor: Each Compressor acquired by the Issuer with Compressor Reinvestment Sales Proceeds, that, on the Purchase Date on which such Compressor is acquired by the Issuer, complies with all of (i) the Purchase Criteria and (ii) the Additional Compressor Criteria.
     Additional Compressor Criteria: With respect to each purchase of one or more Compressor(s) by the Issuer with the proceeds of amounts on deposit in the Purchase Account from time to time, all of the following, as of the Purchase Date thereof:
(1)	the Additional Compressor has a Depreciated Value (or, if more than one Additional Compressor is proposed to be acquired on such date, all Additional Compressors proposed to be acquired in connection with such purchase, have an aggregate Depreciated Value) that is not less than the Depreciated Value of the Owner Compressor being replaced (or, if more than one Owner Compressor is being replaced in connection with such purchase, the aggregate Depreciated Value of all Owner Compressors being replaced in connection with such purchase);

(2)	after giving effect to the acquisition of such Additional Compressors, the Weighted Average Age of all Eligible Compressors (including the Additional Compressors) constituting the Owner Compressors does not exceed by more than five percent (5%) the Weighted Average Age of all Eligible Compressors constituting the Owner Compressors on the Closing Date, as adjusted for the increase to the Weighted Average Age resulting from aging during the period commencing on the Closing Date to the proposed Purchase Date for such Additional Compressor(s);

(3)	the monthly contract rate (net of current monthly expenses) for the Additional Compressor (or, if more than one Additional Compressor is proposed to be acquired on such date, the aggregate monthly contract rate (net of aggregate current monthly expenses) for all such Additional Compressors) is not less than the monthly contract rate (net of current monthly expenses) of the Owner Compressor being replaced (or, if more than one Additional Compressor is proposed to be replaced on such date, the aggregate monthly contract rate (net of aggregate current monthly expenses) for all such Owner Compressors being replaced);

(4)	the Excess H/P Concentration Amount and the Excess Customer Concentration Amount, calculated after giving effect to the purchase of such Additional Compressor(s), will not exceed the corresponding amounts calculated immediately prior to such purchase; and

(5)	each such Additional Compressor qualifies as an Eligible Compressor and, if such Additional Compressor is subject to a Contract on the proposed Purchase Date, such Contract qualifies as an Eligible Contract.

1

     Additional Exterran Lenders: This term has the meaning set forth in Section 1 of the Intercreditor Agreement.
     Additional Insured: Has the meaning set forth in Section 5.7(b) of the Management Agreement.
     Adjusted Eurodollar Rate: With respect to any Series of Notes then Outstanding on any day during an Interest Accrual Period, the interest rate per annum set forth in the related Supplement.
     Advance Rate: Eighty percent (80%).
     Affiliate: With respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     After-Tax or After-Tax Basis: After deduction of the net amount of all Taxes actually required to be paid by any Person with respect to the receipt or accrual by it of an amount (including additional amounts received by reason of such amounts being paid on an After-Tax Basis) of such payment.
     Aggregate Appraised Value: As of any date of determination, the sum of the Appraised Values of all Owner Compressors that are then classified as Eligible Compressors.
     Aggregate Cure Limitation: As of any date of determination with respect to any Owner Compressor to be sold by the Issuer or to be replaced with a Substitute Compressor or Deemed Substitute Compressor, the aggregate maximum number of individual Owner Compressors as to which a cure of a default under Section 643, 645 or 647 of the Indenture may be effected, which maximum number shall be deemed to be exceeded if either:
(i)	the total number of Owner Compressors (including such Owner Compressor) that have been (x) sold by the Issuer or the Exterran ABS Lessor, (y) replaced with Substitute Compressors or Deemed Substitute Compressors or (z) the subject of a deposit by a Contributor into the Trust Account in connection with a breach of clause (iii) of the proviso to Section 645 of the Indenture during the twelve (12) month period ending on such date of determination exceeds the greater of (A) eight (8) and (B) a number equal to the aggregate number of Owner Compressors on such date of determination divided by two thousand eight hundred (2,800) (rounded, if not an integer, upwards to the nearest integer); or

(ii)	the total number of Owner Compressors (including such Owner Compressor) that have been (x) sold by the Issuer or the Exterran ABS Lessor, (y) replaced with Substitute Compressors or Deemed Substitute Compressors or (z) the subject of a deposit by a Contributor into the Trust Account in connection with a breach of clause (iii) of the proviso to Section 645 of the Indenture during the period from the Closing Date until the indefeasible payment in full of all Outstanding Obligations exceeds a number equal to five percent (5%) of the aggregate number of all Owner Compressors on such date of determination (rounded, if not an integer, upwards to the nearest integer).
For sake of clarity, the sale or transfer of Owner Compressors in accordance with the provisions of Section 3.03 of the Contribution Agreement are not subject to the Aggregate Cure Limitation.
     Aggregate Depreciated Value: As of any date of determination, an amount equal to the excess of (a) the sum of the Depreciated Values of all Owner Compressors on such date minus (b) the sum of the Depreciated Values of each Owner Compressor that (i) to the extent included in the amount set forth in clause (a), has been subject to a Casualty Loss and that has not been repaired within thirty (30) days after the date of such Casualty Loss or (ii) is not then an Eligible Compressor and one hundred twenty (120) days or more have passed since the earlier of the date the Manager obtains actual knowledge that an item of Equipment has become an Ineligible Compressor or the

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first date on which the Manager Report that shows, or should have shown, such Owner Compressor to be an Ineligible Compressor.
     Aggregate Five Percent Limit: As of any date of determination, an amount equal to the product of (i) five percent (5%) and (ii) the then Aggregate Depreciated Value.
     Aggregate Note Principal Balance: As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Series of Notes then Outstanding.
     Applicable Debt Margin: With respect to any Series of Notes, the increment over the Adjusted Eurodollar Rate used in the calculation of the Interest Payment on such Series of Notes, as such increment is set forth in the related Supplement.
     Applicable Law: With respect to any Person, Owner Compressor or User Contract, as the case may be, all existing laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority and judgments, decrees, injunctions, writs, or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction, applicable to such Person, Owner Compressor or User Contract, as the case may be.
     Appraisal: An appraisal prepared by an Eligible Appraiser in conformity with, and subject to, the requirements of the code of professional ethics and standards of professional conduct of the American Society of Appraisers with respect to one or more Owner Compressors. The Appraisal shall specify a Fair Market Sales Value based upon the replacement cost and income approach for the pool of all Owner Compressors in the aggregate and the form of any such Appraisal shall be satisfactory to the Requisite Global Majority.
     Appraised Value: With respect to an Owner Compressor as of any date of determination, an amount equal to either (i) the Fair Market Sales Value set forth in the most recent Appraisal with respect to such Owner Compressor (or if two (2) Appraisals were provided at the same time as the most recent Appraisal, the mathematical average of the Fair Market Sales Values set forth on such two (2) most recent Appraisals); or (ii) with respect to Owner Compressors for which an Appraisal has not been provided prior to the determination date, the then Net Book Value of such Owner Compressor; provided, however, that Net Book Value may not be used with respect to any Owner Compressor (and Appraisals must be delivered with respect thereto) if, on the Contribution Date or Substitution Date (as applicable) for such Owner Compressor, the sum of the Appraised Values of all Owner Compressors which were transferred to the Issuer based on Net Book Value in the preceding twelve (12) month period exceeds an amount equal to the product of (x) fifteen percent (15%) and (y) the Aggregate Depreciated Value at the beginning of such twelve (12) month period.
     If a Contributed Compressor cannot, pursuant to this definition, be valued at Net Book Value, then the Issuer shall deliver to the Indenture Trustee, Deal Agent and each Series Enhancer on the applicable Contribution Date or Substitution Date for such Compressor, two (2) Appraisals with respect to such Compressor, each of which Appraisals shall be dated not more than one hundred eighty (180) days prior to such Contribution Date or Substitution Date.
     Asset Base: As of any date of determination, an amount equal to the least of (i) the Debt Limit then in effect, (ii) the Net Revenue Limit then in effect, and (iii) the Free Cash Flow Limit then in effect.
     Asset Base Certificate: A certificate with appropriate insertions setting forth the components of the Asset Base as of the last day of the month for which such certificate is submitted, which certificate shall be in the form attached as Exhibit A to the Management Agreement and shall be certified by an Authorized Signatory.
     Asset Base Deficiency: As of any Payment Date or Determination Date, as the case may be, the condition that will exist if (i) the Aggregate Note Principal Balance as of such date of determination exceeds (ii) the Asset Base as of such date of determination (or such earlier date as is specified in the Related Documents). If the usage of such term requires a numerical value, then such term shall mean the amount of such excess.

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     Authorized Officer: With respect to any matter, any officer of or other Person representing the Issuer, the Manager or a Noteholder, as the case may be, who is authorized to act for that party with respect to the applicable matter.
     Authorized Signatory: Any Person designated by written notice delivered to the Indenture Trustee, the Deal Agent and each Series Enhancer as authorized to execute documents and instruments on behalf of a Person.
     Available Distribution Amount: For any Payment Date, an amount equal to the sum (without duplication) of (i) the excess of (x) all Securitization Collections received during the immediately preceding Collection Period, over (y) the aggregate amount of Compressor Reinvestment Sales Proceeds deposited in the Purchase Account during such Collection Period, (ii) all amounts received by the Issuer on the related Determination Date pursuant to any Interest Rate Swap Agreement, (iii) all Manager Advances received by the Issuer on the related Determination Date, (iv) all Warranty Purchase Amounts deposited into the Trust Account during the related Collection Period, (v) all amounts transferred from the Purchase Account to the Trust Account on such Payment Date or during the related Collection Period, (vi) any earnings on Eligible Investments in the Transaction Accounts that were credited to such accounts during the related Collection Period and transferred to the Trust Account and (vii) any other funds then deposited into the Trust Account by the Issuer that are designated as constituting part of the Available Distribution Amount for a Payment Date.
     Average Contract Rate: For any calendar month, the quotient obtained by dividing (x) the aggregate gross contract rate actually billed as reflected on the operating reports of the Manager at the end of each calendar month relating to the Owner Compressors or the Other Exterran Compressors (which for the purposes of this calculation shall only include similar billing line items to those included in the billing of the Owner Compressors), as the case may be, that were actually under contract for rental or contract compression services during such calendar month, by (y) the aggregate number of horsepower represented by the Owner Compressors or the Other Exterran Compressors, as the case may be, that generated the billings referenced in clause (x) above.
     Average Hedged Rate: With respect to all Series of Notes then Outstanding as of any date of determination, a rate per annum (expressed as a percentage) equal to:
     (1) until and including August 19, 2009, a fraction, the numerator of which is the sum of (i) the product of (x) the sum of the notional balances of all Interest Rate Swap Agreements then in effect and (y) the weighted average (based on notional balances) of the interest rate per annum payable by the Issuer on each Interest Rate Swap Agreement, (ii) the product of (x) the weighted average (based on unpaid principal balance) of the Adjusted Eurodollar Rate per annum then in effect for all Series of Notes then Outstanding and (y) the portion of the Aggregate Note Principal Balance not subject to an Interest Rate Swap Agreement, and (iii) the product of (x) the weighted average (based on unpaid principal balance) of the Applicable Debt Margin for all Series of Notes then Outstanding and (y) the Aggregate Note Principal Balance, and the denominator of which is the Aggregate Note Principal Balance; and
     (2) after August 19, 2009, the sum of (i) the weighted average (based on unpaid principal balance), of the Adjusted Eurodollar Rate per annum then in effect for all Series of Notes Outstanding and (ii) the weighted average (based on unpaid principal balance) of the Applicable Debt Margin for all Series of Notes then Outstanding.
     Back-up Management Agreement: (a) The Back-up Management Agreement, to be dated on or prior to September 15, 2007, among the Back-up Manager, the Issuer and the Manager or (b) any other back-up management agreement, in form and substance reasonably acceptable to the Requisite Global Majority, among an Eligible Back-up Manager, the Manager and the Issuer.
     Back-up Manager: The Person performing the duties of the Back-up Manager under the Back-up Management Agreement; initially, Caterpillar Inc. or such other back-up manager acceptable to the Requisite Global Majority.

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     Back-up Manager Fee: The amount set forth in a separate letter agreement between the Manager, the Issuer and the Back-up Manager, as such letter agreement may be amended, modified or supplemented from time to time with the prior written consent of the Requisite Global Majority, which fee shall not exceed, without the prior written consent of the Requisite Global Majority, $300,000 per year or $25,000 per month.
     Back-up Manager Indemnified Party: This term has the meaning set forth in Section 6.1 of the Back-up Management Agreement.
     Back-up Manager Termination Notice: This term has the meaning set forth in Section 4.1 of the Back-up Management Agreement.
     Bank Agent: This term has the meaning set forth in Section 1 of the Intercreditor Agreement.
     Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended.
     Bill of Sale: The Compressor Transfer Certificate, dated as of August 20, 2007, with respect to the Compressors conveyed by the Contributors to the Issuer or the Exterran ABS Lessor and any related warranty of title from the Contributors, if any.
     Book Entry Custodian: The Person appointed pursuant to the terms of the Indenture to act in accordance with a certain letter of representations agreement such Person has with DTC, in which DTC delegates its duties to maintain the Book Entry Notes to such Person and authorizes such Person to perform such duties.
     Book Entry Notes: Each Note for so long as such Note is registered in the name of its depository or its nominee in accordance with the terms and conditions of the Indenture.
     Business Day: Any day other than a Saturday, a Sunday or a day on which banking institutions in New York City, Houston, Texas, Charlotte, North Carolina (or for the purposes of determining LIBOR only, London, England), or the city in which the Corporate Trust Office of the Indenture Trustee is located, are authorized or are obligated by law, executive order or governmental decree to be closed.
     Business Entity: A corporation (or, when used as an adjective, corporate), limited liability company, partnership (whether general or limited), business trust, joint stock company, unincorporated association, joint venture or other applicable business entity, whether or not having distinct legal existence, and any asset or group of assets that is or can be operated as or as part of a business unit.
     CA Indemnified Party: Has the meaning set forth in Section 7.01 of the Contribution Agreement.
     Casualty Loss: With respect to an Owner Compressor, the occurrence or existence of any of the following events or conditions: (a) the loss of such Owner Compressor or any substantial part thereof, (b) the loss of the use of such Owner Compressor due to theft or disappearance for a period in excess of forty-five (45) days, or existing at the Legal Final Maturity Date for the Series with the latest Legal Final Maturity Date, (c) the destruction, damage beyond repair, or requisition of such Owner Compressor or any substantial part thereof permanently unfit for normal use for any reason whatsoever or (d) the condemnation, confiscation, seizure, or requisition of use or title to such Owner Compressor or any substantial part thereof by any Governmental Authority under the power of eminent domain or otherwise beyond the earlier of (x) fifteen (15) days and (y) the Legal Final Maturity Date of the Series with the latest Legal Final Maturity Date.
     Casualty Proceeds: The net proceeds received by, or on behalf of, the Issuer or the Exterran ABS Lessor as a result of a Casualty Loss with respect to any Owner Compressor, whether derived from insurance payments, payments from Users of such Owner Compressors, or otherwise.
     Chattel Paper: Any Contract or other “chattel paper,” as such term is defined in Section 9-102(a)(11) of the UCC.

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     Claim: Shall mean any and all claims, actions, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) unless otherwise defined in any Related Document.
     Class: With respect to any Series, all Notes issued pursuant to the related Supplement having the same rights to payment and the same Legal Final Maturity Date.
     Closing: With respect to any Series, the time at which each of the conditions precedent set forth in the related Supplement and Note Purchase Agreement shall have been duly fulfilled or satisfied.
     Closing Date: August 20, 2007.
     Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.
     Collateral: Has the meaning set forth in the Granting Clause of the Indenture.
     Collection Period: With respect to the first Payment Date, the period commencing on the Closing Date and ending on the last day of the calendar month in which the Closing Date occurs, and for any subsequent Payment Date, the period from the first day of the calendar month immediately preceding the month in which such Payment Date occurs through the last day of such calendar month.
     Collections: Has the meaning set forth in Section 1 of the Intercreditor Agreement.
     Commercial Tort Claims: All “commercial tort claims” as defined in Article 9 of the UCC.
     Commitment Fee: With respect to any Series of Warehouse Notes for each Payment Date, the fee designated as such in the related Supplement.
     Commitment Termination Date: With respect to any Series of Warehouse Notes, the date set forth in the related Supplement.
     Competitor: Any Person (other than any Exterran Affiliate) engaged and competing with either the Issuer or Exterran or its affiliates in the business of contracting, leasing or selling Compressors; provided, however, that in no event shall any insurance company, bank, bank holding company, savings institution, finance company or trust company, fraternal benefit society, pension, retirement or profit sharing trust or fund, or any collateralized bond obligation fund or similar fund (or any trustee of any such fund) or any holder of any obligations of any such fund (solely as a result of being such a holder) be deemed to be a Competitor.
     Compressor: A natural gas compressor equipment unit, together with any tangible components thereof, all related appliances, parts, accessories, appurtenances, accessions, additions, improvements and replacements thereto, all other equipment or components of any nature from time to time incorporated or installed therein and all substitutions for any of the foregoing.
     Compressor Reinvestment Sales Proceeds: For any Collection Period, an amount equal to the sum of (i) all Casualty Proceeds received during such Collection Period and (ii) all Net Compressor Sales Proceeds received during such Collection Period from sales of Owner Compressors made in accordance with the provisions of Sections 645 and 646 of the Indenture; provided, however, that Compressor Reinvestment Sales Proceeds shall not include any cash payments received by, or on behalf of, the Issuer or the Exterran ABS Lessor in order to cure a default pursuant to the provisions of the Indenture.
     Compressor Related Assets: With respect to any Compressor, all of the following: (i) the Management Agreement, the Contribution Agreement, (in each case, to the extent relating to such Compressor) and any agreement, contract or warranty (a) relating to such Compressor or the use or management of such Compressor, or (b) with the manufacturer of such Compressor (including any such agreement relating to the design, assembly and contracting of such Compressor), and, in each case, all amendments, restatements, modifications, additions and supplements thereafter made with respect to such Compressor, (ii) any User Contract to which such Compressor is

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subject, but only to the extent that such User Contract relates to such Compressor, including all contract compression revenues accruing on or after the date of transfer to the Issuer, including the right to terminate, perform under or compel performance of the terms thereof, (iii) all documents in the Contract File relating to such Compressor, (iv) all Supporting Obligations, guarantees, cash deposits or credit support, supporting or securing payment or performance under any User Contract to which such Compressor is subject, (v) all Records relating to such Compressor, and (vi) all payments, proceeds and income of the foregoing or related thereto, including all insurance proceeds and claims, losses or damages arising out of the breach of any User Contract.
     Compressor Termination Event: Has the meaning set forth in Section 3.3 of the Management Agreement.
     Compressor Transfer Certificate: A Compressor Transfer Certificate and Bill of Sale substantially in the form of Exhibit B to the Contribution Agreement, executed and delivered by a Contributor in accordance with the terms of the Contribution Agreement.
     Concentration Measurement Date: Each of (i) each date on which funds are advanced by the related Noteholders pursuant to the terms of each Series of Warehouse Notes and (ii) the last day of each March, June, September and December, commencing on September 30, 2007.
     Contract: Each and every item of Chattel Paper, installment sales agreement, equipment contract or contract agreement (including progress payment authorizations) other than a Lease relating to any Compressor or to which any Compressor is subject. The term “Contract” includes (i) all payments to be made to the owner of such Compressor under any such agreement, (ii) all rights of the owner of the Compressor under such agreement, (iii) all Supporting Obligations provided by the User under any such agreement and (iv) any and all schedules, supplements, amendments, renewals, extensions or guaranties thereof.
     Contract File: With respect to each Contract relating to any Owner Compressor, to the extent the applicable Contributor has such Contract available, or if entered into after the Closing Date, the file(s) containing all of the following:
(1)	an originally executed counterpart (or, in the circumstances set out in the Indenture, an electronic version) of such Contract executed by each of the Issuer (or the Manager on behalf of the Issuer) and the User; and

(2)	a copy of any master agreement related thereto.
     Contributed Assets: The Contributed Compressors and Related Contributed Assets related thereto, collectively.
     Contributed Compressor: An Owner Compressor contributed, sold, transferred or substituted by a Contributor to the Issuer in accordance with the terms of the Contribution Agreement, including any one or all of the following, as the context may require, (i) any Owner Compressors contributed to the Issuer on or subsequent to the Closing Date in accordance with the provisions of Section 2.01 of the Contribution Agreement, (ii) any Additional Compressors sold to the Issuer in accordance with the provisions of Section 2.02 of the Contribution Agreement, (iii) any Substitute Compressors transferred to the Issuer in accordance with the provisions of Section 3.04 of the Contribution Agreement and (iv) any Deemed Substitute Compressors transferred in accordance with Section 2.01 of the Contribution Agreement.
     Contribution Agreement: The Contribution and Sale Agreement, dated as of August 20, 2007, among the Contributors and the Issuer, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.
     Contribution Date: With respect to the Contribution Agreement, each day on which an Owner Compressor is (i) sold by a Contributor to the Issuer in accordance with the terms of the Contribution Agreement (including the Closing Date), or (ii) contributed by a Contributor to the Issuer in accordance with the terms of the Contribution Agreement, or (iii) both (i) and (ii) above as the context may require.

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     Contributor: Each of EESLP and any other Exterran Affiliate that becomes a party as a “Contributor” to the Contribution Agreement, in accordance with the provisions of Section 3.06 thereof, and each of their respective successors and permitted assigns.
     Control Agreement: With respect to the Trust Account, the Purchase Account and the Series 2007-1 Series Account. an agreement substantially in the form of Exhibit B to the Indenture.
     Control Party: With respect to each Series of Notes, the Person(s) identified as such in the related Supplement. With respect to the references in Section 650 and Section 1006(b)(viii) hereof and the definition of “Appraised Value” contained herein, the term “Control Party” refers to Variable Funding Capital Company LLC, which is the Control Party under the Series 2007-1 Notes and constitutes the Requisite Global Majority. Copyright Licenses: Any and all agreements providing for the granting of any right in or to Copyrights, and all renewals and extensions thereof.
     Copyrights: All United States, state and foreign copyrights, all mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world, all registrations and applications therefor including, without limitation, all rights and privileges corresponding thereto throughout the world, all extensions, continuations, reissues and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit.
     Corporate Trust Office: The principal office of the Indenture Trustee at which at any particular time its corporate trust business shall be administered, which office shall initially be located at MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, MN 55479.
     Corporate Trust Officer: Any Treasurer, Assistant Treasurer, Assistant Trust Officer, Trust Officer, Assistant Vice President, Vice President or Senior Vice President of the Indenture Trustee or any other officer having direct responsibility for the administration of the Indenture and who customarily performs functions similar to those performed by the Persons who at the time shall be such officers to whom any corporate trust matter is referred because of their knowledge of and familiarity with the particular subject.
     Credit and Collection Policy: The credit and collection policy of Exterran initially specified in Exhibit B to the Management Agreement and subsequently reported in accordance with the terms of the Management Agreement.
     Deal Agent: Wells Fargo Securities, LLC.
     Debt: Has the meaning set forth in the Senior Secured Credit Agreement.
     Debt Limit: As of any date of determination, an amount equal to the sum of (1) all Money and Eligible Investments on deposit in the Purchase Account, and (2) the product of (x) the Advance Rate, and (y) the excess of (a) the then Aggregate Depreciated Value on such date over (b) the Excluded Depreciated Value on such date.
     Deemed Substitute Compressor: Has the meaning set forth in the Contribution Agreement.
     Deemed Substitution: Any contribution or other transfer of one or more Compressors to the Issuer, which contribution or transfer is certified by a Contributor to be a Deemed Substitution pursuant to the Contribution Agreement.
     Default Fee: The incremental amounts specified in the related Supplement payable by the Issuer resulting from (i) the failure of the Issuer to pay when due any principal of or interest on the Notes of the related Series or (ii) the occurrence of an Event of Default.

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     Definitive Note: A Note issued in definitive form pursuant to the terms and conditions of Section 202 of the Indenture.
     Deposit Account: Has the meaning set forth in Article 9 of the UCC.
     Depositary: The Depository Trust Company until a successor depositary shall have become such pursuant to the applicable provisions of the Indenture and thereafter “Depositary” shall mean or include each Person who is then a Depositary thereunder. For purposes of the Indenture, unless otherwise specified pursuant to Section 202 of the Indenture, any successor Depositary shall, at the time of its designation and at all times while it serves as Depositary, be a clearing agency registered under the Exchange Act, and any other applicable statute or regulation.
     Depositary Participants: A broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers and pledges of securities deposited with the Depositary.
     Depreciated Value: For any Owner Compressor as of the last day of the preceding calendar month prior to any date of determination, one of the following amounts: (i) on the Closing Date (with respect to the Owner Compressors owned on the Closing Date) or on the Contribution Date, Purchase Date or Substitution Date, as applicable (with respect to Owner Compressors that have been acquired after the Closing Date), the then Appraised Value; and (ii) on any subsequent Payment Date, the excess of (x) the initial Appraised Value of such Owner Compressor, over (y) the product of (A) the initial Appraised Value of such Owner Compressor and (B) the fraction (expressed as a percentage) the numerator of which is the number of Payment Dates from the Closing Date (or if an Owner Compressor is acquired after the Closing Date, the Contribution Date, Purchase Date or Substitution Date, as applicable) to but not including such Payment Date and the denominator of which is the Depreciation Life.
     Depreciation Life: The number of Payment Dates from the Closing Date (or, if an Owner Compressor, is acquired after the Closing Date, the Contribution Date, Purchase Date or Substitution Date, as applicable) to the Depreciation Life End Date.
     Depreciation Life End Date: Twenty (20) years from the Closing Date or such later date that has been consented to by each Control Party and the Requisite Global Majority.
     Determination Date: The third (3rd) Business Day prior to any Payment Date.
     Documents: Any “documents,” as such term is defined in Section 9-102(a)(30) of the UCC.
     Dollars: The lawful currency of the United States of America.
     Domestic Contract Compression Business: One of the following: (i) with respect to Exterran and its Subsidiaries, the natural gas compression contract services business of Exterran and its Subsidiaries in the United States of America and (ii) with respect to the Issuer, the natural gas compression contract services business of the Issuer in the United States of America.
     DTC: The Depository Trust Company.
     EESLP: Exterran Energy Solutions, L.P., a Delaware limited partnership (formerly known as Hanover Compression Limited Partnership), together with its respective successors and permitted assigns.
     EI: Exterran, Inc., a Texas corporation (formerly known as Universal Compression, Inc.), and its successors and permitted assigns.
     Eligible Account: Either (a) a segregated account with an Eligible Institution, (b) a segregated trust account with the corporate trust department of a depository institution organized under the laws of the United States or any of the states thereof, including the District of Columbia (or any domestic branch of a foreign bank), and acting as a trustee for funds deposited in such account, so long as the senior securities of such depository institution shall have a credit rating from each Rating Agency in one of its generic credit rating categories no lower than “A3” or “A-”, as

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the case may be or (c) any account held with the Indenture Trustee; provided that, the institution then acting as Indenture Trustee is an Eligible Institution.
     Eligible Appraiser: An appraiser reasonably acceptable to the Requisite Global Majority, Exterran and the Rating Agencies which is independent with respect to Exterran and its Affiliates within the meaning of the code of professional ethics of the American Society of Appraisers. Each of the following shall be deemed an Eligible Appraiser: (x) Standard and Poor’s Corporate Value Consulting and Marshall and Stevens and (y) the appraiser that shall have conducted the most recent fleet appraisals on behalf of an Exterran Affiliate.
     Eligible Back-up Manager: Caterpillar Inc. or any other Person acceptable to the Requisite Global Majority to fulfill the duties of the Back-up Manager pursuant to the Related Documents.
     Eligible Compressor: As of any date of determination (or, in the cases of clauses (8), (9) and (10), solely as of the dates set forth therein), an Owner Compressor:
(1)	which is located within the United States of America;

(2)	which is not considered a fixture under the Applicable Law of the jurisdiction in which such Owner Compressor is then located;

(3)	which, within ninety (90) days of the Closing Date or the related Contribution Date, Purchase Date or Substitution Date, as the case may be, will bear a sticker or other clearly visible marker in accordance with Section 19.12 of the Management Agreement;

(4)	which is designed for, and in suitable operating condition for, use in natural gas activities;

(5)	which is (A) maintained in accordance with a schedule and to a standard that is not less than the higher of (x) the schedule and maintenance standards suggested by the manufacturer of such Owner Compressor (and in any event sufficient to maintain in full force and effect any applicable manufacturer’s warranties) and (y) the schedule and maintenance standards applicable to the Exterran Compressors (taken as a whole), and (B) if used as a source of spare parts in connection with the mutual maintenance provisions set forth in Section 5.13 of the Management Agreement, returned to operational status within ninety (90) days after the date on which such Owner Compressor was used in connection with such mutual maintenance provisions;

(6)	which is subject to insurance coverage that complies with the terms of the Related Documents and which is in full force and effect;

(7)	in which the Indenture Trustee has valid and enforceable Lien and which is not subject to any Lien other than Permitted Encumbrances;

(8)	which on the Closing Date (with respect to the Owner Compressors in place on such date) or the subsequent related Contribution Date, Substitution Date or Purchase Date (with respect to the Owner Compressors acquired after the Closing Date), (1) did not cause the Owner Compressors purchased, substituted, contributed or otherwise acquired on such date, to have an aggregate Weighted Average Age at such time to exceed by more than five percent (5%) the Weighted Average Age of the Exterran Compressors (taken as a whole) on such date, (2) did not cause the Weighted Average Age of all Eligible Compressors (including all Eligible Compressors purchased, substituted, contributed or otherwise acquired on such date) to exceed by more than five percent (5%) the Weighted Average Age of all Owner Compressors on the Closing Date (as adjusted for the increase to Weighted Average Age during the period commencing on the Closing Date and ending on such acquisition date), and (3) will, based on the then most current Appraisal, indicate a remaining weighted average economic useful life beyond the Legal Final Maturity Date for the Series of Notes with the latest Legal Final Maturity Date;

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(9)	which, on the related Contribution Date, Purchase Date or Substitution Date, as the case may be, and when considered with all other Eligible Compressors transferred to the Issuer on such date, did not increase any Excess H/P Concentration Amount then in existence;

(10)	which, on the related Contribution Date, Purchase Date or Substitution Date, as the case may be, and when considered with all other Eligible Compressors transferred to the Issuer on such date, did not increase any Excess Customer Concentration Amount then in existence;

(11)	which is not then on lease to a Sanctioned Person or, to the best knowledge of the Issuer or the Manager, is not subleased to a Sanctioned Person or located, operated or used in a Sanctioned Country unless it is used pursuant to a license granted by OFAC; and

(12)	which has more than ninety nine (99) horsepower.
     Eligible Contract: A User Contract with respect to any Owner Compressor:
(1)	which by its terms, is either (x) during the initial stated base term thereof, an absolute, irrevocable, noncancelable and unconditional obligation of the related User (subject only to setoff or cancellation for the failure of the owner thereunder to meet performance guarantees or maintain run time for the related Owner Compressors that are set forth in such User Contract, or otherwise permitted within this definition) to pay a specified dollar amount to the owner thereunder (or its assigns) during the initial stated base term thereof, or (y) after the initial stated base term thereof, a month-to-month absolute obligation of the related User (subject only to set off for failure by the owner under such User Contract to maintain the Owner Compressors in accordance with the User Contract, or otherwise permitted within this definition) to pay the specified payment for each month during which the related Owner Compressors have not been returned to the obligor thereunder or its designee in accordance with the terms of the User Contract;

(2)	which by its terms, does not (x) prohibit one or more assignments of the owner’s rights thereunder, or (y) require notice to or the consent of the related User or, if notice to or the consent of the related User is required, such notice has been given or consent has been obtained; provided, however, that if on or after the Closing Date, such prohibition or notice to or consent requirement is contained in an existing User Contract form with a User (and in which case (i) Exterran has determined that it would not be commercially reasonable to negotiate a new form or (ii) the User has refused to modify such term), these criteria shall not apply to such existing User Contract form;

(3)	which by its terms, prohibits setoff (other than for failure by the owner hereunder to meet performance guarantees or maintain run time for the related Owner Compressors that are set forth in such User Contract); provided, however, that if such prohibition is not adequately contained (either by its express terms or by silence) in an existing User Contract form with a User (and in which case (i) Exterran has determined that it would not be commercially reasonable to negotiate a new form or (ii) the User has refused to modify such term), these criteria shall not apply to such existing User Contract form;

(4)	which provides for payment from the User in Dollars;

(5)	for which the related User is not (x) an Exterran Affiliate or (y) a Governmental Authority;

(6)	which represents the legal, valid and binding obligation of the User thereunder, enforceable against such User in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws related to or affecting creditors’ rights generally and to general equitable principles);

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(7)	which, if entered into after the Closing Date, was duly executed by parties having the capacity to do so (except for rate increase notices which will only be executed by the Issuer or the Manager);

(8)	which, if entered into after the Closing Date, complies with at least one of these statements:
(A)	is in the form, or is substantially in the form, attached as Exhibit D to the Contribution Agreement, with such amendments or modifications thereto as are commercially reasonable under the circumstances;

(B)	if the related User has sufficient market power or presence to require use of its own contract form, is documented on a contract form required by such User with such amendments or modifications thereto as the parties may agree (but only if the Issuer or Manager has determined that it would not be commercially reasonable to negotiate a new form); or

(C)	if the related User has an ongoing business relationship with Exterran, was documented on a contract form previously used prior to the Closing Date (but only if the Issuer or Manager has determined that it would not be commercially reasonable to negotiate a new form);
(9)	which complies with the requirements of Section 5.11 of the Management Agreement;

(10)	which, if entered into after the Closing Date and consists of a master contract and one or more schedules issued pursuant to the terms of such master contract, specifically identifies the master contract agreement pursuant to which such User Contract was issued;

(11)	for which, if entered into after the Closing Date, there exist not more than two (2) originally executed counterparts, one of which is in the possession of the owner (or its assignee) and the other is in the possession of the related User;

(12)	which, if entered into after the Closing Date, does not bear any handwritten alterations or revisions to the terms, conditions or provisions of such User Contract, unless each such alteration or revision is accompanied by written evidence of the assent of the owner and such User to such alteration or revision; and

(13)	if such User Contract contains a contractual purchase option in favor of the applicable User and the Net Compressor Sales Proceeds to be received by the Issuer upon the exercise of such purchase option is less than the Depreciated Value of such Owner Compressor as of the Payment Date immediately preceding the applicable date of such purchase, then the Owner Compressor that relates to such User Contract is a Permitted Below DV Compressor.
     Eligible Institution: Any one or more of the following institutions: (i) the corporate trust department of the Indenture Trustee or (ii) a depositary institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (a) which has both (x) a long-term unsecured senior debt rating of not less than “A” by S&P and “A2” by Moody’s and (y) a short term unsecured senior debt rating rated in the highest rating category by each Rating Agency and (b) whose deposits are insured by the Federal Deposit Insurance Corporation.
     Eligible Interest Rate Hedge Counterparty: At the time of execution and delivery of the related Interest Rate Swap Agreement, any bank or other financial institution (or any party providing credit support on such Person’s behalf) which has rating(s) equal to or better than the Hedge Counterparty Required Rating or is otherwise approved by the Requisite Global Majority.

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     Eligible Investments: One or more of the following:
(1)	direct obligations of, and obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

(2)	certificates of deposit and bankers’ acceptances (which shall each have an original maturity of not more than 6 months) of any United States depository institution or trust company incorporated under the laws of the United States or any State and subject to supervision and examination by federal and/or State authorities; provided that, the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-” (or its equivalent) or better by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

(3)	commercial paper (having original maturities of not more than one hundred eighty (180) days of any corporation (other than the Issuer), incorporated under the laws of the United States or any State thereof which on the date of acquisition has been rated by each Rating Agency in the highest short-term unsecured commercial paper rating category;

(4)	any U.S. dollar denominated money market fund having assets in excess of $100,000,000 that has been rated by each Rating Agency in its highest rating category (including any designations of “plus” or “minus”) or that invests solely in Eligible Investments;

(5)	eurodollar deposits (which shall each have an original maturity of not more than 6 months) of any depository institution or trust company; provided that, the long-term unsecured senior debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated “AA-” (or its equivalent) by the Rating Agencies, or the short-term unsecured senior debt obligations of such depository institution or trust company are rated by each Rating Agency in its highest rating category;

(6)	repurchase obligations with a term not to exceed ninety (90) days with respect to any security described in clause (1) above and entered into with a depository institution or trust company (acting as a principal) rated “AA or higher by the Rating Agencies; provided, however, that collateral transferred pursuant to such repurchase obligation must (A) be valued weekly at current market price plus accrued interest, (B) pursuant to such valuation, have a value equal to, at all times, 105% of the cash transferred by the Indenture Trustee in exchange for such collateral and (C) be delivered to the Indenture Trustee or, if the Indenture Trustee is supplying the collateral, an agent for the Indenture Trustee, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities; and

(7)	other obligations or securities that are acceptable to the related Control Parties as an Eligible Investment hereunder and that will not result in a reduction or withdrawal in the then current rating of the Notes, if any Series of Notes is then rated, as evidenced by a letter to such effect from each Rating Agency and the related Control Parties.
Each of the Eligible Investments may be purchased by or through an Affiliate of the Indenture Trustee.
     Employee Benefit Plan: An “employee benefit plan” as defined in Section 3(3) of ERISA or a “Plan” within the meaning of Section 4975(e)(1) of the Code.
     Enhancement Agreement: With respect to any Series of Notes, any agreement, instrument or document identified in the related Supplement governing the terms of any Series Enhancement or pursuant to which any Series Enhancement is issued or outstanding.

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     Entitled Party: The Deal Agent, the Indenture Trustee, the Noteholders, the Issuer, the Exterran ABS Lessor, each Series Enhancer, each Interest Rate Hedge Provider, and the respective successors and permitted assigns of the foregoing.
     Entitlement Order: This term has the meaning set forth in Section 8-102(a)(8) of the UCC.
     Equipment: Any equipment, as such term is defined in Section 9-102(a)(33) of the UCC.
     ERISA: The Employee Retirement Income Security Act of 1974, as amended.
     Event of Default: The occurrence and continuance beyond any applicable notice and cure period of any of the events or conditions set forth in Section 801 of the Indenture.
     Excess 499 H/P Amount: As of any date of determination, a fraction (expressed as a percentage):
     (A) the numerator of which is the excess, if any, of (i) the quotient of (x) the total horsepower attributable to all Owner Compressors having 100 or more horsepower but not more than 499 horsepower, divided by (y) the total horsepower for all Owner Compressors; over (ii) the product of (a) one hundred ten percent (110%) and (b) the quotient of (i) the total horsepower attributable to all Exterran Compressors having 100 or more horsepower but not more than 499 horsepower and (ii) the total horsepower for all Exterran Compressors having 100 or more horsepower; and
     (B) the denominator of which is (i) the quotient of (x) the total horsepower attributable to all Owner Compressors having 100 or more horsepower but not more than 499 horsepower, divided by (y) the total horsepower for all Owner Compressors;
which excess has not been cured on or prior to the expiration of the one hundred twenty (120) day period commencing on the earlier to occur of (A) the date on which a Responsible Officer of Exterran obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of the Debt Limit until expiration of the cure period set forth above. For the purpose herein, horsepower is measured as of the last day of the preceding Collection Period.
     Excess 999 H/P Amount: As of any date of determination, a fraction (expressed as a percentage):
     (A) the numerator of which is the excess, if any, of (i) the quotient of (x) the total horsepower attributable to all Owner Compressors having 500 or more horsepower but not more than 999 horsepower, divided by (y) the total horsepower for all Owner Compressors; over (ii) the product of (a) one hundred ten percent (110%) and (b) the quotient of (i) the total horsepower attributable to all Exterran Compressors having 500 or more horsepower but not more than 999 horsepower and (ii) the total horsepower for all Exterran Compressors having 100 or more horsepower; and
     (B) the denominator of which is (i) the quotient of (x) the total horsepower attributable to all Owner Compressors having 500 or more horsepower but not more than 999 horsepower, divided by (y) the total horsepower for all Owner Compressors;
which excess has not been cured on or prior to the expiration of the one hundred twenty (120) day period commencing on the earlier to occur of (A) the date on which a Responsible Officer of Exterran obtains actual knowledge of the existence of such condition(s) and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount will not be used in the calculation of the Debt Limit until expiration of the cure period set forth above. For the purpose herein, horsepower is measured as of the last day of the preceding Collection Period.

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     Excess Customer Concentration Amount: As of any date of determination, a percentage equal to the sum of (i) the Excess Top Customer Concentration Amount and (ii) the Excess Top 5 Customer Concentration Amount, in each case measured as of the most recent Concentration Measurement Date.
     Excess H/P Concentration Amount: As of any date of determination, a percentage equal to the sum of the Excess 499 H/P Amount and the Excess 999 H/P Amount, in each case measured as of the last day of the most recently completed Collection Period.
     Excess Operations Expenses: Has the meaning given such term within the definition of “Operations Fee”.
     Excess S&A Expenses: Has the meaning given such term within the definition of “S&A Fee”.
     Excess Top Customer Concentration Amount: As of any date of determination, a fraction (expressed as a percentage):
     (A) the numerator of which is the excess, if any, of (1) the quotient of (i) the total horsepower (measured as of such Concentration Measurement Date) of those Eligible Compressors then under contract to the highest Top User divided by (ii) the total horsepower for all Owner Compressors, over (2) fifteen percent (15%); and
     (B) the denominator of which is the quotient of (i) the total horsepower (measured as of such Concentration Measurement Date) of those Eligible Compressors then under contract to the highest Top User divided by (ii) the total horsepower for all Owner Compressors;
which excess has not been cured on or prior to the expiration of the ninety (90) day period commencing on the earlier to occur of (A) the date on which a Responsible Officer of Exterran obtains actual knowledge of the existence of such condition and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount (i) will not be used in the calculation of the Excluded Depreciated Value until expiration of the cure period set forth above and (ii) upon expiration of such cure period, will be used in the calculation of the Excluded Depreciated Value until the earlier to occur of (x) the next succeeding Concentration Measurement Date or (y) the date on which an officer of the Manager delivers a certificate indicating that such condition has been remedied.
     Excess Top 5 Customer Concentration Amount: As of any date of determination, a fraction (expressed as a percentage):
(A)	the numerator of which is the excess, if any, of (1) the quotient of (i) the total horsepower (measured as of such Concentration Measurement Date) of those Eligible Compressors then under contract to the five (5) Top Users divided by (ii) the total horsepower for all Owner Compressors, over (2) fifty percent (50%); and

(B)	the denominator of which is the quotient of (i) the total horsepower (measured as of such Concentration Measurement Date) of those Eligible Compressors then under contract to the five (5) Top Users divided by (ii) the total horsepower for all Owner Compressors;
which excess has not been cured on or prior to the expiration of the ninety (90) day period commencing on the earlier to occur of (A) the date on which a Responsible Officer of Exterran obtains actual knowledge of the existence of such condition and (B) the date of delivery of the first Manager Report that indicates (or should have indicated) that such excess existed; provided, however, such amount (i) will not be used in the calculation of the Excluded Depreciated Value until expiration of the cure period set forth above and (ii) upon expiration of such cure period, will be used in the calculation of the Excluded Depreciated Value until the earlier to occur of (x) the next succeeding Concentration Measurement Date or (y) the date on which an officer of the Manager delivers a certificate indicating that such condition has been remedied.
     Exchange Act: The Securities Exchange Act of 1934, as amended.

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     Excluded Depreciated Value: For purposes of calculating the Debt Limit as of any date of determination, an amount equal to the sum of (A) the product of (x) the then Excess Top Customer Concentration Amount and (y) the sum of the Depreciated Values of those Owner Compressors under contract to the highest Top User, (B) the product of (x) the Excess 499 H/P Amount and (y) the sum of the Depreciated Values of those Owner Compressors with 100 or more horsepower but not more than 499 horsepower, (C) the product of (x) the Excess 999 H/P Amount and (y) the sum of the Depreciated Values of those Owner Compressors with 500 or more horsepower but not more than 999 horsepower and (D) the product of (x) the Excess Top 5 Customer Concentration Amount and (y) the sum of the Depreciated Values of those Owner Compressors under contract to the five (5) Top Users. An Eligible Compressor shall be included in only one of the foregoing categories for purposes of determining the Excluded Depreciated Value.
     Excluded Net Revenues: For purposes of calculating the Net Revenue Limit as of any date of determination, an amount equal to the product of (A) the excess of (i) one hundred percent (100%) over (ii) the Pro-Forma Management Fee Rate and (B) the sum of the following:
     (1) the product of (x) that portion of the Pro-Forma Gross Compressor Contract Revenues for all Eligible Compressors included in the calculation of Pro-Forma Gross Compressor Contract Revenues that have 100 or more horsepower but not more than 499 horsepower, and (y) the Excess 499 H/P Amount for such Payment Date;
     (2) the product of (x) that portion of the Pro-Forma Gross Compressor Contract Revenues for all Eligible Compressors included in the calculation of Pro-Forma Gross Compressor Contract Revenues that have 500 or more horsepower but not more than 999 horsepower, and (y) the Excess 999 H/P Amount for such Payment Date;
     (3) the product of (x) that portion of the Pro-Forma Gross Compressor Contract Revenues for all Eligible Compressors included in the calculation of Pro-Forma Gross Compressor Contract Revenues then under contract to the five (5) Top Users, and (y) the Excess Top 5 Customer Concentration Amount for such Payment Date; and
     (4) the product of (x) that portion of the Pro-Forma Gross Compressor Contract Revenues for all Eligible Compressors included in the calculation of Pro Forma Gross Compressors then under contract to the highest Top User and (y) the Excess Top Customer Concentration Amount.
An Eligible Compressor shall be included in only one of the foregoing categories for purposes of determining the Excluded Net Revenues.
     Excluded Payments: Any payments received from a User in connection with any use fees, taxes, fees or other charges imposed by any Governmental Authority or any indemnity payments made by a User pursuant to the terms of the related User Contract (including, without limitation, any payments received from a User to reimburse Manager or Issuer for sale, use or similar taxes paid by Manager or Issuer).
     Existing Commitment: With respect to any Series of Notes, the amount identified as such in the related Supplement.
     Expected Final Payment Date: With respect to any Series, the date stated in the related Supplement on which the principal balance of all of the Notes of such Series are expected to be paid in full assuming that the full amount of all Scheduled Principal Payment Amounts of such Series are paid on each Payment Date.
     Exterran : Exterran Holdings, Inc., a Delaware corporation, and its successors and permitted assigns.
     Exterran ABS Lessor: Exterran ABS Leasing 2007 LLC, a wholly-owned subsidiary of the Issuer and a Delaware limited liability company.
     Exterran ABS Lessor Collateral: Has the meaning set forth in the Granting Clause of the Indenture.
     Exterran Affiliate: Any one or more of Exterran, the Contributors, or any Affiliate of any of the foregoing.

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     Exterran Compressors: As of any date of determination, all Compressors that are a part of the Domestic Contract Compression Business of Exterran and its Subsidiaries.
     Exterran Group Event: The occurrence of any of the following events:
(1)	either of Exterran or EESLP shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other Proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any Business Entity action to authorize any of the foregoing;

(2)	an involuntary case or other Proceeding shall be commenced against either of Exterran or EESLP seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other Proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any of Exterran, EI or EESLP under the federal bankruptcy laws as now or hereafter in effect;

(3)	either of Exterran or EESLP shall fail generally to pay its debts as they become due;

(4)	either of Exterran or EESLP shall admit its inability to pay its debts as and when they fall due or becomes or is deemed to be unable to pay its debts or insolvent, or convenes a meeting for the purpose of proposing; or otherwise proposes or enters into, any composition or arrangement with its creditors or any group or class thereof, or anything analogous to, or having a substantially similar effect to, any of the events specified in this paragraph or in paragraph (1) or (2) above occurs in any jurisdiction; and

(5)	any action, suit or Proceeding shall be commenced against either of Exterran or EESLP or any entity party to the Intercreditor Agreement seeking relief of any nature whatsoever from or with respect to the transactions contemplated by the Intercreditor Agreement or which in any manner draws into question the validity of the Intercreditor Agreement and such action, suit or Proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against either of Exterran or EESLP or any entity party to the Intercreditor Agreement under any Applicable Law as now or hereafter in effect.
     Exterran Managed Compressors: As of any date of determination, all Compressors managed by Exterran on behalf of third parties in the United States of America.
     Exterran Operations Fee: Has the meaning set forth in Section 11.3(a) of the Management Agreement.
     Exterran S&A Fee: Has the meaning set forth in Section 11.2(a) of the Management Agreement.
     Fair Market Sales Value: With respect to any Compressor, an amount equal to the value which would be obtained in an arm’s length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell the Compressor.
     Federal Reserve Board: The Board of Governors of the Federal Reserve System or any successor thereto.
     Financial Assets: Any “financial asset,” as such term is defined in Section 8-102(9) of the UCC.

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     Free Cash Flow Event: The condition that will exist on any date of determination if the Free Cash Flow Limit, calculated as of the last day of the immediately preceding calendar month, is less than the Aggregate Note Principal Balance as of such date of determination.
     Free Cash Flow Limit: As of any date of determination, an amount equal to the product of (x) Net Revenue, calculated as of the last day of the immediately preceding calendar month, and (y) four and one half (4.5).
     General Intangibles: Any “general intangible,” as such term is defined in Section 9-106 of the UCC.
     Generally Accepted Accounting Principles or GAAP: Those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof consistently applied as to the party in question.
     Global Note: Either a Rule 144A Global Note or a Public Global Note.
     Goods: Any “goods,” as such term is defined in Section 9-102(a)(44) of the UCC.
     Governmental Authority: Any of the following: (a) any federal, state, county, municipal or foreign government or political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator, and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic; (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.
     Gross Compressor Contract Revenues: For any Collection Period, an amount equal to the sum of each contractual payment (excluding Indemnity Amounts) to be billed to a User of an Eligible Compressor during such Collection Period.
     Hanover Legacy Substitution: The acceptance by the Issuer of a Substitute Compressor for a Predecessor Compressor that had been owned by EESLP (or an Affiliate of EESLP) prior to the Closing Date and such Predecessor Compressor was determined subsequently to have not been an Eligible Compressor on the Closing Date, as provided in the Contribution Agreement.
     Hedge Counterparty Required Rating: As applicable, (i) with respect to a Person as an issuer or with respect to long-term senior unsecured debt of such Person, (a) “A1” by Moody’s to the extent such Person has a long-term rating only (for so long as any Series Notes are Outstanding under the Indenture and are rated by Moody’s); or (b) “A2” by Moody’s to the extent such Person has both a long-term and short-term rating and the short-term rating is “P-1” (for so long as any Series Notes are Outstanding under the Indenture and are rated by Moody’s); and (ii) with respect to a Person as an issuer or with respect to the long-term senior unsecured debt of such Person, BBB- by S&P or a short-term debt rating of “A-3” by S&P (for so long as any Series Notes are Outstanding under the Indenture and are rated by S&P); provided that, should a Rating Agency effect an overall downward adjustment of its short-term or long-term ratings, then the applicable Hedge Counterparty Required Rating shall be downwardly adjusted accordingly; provided, further, that any adjustment to the applicable Hedge Counterparty Required Rating pursuant to the preceding proviso shall be subject to the prior written consent of the applicable Rating Agency.
     Hedging Requirements: Has the meaning set forth in Section 631(a) of the Indenture.
     Holder: See Noteholder.
     Impositions: Has the meaning set forth in Section 5.8 of the Management Agreement.

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     Incentive Management Fee: For each Payment Date, one of the following amounts:
(1)	if Exterran, any Exterran Affiliate or Caterpillar Inc. is then fulfilling the role of the Manager on such Payment Date, an amount equal to the product of (x) twenty-five percent (25%) and (y) the portion of the Available Distribution Amount for such Payment Date available for the payment of the Incentive Management Fee in accordance with the provisions of Section 302(d) or Section 302(e), as applicable, of the Indenture; or

(2)	if Exterran, any Exterran Affiliate or Caterpillar Inc., is not then fulfilling the role of the Manager, the amount designated as such to be set forth in a separate letter agreement among the Issuer, Exterran and the Back-up Manager; provided, however, that (a) the amount of such Incentive Management Fee must be approved in writing by the Requisite Global Majority and (b) if the Manager shall fail to appoint a Back-up Manager in accordance with the terms of the Related Documents, then the Requisite Global Majority may (without the need of obtaining the consent of the Issuer or the Manager) establish a market-based Incentive Management Fee with a Back-up Manager appointed by the Requisite Global Majority.
     Indebtedness: With respect to any Person means, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation incurred through the issuance and sale of bonds, debentures, notes or other similar debt instruments and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of such Person’s business, (d) any obligation of such Person as lessee under a capital lease, (e) any Indebtedness of another secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (f) any obligation in respect of interest rate or foreign exchange hedging agreements.
     Indemnified Party: This term has the meaning set forth in Section 6.2 of the Back-up Management Agreement.
     Indemnitee: Each of the Deal Agent, each Series Enhancer, the Indenture Trustee, each Noteholder, each Interest Rate Hedge Provider, the Intercreditor Collateral Agent, each of their respective Affiliates, and each of the successors and permitted assigns and each of the partners, directors, officers, employees, servants and agents of each of the foregoing and of each such Affiliate and of such successors and permitted assigns.
     Indemnity Amounts: Indemnity payments, reimbursement payments and payments in respect of costs and expenses, in each case payable under any Related Document to the Noteholders (or their related credit or liquidity providers), the Deal Agent, each Interest Rate Hedge Provider, each Series Enhancer or any other Indemnitee for increased costs, funding costs, breakage costs, taxes, other taxes, costs, expenses or other indemnity or reimbursement payments.
     Indenture: The Indenture, dated as of August 20, 2007, among the Issuer, the Exterran ABS Lessor and the Indenture Trustee and all amendments thereof and supplements thereto, including, with respect to any Series, the related Supplement.
     Indenture Trustee: The Person performing the duties of the Indenture Trustee under the Indenture; initially, Wells Fargo Bank, National Association.
     Indenture Trustee Indemnified Amounts: Has the meaning set forth in Section 905 of the Indenture.
     Indenture Trustee’s Fees: Has the meaning set forth in Section 905 of the Indenture.
     Independent Accountants: Either (i) any “Big 4” accounting firm or (ii) any other independent certified public accountants of internationally recognized standing selected by the Issuer and acceptable to the Requisite Global Majority.

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     Independent Director: A director who is not a current or former employee, officer, director, partner, member, or shareholder, creditor or customer of Exterran or any of its Affiliates and is not related by blood or marriage to any such person and who has not received, and was not an employee, officer, director, partner, member or shareholder of any Person that has received, from Exterran or any Exterran Affiliate, in any year within the five (5) years immediately preceding or any year during such director’s incumbency as an Independent Director, fees or other income in excess of five percent (5%) of the gross income of such Person for any applicable year; provided that, an Independent Director may serve in similar capacities for other special purpose entities formed by Exterran or its Affiliates. As used in this defined term, “control”, including the terms “controlling,” “controlled by” and “under common control with,” means the direct or indirect possession of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of at least 10% of the voting securities, by contract or otherwise. No resignation or removal of an Independent Director shall be effective until a successor Independent Director has been elected to replace such Independent Director.
     Ineligible Collections: For any Collection Period and each Ineligible Contract, all Gross Compressor Contract Revenues, Net Compressor Sales Proceeds and Casualty Proceeds received in respect of such Ineligible Contract.
     Ineligible Compressor: As of any date of determination, any Owner Compressor that is not then classified as an Eligible Compressor.
     Ineligible Contract: As of any date of determination, any User Contract that is not then classified as an Eligible Contract.
     Initial Commitment: With respect to any Noteholder of any Series, the aggregate initial commitment of such Noteholder, expressed as a dollar amount, to purchase up to a specified principal balance of all Notes of such Series, which commitment shall be set forth in the related Supplement.
     Initial Purchaser: With respect to each Series of Notes, the Person(s) identified as such in the related Supplement.
     Initial Sold Assets: The Sold Compressors sold or contributed by EI to the Issuer on the Closing Date pursuant to the Bill of Sale, together with (a) all Related Sold Assets relating thereto and (b) any contract compression revenues from User Contracts received on or after the Closing Date related to the Sold Compressors.
     Insolvency Law: The Bankruptcy Code or similar applicable law in any State or other applicable jurisdiction.
     Insolvency Proceeding: Any Proceeding under any applicable Insolvency Law.
     Institutional Accredited Investor: One or more accredited investors of the types set forth in clauses (a) (1), (2), (3) and (7) of Rule 501 under the Securities Act.
     Instruments: Any “instrument,” as such term is defined in Section 9-102(a)(47) of the UCC.
     Intellectual Property. Collectively, the Copyrights, the Copyright Licenses, the patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.
     Intercreditor Agreement: Either or both, as the context may require, of the following:
     (i) the Intercreditor and Collateral Agency Agreement dated as of August 20, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions thereof) among the Issuer, Exterran, Inc., the Indenture Trustee, the Bank Agent, the Intercreditor Collateral Agent and the Additional Exterran Lenders that from time to time become a party thereto; and

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     (ii) the Intercreditor and Collateral Agency Agreement dated as of August 20, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the provisions thereof) among the Issuer, Exterran Energy Solutions, L.P., the Indenture Trustee, the Bank Agent, the Intercreditor Collateral Agent and the Additional Exterran Lenders that from time to time become a party thereto
     Intercreditor Collateral Agent: This term has the meaning set forth in Section 1 of the Intercreditor Agreement.
     Interest Accrual Period: With respect to a Payment Date, the period beginning with, and including, the immediately preceding Payment Date and ending on the day immediately preceding such Payment Date, or with respect to a Series of Notes, such other period as is specified in the related Supplement.
     Interest Coverage Ratio: Has the meaning set forth in the Senior Secured Credit Agreement.
     Interest Payments: For each Series of Notes which are Outstanding on any Payment Date, the aggregate amount of the “Interest Payments” (as defined in the related Supplement for such Series) for such Payment Date.
     Interest Rate Hedge Provider: Any Eligible Interest Rate Hedge Counterparty or any counterparty to a cap, collar or other hedging instrument permitted to be entered into pursuant to the Indenture.
     Interest Rate Swap Agreement: An ISDA master swap agreement between the Issuer and the Interest Rate Hedge Provider named therein, including any schedules and confirmations prepared and delivered in connection therewith, pursuant to which interest rate swap transactions are documented which provide that (i) the Issuer will receive payments from the Interest Rate Hedge Provider based on LIBOR, (ii) the Issuer will make payments to the Interest Rate Hedge Provider based on a fixed rate of interest and (iii) recourse by the Interest Rate Hedge Provider to the Issuer is limited to the portion of the Collateral that is available for distribution to such Interest Rate Hedge Provider pursuant to the Indenture.
     Inventory: Any “inventory,” as such term is defined in Section 9-102(a)(48) of the UCC.
     Investment: When used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.
     Investment Letter: Has the meaning set forth in Section 205(h) of the Indenture.
     Investment Property: Has the meaning set forth in Section 9-102(a)(49) of the UCC.
     Issuer: Exterran ABS 2007 LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and permitted assigns.
     Issuer Collateral: Has the meaning set forth in the Granting Clause of the Indenture.
     Lease: The Equipment Master Rental Agreement and all schedules issued pursuant thereto between the Issuer and the Exterran ABS Lessor pursuant to which the Issuer leases the Owner Compressors from the Exterran ABS Lessor, on terms reasonably satisfactory to the Control Party and any Series Enhancer.
     Legal Final Maturity Date: With respect to any Series, the date specified in the related Supplement on which the unpaid principal balance of, and accrued interest on, all of the Notes of such Series will be due and payable.

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     Liability Insurance: Has the meaning set forth in Section 5.7(a) of the Management Agreement.
     LIBOR: The London Interbank Offered Rate.
     Lien: Any security interest, lien (statutory or other), charge, pledge, equity, mortgage, hypothecation, assignment for security or encumbrance of any kind or nature whatsoever.
     Lien Claim: Has the meaning set forth in Section 4.2 of the Management Agreement.
     Limited Liability Company Agreement. The limited liability company agreement of Exterran ABS 2007 LLC or Exterran ABS Leasing 2007 LLC, as applicable, as such agreement shall be amended, supplemented or modified from time to time in accordance with its term.
     Lockbox: A lockbox or post office box covered by a Lockbox Agreement.
     Lockbox Account: This term has the meaning set forth in Section 1 of the Intercreditor Agreement.
     Lockbox Agreement: This term has the meaning set forth in Section 1 of the Intercreditor Agreement.
     Loss, Damage or Destruction: This term shall have the meaning set forth in Section 640 of the Indenture.
     MA Indemnified Party: Has the meaning set forth in Section 16.2 of the Management Agreement.
     Majority of Holders: With respect to each Series of Notes, Noteholders representing more than fifty percent (50%) (or such higher percentage as shall be set forth in the related Supplement) of the then unpaid principal balance of all Notes of such Series (or, if such Series of Notes is a Series of Warehouse Notes for which the Commitment Termination Date has not occurred, more than fifty percent (50%) of the aggregate Existing Commitment for such Series).
     Management Agreement: Either or both, as the context may require, of (i) for so long as EESLP is the Manager, the Management Agreement, dated as of August 20, 2007, among the Manager, the Issuer and the Exterran ABS Lessor, as such agreement shall be amended, supplemented or modified from time to time in accordance with its terms, and (ii) for all times not covered by clause (i), any management agreement entered into between the Issuer and the Replacement Manager.
     Management Fee: For any Payment Date, an amount equal to the sum of (i) the Operations Fee, (ii) the S&A Fee and (iii) any charges for Reimbursable Services, in each case to the extent then due and payable pursuant to Section 11.1 of the Management Agreement, in each case to the extent that such amount has not been previously withheld by, or otherwise paid to, the Manager in accordance with the terms of the Related Document, but excluding any Excess S&A Expenses and Excess Operations Expenses.
     Management Related Expenses: Any costs, expenses or fees paid or payable by the Issuer pursuant to the Management Agreement (other than the indemnification amounts thereunder, Excess Operations Expenses, Excess S&A Expenses, the Operations Fee, the S&A Fee, the Overhaul Fee, the Incentive Management Fee and any amounts in respect of Reimbursable Services), including, without limitation, costs, expenses and fees incurred under Sections 5.7, 9.3, and 9.9 thereof and costs, expenses and fees incurred under the last sentence of Section 5.8 thereof.
     Management Replacement Date: This term shall have the meaning set forth in the Back-up Management Agreement.
     Management Term: The term of the management, marketing, maintenance and other obligations of the Manager and the Issuer under the Management Agreement with respect to any Owner Compressor, which term shall commence as of the Closing Date and continue until terminated as provided in the Management Agreement.

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     Manager: The Person performing the duties of the Manager under the Management Agreement; initially, EI, which has since merged into EESLP.
     Manager Advance: Has the meaning set forth in Section 8.1(a) of the Management Agreement.
     Manager Default: The occurrence and continuance beyond any applicable notice and cure period of any of the events or conditions set forth in Section 12.1 of the Management Agreement.
     Manager Guarantor: Exterran
     Manager Guaranty: The Guaranty, dated as of August 20, 2007, issued for the benefit of the Issuer, the Equipment Lessor and the Indenture Trustee.
     Manager Malfeasance: Has the meaning set forth in Section 4.2 of the Management Agreement.
     Manager Report: A written informational statement in the form attached as Exhibit C to the Management Agreement to be provided by the Manager in accordance with the Management Agreement and furnished to the Indenture Trustee, the Deal Agent, each Series Enhancer and each Interest Rate Hedge Provider.
     Manager Termination Date: The date on which a Manager Termination Notice is given.
     Manager Termination Notice: A written notice setting forth with specificity the section of the Management Agreement which was breached and resulted in a Manager Default, to be provided to the Manager by the Indenture Trustee pursuant to Section 405(a) of the Indenture with a copy to each Rating Agency, each Series Enhancer, the Deal Agent, each Interest Rate Hedge Provider and the Back-up Manager.
     Mandatory Alteration: Has the meaning set forth in Section 5.9 of the Management Agreement.
     Material Adverse Change: Any set of circumstances or events (i) which is, or could reasonably be expected to be, material and adverse to the business, financial condition, operations or properties of either Contributor, Exterran, the Issuer, the Indenture Trustee or the Manager, individually or taken together as a whole, (ii) which has had, or could reasonably be expected to have, a material and adverse effect on the ability of any Person described in clause (i) to perform its respective obligations under the Related Documents, or a material and adverse effect on enforceability or validity of any Related Document or (iii) which has had, or could reasonably be expected to have, a material and adverse effect on the rights and remedies of the Noteholders, any Series Enhancer or the Indenture Trustee.
     Maximum Hedging Amount: Has the meaning set forth in Section 631(a) of the Indenture.
     Maximum Substitution Limit: As of any date of determination, an amount equal to the sum of (a) the excess of (i) the product of (x) ten percent (10%) and (y) the sum of the Appraised Values of all Owner Compressors on such date, over (ii) the sum of the Appraised Values of all Substitute Compressors (as such term is modified below) and Deemed Substitute Compressors, in each case measured as of the last day of the month immediately preceding the applicable Substitution Date, and (b) the Appraised Value of all Hanover Legacy Substitutions, in each case as transferred to Issuer on a cumulative basis for the period commencing on the Closing Date to such date of determination; provided that, at any time during which the Series 2007-1 Notes are the only Series of Notes Outstanding, the Maximum Substitution Limit will be an amount equal to the product of (x) ten percent (10%) and (y) (I) the sum of the Appraised Values of all Owner Compressors owned by the Issuer as of November 30, 2007, increased by (II) the sum of the Appraised Values of all Owner Compressors (exclusive of Substitute Compressors) acquired by the Issuer after January 31, 2008.
The following Compressors shall not be considered to be Deemed Substitute Compressors or Substitute Compressors for the purpose of calculating the amount set forth in clause (ii) above, and the Appraised Values of such Compressors shall be excluded from such amount and shall not be considered a Deemed Substitution:

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(1)	any Additional Compressor sold to the Issuer pursuant to the provisions of Section 2.01(a)(ii) of the Contribution Agreement;

(2)	any Eligible Compressor transferred to the Issuer pursuant to the provisions of Section 3.04(a)(i)(A)- (D) of the Contribution Agreement;

(3)	any Hanover Legacy Substitution;

(4)	any Eligible Compressor transferred to the Issuer pursuant to the provisions of Section 3.04(a)(i)(E) of the Contribution Agreement in connection with the mutual maintenance and servicing provision set forth in Section 5.13 of the Management Agreement; and

(5)	any Owner Compressor transferred by the Issuer to the holder of its Membership Interests in accordance with the provision of Section 648(B) of the Indenture.
     In calculating the amount set forth in clause (ii) above, the Appraised Values of the following Compressors shall be included in such calculation:
(1)	any Owner Compressor transferred to the Issuer in connection with a cure of a breach of the covenants set forth in Sections 643, 645 or 647 of the Indenture; and

(2)	without duplication of the amounts set forth in clause (1), any Eligible Compressor transferred to the Issuer in connection with a Deemed Substitution.
     Membership Interests: Has the meaning set forth in Section 2.01 of the Contribution Agreement.
     Minimum Hedging Amount: Has the meaning set forth in Section 631(a) of the Indenture.
     Minimum Principal Payment Amount: On each Payment Date for each Series of Notes, an amount equal to the excess of (i) the then unpaid principal balance of such Series of Notes then Outstanding, over (ii) the Minimum Targeted Principal Balance for such Series of Notes for such Payment Date.
     Minimum Targeted Principal Balance: For each Series of Notes for any Payment Date, the amount identified as such in the related Supplement for such Payment Date.
     Money: Any “money” as defined in the UCC.
     Monthly Operations Fee Rate: Has the meaning set forth in Section 11.3(a) of the Management Agreement.
     Monthly Tape: An electronic data file containing the following information and any such other information as may be mutually agreed by the Issuer, the Requisite Global Majority and the Manager: (i) User name, address and telephone number, (ii) the Owner Compressor(s) contracted to such User, (including the manufacturer thereof and the related horsepower), (iii) the location of such Compressors, (iv) the monthly revenue for each Owner Compressor and (v) the monthly expenses for each Owner Compressor.
     Monthly Utilization Rate: For any calendar month, either, as applicable, (i) a fraction (expressed as a percentage), the numerator of which is equal to (x) the total horsepower of the Owner Compressors that generated revenue during the month, and the denominator of which is equal to (y) the total horsepower of the Owner Compressors as of the last day of such calendar month; or (ii) a fraction (expressed as a percentage), the numerator of which is equal to (x) the total horsepower of the Other Exterran Compressors that generated revenue during the month, and the denominator of which is equal to (y) the total horsepower of the Other Exterran Compressors as of the last day of such calendar month.
     Moody’s: Moody’s Investors Services, Inc. and any successor.

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     Net Book Value: With respect to an Owner Compressor, the net book value thereof determined in accordance with GAAP as reflected on the books and records of the applicable Person.
     Net Compressor Sales Proceeds: With respect to each Owner Compressor sold by, or on behalf of, the Issuer in accordance with the terms of the Related Documents, the net amount of the cash proceeds from the sale of such Owner Compressor, after deducting from the gross cash proceeds of such sale (i) all sales taxes and other Taxes as may be applicable to the sale or transfer of such Owner Compressor, (ii) all out of pocket fees, costs and expenses of such sale reasonably incurred by the Issuer in the case of a sale after the Legal Final Maturity Date, (iii) all discounts, offsets, credits or deductions from such proceeds, and (iv) any other amounts for which, if not paid, the Issuer would be liable as a result of such sale or which, if not paid, would constitute a Lien on such Owner Compressor.
     Net Revenue: As of any date of determination, an amount equal to the product of (i) the annualized equivalent of the then Pro-Forma Gross Compressor Contract Revenues and (ii) a percentage equal to the excess of (a) one hundred percent (100%) over (b) the Pro-Forma Management Fee Rate (stated as a percentage) then in effect. For purposes of calculating Net Revenue in connection with an advance under a Series of Warehouse Notes, any Eligible Compressor to be acquired with the proceeds of such advance shall be included in such calculation.
     Net Revenue Event: The condition that will exist on any Payment Date if (x) Net Revenue, calculated as of the last day of the preceding calendar month, is less than the product of (i) the Average Hedged Rate and (ii) the Aggregate Note Principal Balance as of such date of determination. Once a Net Revenue Event occurs, such Net Revenue Event will continue until the earlier to occur of (x) the date on which such Net Revenue Event is waived by the Requisite Global Majority and (y) subject to any restrictions or limitations set forth in the Related Documents, the date on which a subsequent or revised Manager Report indicates that such condition is no longer continuing.
     Net Revenue Limit: As of any date of determination, an amount equal to the product of (x) thirty-seven and one-half percent (37.5%), and (y) a fraction, the numerator of which is the excess of (1) Net Revenue as of such date of determination over (2) Excluded Net Revenues as of such date of determination, and the denominator of which is the Average Hedged Rate then in effect.
     Note Owners: With respect to a Global Note, the Person who is the owner of such Global Note, as reflected on the books of (i) the Depositary (a direct participant) or (ii) a Person maintaining an account with the Depositary (an indirect participant), in each case in accordance with the rules of the Depositary.
     Note Partial Termination Amount: With respect to any Payment Date, the amount of any early termination or other unpaid amounts (excluding taxes, indemnities and similar amounts), and any interest accrued thereon, payable to one or more Interest Rate Hedge Providers as a result of the termination by the Issuer (in whole or in part) of one or more transactions under the Interest Rate Swap Agreements such that, after giving effect to the termination of such Interest Rate Swap Agreements (including any payments of principal on such Payment Date), the aggregate notional amounts of all transactions under the Interest Rate Swap Agreements remaining in effect shall not exceed the Maximum Hedging Amount.
     Note Purchase Agreement: With respect to any Series of Notes, any underwriting agreement or note purchase agreement for the Notes of such Series.
     Note Register: The register maintained by the Indenture Trustee pursuant to Section 205 of the Indenture.
     Note Registrar: Has the meaning as set forth in Section 205 of the Indenture.
     Noteholder or Holder: The Person in whose name a Note is registered in the Note Register.
     Notes: Any one of the promissory notes executed by the Issuer and authenticated by or on behalf of the Indenture Trustee, substantially in the form attached to the related Supplement.
     Notice of Sole Control: An Exhibit to the Control Agreement.

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     OFAC: The Office of Foreign Assets Control of the United States Department of the Treasury.
     Officer’s Certificate: A certificate signed by a duly authorized officer of the Person who is required to sign such certificate.
     Operations Fee: For any Payment Date one of the following amounts:
(1)	if Exterran or any Affiliate thereof is then fulfilling the role of the Manager, an amount equal to the then applicable Exterran Operations Fee; or

(2)	at all times not covered by clause (1), the actual operating fees incurred by a Replacement Manager in the Collection Period immediately preceding such Payment Date with respect to the Owner Compressors (including any Impositions of the type described in the first sentence of Section 5.8 of the Management Agreement, to the extent such Impositions are not Excluded Payments); provided, however, that to the extent that the amount set forth in this paragraph (2) exceeds an amount equal to one hundred seventeen percent (117%) of the amount that would have otherwise been payable pursuant to paragraph (1), then the amount of such excess shall be paid as “Excess Operations Expenses”, in each case to the extent that all or a portion of such amount has not been previously withheld by the Manager in accordance with the terms of the Related Document.
     For all Owner Compressors that, to the best knowledge of the Manager, are then subject to a continuing Casualty Loss, the Operations Fee shall be equal to zero.
     Operations Fee Rate: As of any date of determination, the excess of (i) one (1), over (i) the “Gross Margin Percentage for Domestic Contract Operations” or similar language, as set forth in the most recent quarterly or annual consolidated financial statement of Exterran delivered to the Indenture Trustee pursuant to the provisions of Section 629 of the Indenture.
     Opinion of Counsel: A written opinion of counsel, who, unless otherwise specified, may be counsel employed by the Issuer, the Contributors or the Manager, in each case reasonably acceptable to the Person or Persons to whom such Opinion of Counsel is to be delivered. The counsel rendering such opinion may rely (i) as to factual matters on a certificate of a Person whose duties relate to the matters being certified and (ii) insofar as the opinion relates to local law matters, upon opinions of local counsel.
     Optional Alteration: This term shall have the meaning set forth in Section 638 of the Indenture.
     Organizational Documents: With respect to any Person, any certificate of incorporation, charter, by-laws, memorandum of association, partnership agreement, limited liability company agreement, certificate of formation of a limited liability company, certificate of limited partnership, certificate of trust, trust agreement or other agreement or instrument under which such Person is formed or organized, and which established the legal personality of such Person under Applicable Law, and any amendment to any of the foregoing.
     Other Exterran Compressors: As of any date of determination, all of the Exterran Compressors other than the Owner Compressors.
     Other Taxes: Has the meaning set forth in Section 206(b) of the Series 2007-1 Supplement dated as of the Closing Date by and between the Issuer and the Indenture Trustee.
     Outstanding: When used with reference to the Notes and as of any particular date, any Note theretofore and thereupon being authenticated and delivered except:
(1)	any Note canceled by the Indenture Trustee or proven to the satisfaction of the Indenture Trustee to have been duly canceled by the Issuer at or before said date;

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(2)	any Note, or portion thereof, called for payment or redemption for which monies equal to the principal amount or redemption price thereof, as the case may be, with interest to the date of maturity or redemption, shall have theretofore been deposited with the Indenture Trustee (whether upon or prior to maturity or the redemption date of such Note);

(3)	any Note in lieu of or in substitution for which another Note shall subsequently have been authenticated and delivered; and

(4)	for voting purposes only, any Note held by the Issuer, the Contributors, Exterran, or any Affiliate of any such Person.
Notwithstanding the foregoing, any Note on which any portion of principal or interest has been paid by a Series Enhancer pursuant to an Enhancement Agreement shall be Outstanding until the Series Enhancer has been reimbursed in full therefor in accordance with the related Enhancement Agreement.
     Outstanding Obligations: As of any date of determination an amount equal to the sum of (i) the then unpaid principal balance of, and all accrued and unpaid interest payable on, all Notes, (ii) all other amounts (including Indemnity Amounts) owing to Noteholders or to any other Person under the Related Documents, including, without limitation, any amounts (including Reimbursement Amounts) owed to any Series Enhancer under any Insurance Agreement, Policy or any other Related Document, (iii) all amounts payable by the Issuer under any Interest Rate Swap Agreement (including without limitation, all termination amounts and breakage costs), and (iv) any premium payable to any Holder with respect to any Series.
     Overdue Rate: For any Series of Notes, the interest rate per annum set forth in the Supplement.
     Overhaul Fee: For any Payment Date and with respect to any Owner Compressor that has undergone an overhaul during the immediately preceding calendar month, the amount set forth in Section 5.6(c) of the Management Agreement (to the extent that all or a portion of such amount has not been previously withheld by the Manager in accordance with the terms of the Related Documents).
     Overhaul Fee Release Conditions: As of any date of determination, the existence of all of the following conditions: (i) no Event of Default or Manager Default shall have occurred and then be continuing; (ii) the Manager Termination Date shall not have occurred; and (iii) no Asset Base Deficiency is then existing or would result from such payment.
     Overhaul Policy: The overhaul policy of Exterran initially specified in Exhibit D to the Management Agreement and subsequently reported in accordance with the terms of the Management Agreement.
     Owner Compressors: As of any date, all Compressors that are either owned by the Issuer or leased by Issuer from the Exterran ABS Lessor under a Lease as of such date (including, without limitation, all Contributed Compressors).
     Owner Lien Claim Amount: Has the meaning set forth in Section 4.2 of the Management Agreement.
     Ownership Interests: An ownership interest in a Global Note.
     Parent: With respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock or other voting equity interests in such Person.
     Payment Date: With respect to any Series, the twentieth (20th) day of each calendar month (or if such day is not a Business Day, the next succeeding Business Day) commencing on September 20th, 2007.
     Payment Intangibles: Any “payment intangibles,” as such term in defined in Section 9-102(a)(61) of the UCC.

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     Permissible Accidental Foreign Compressors: Any Owner Compressor that has been relocated to either Canada or Mexico for less than five (5) Business Days after the date on which a Responsible Officer of the Issuer or the Manager obtains knowledge of such condition; provided, however, that in no event shall the sum of the then Depreciated Values of all Permissible Accidental Foreign Compressors exceed (rounded, if not an integer, upwards to the nearest integer) an amount equal to the product of (i) two percent (2%), and (ii) the then Aggregate Depreciated Value.
     Permitted Affiliate Sale: Any sale of an Owner Compressor by the Issuer to an Exterran Affiliate that complies with the requirements of Section 645 of the Indenture.
     Permitted Below DV Compressors: As of any date of determination, any Owner Compressor that (i) is then subject to a User Contract, (ii) such User Contract contains a contractual purchase option in favor of such User, (iii) the Net Compressor Sales Proceeds to be received by the Issuer upon any exercise of such purchase option is less than the Depreciated Value of such Owner Compressor as of the Payment Date immediately preceding the applicable date on which such purchase is to be consummated and (iv) the Depreciated Value of such Owner Compressor, in the aggregate with the Depreciated Values of all other Permitted Below DV Compressors, does not exceed the Aggregate Five Percent Limit. For purposes of applying clause (iv), each affected User Contract will be considered individually in chronological order (i.e., oldest to most recent) based on the date of such User Contract.
     Permitted Encumbrance: With respect to the Collateral, any or all of the following:
(1)	Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained;

(2)	with respect to the Owner Compressors, carriers’, warehousemen’s, mechanics’, suppliers’, vendors’, workmen’s, repairmen’s, employees’, or other like Liens arising in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate Proceedings;

(3)	any Lien created by any Related Document;

(4)	with respect to the Owner Compressors, each Lease and each User Contracts with respect thereto entered into in the ordinary course of business;

(5)	with respect to the Owner Compressors, the rights of others under each Lease and each User Contracts expressly permitted by the terms of the Indenture; and

(6)	pre-judgment Liens for claims against the Issuer or any User permitted under the Indenture which are contested in good faith and Liens arising out of judgments or awards against the Issuer or any permitted User with respect to which an appeal or proceeding for review is being prosecuted in good faith and to which a stay of execution has been obtained pending such appeal or review;
provided that, any Proceedings of the type described in clauses (1) and (2) above: (A) could not be reasonably expected to subject the Issuer, the Indenture Trustee or any Noteholder to any civil or criminal penalty or liability, (B) do not involve a material danger of the sale, forfeiture or loss of the Collateral and (C) for the payment of such Liens adequate reserves are provided by the Manager in accordance with its general practice, if any.
     Person: An individual, a partnership, a limited liability company, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, or other entity or a Governmental Authority.
     Plan: An “employee benefit plan,” as defined in Section 3(3) of ERISA or a “Plan” within the meaning of Section 4975(e)(1) of the Code.
     Predecessor Compressor: Has the meaning set forth in Section 3.04 of the Contribution Agreement.

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     Premium: With respect to any Series of Notes having the benefit of an Enhancement Agreement, the amount identified as such in the related Supplement.
     Prepayments: Any mandatory or optional prepayment of principal of any Series of Notes prior to the Legal Final Maturity Date of such Series of Notes including, without limitation, any prepayment pursuant to Section 702 of the Indenture.
     Principal Terms: With respect to any Series, (i) the name or designation of such Series; (ii) the initial principal amount of the Notes to be issued for such Series (or method for calculating such amount); (iii) the interest rate (including the Applicable Debt Margin) and any commitment fee to be paid with respect to such Series (or method for the determination thereof); (iv) the Payment Date and the date or dates from which interest shall accrue and principal shall be paid; (v) the designation of any Series Accounts and the terms governing the operation of any such Series Accounts; (vi) the terms of the Series Enhancement with respect thereto and the related premium payable with respect to such Series Enhancement, if any; (vii) the Expected Final Payment Date and the Legal Final Maturity Date for the Series; (viii) the subordination of any future Series to the existing Series; (ix) the Control Party with respect to such Series; (x) the designation of such Series as either Warehouse Notes or Term Notes and (xi) any other terms of such Series.
     Proceeding: Any suit in equity, action at law, or other judicial or administrative proceeding.
     Proceeds: “Proceeds,” as such term is defined in Section 9-102(a)(64) of the UCC.
     Pro-Forma Gross Compressor Contract Revenues: As of any date of determination, an amount equal to the sum of all contract compression payments (excluding Indemnity Amounts) billed during the immediately preceding Collection Period for all Eligible Compressors; provided, however, that all contract compression payments owing by any User for whom more than twenty percent (20%) (measured by Dollar value) of the unpaid contract compression payments owing by such User are more than one hundred twenty (120) days past due shall be excluded from such calculation.
     Pro-Forma Management Fee Rate: As of any date of determination, a percentage equal to the sum of the then S&A Fee Rate and the Operations Fee Rate.
     Prohibited Below DV Compressor: As of any date of determination, any Owner Compressor that (i) is then subject to a User Contract, (ii) such User Contract contains a contractual purchase option in favor of such User, (iii) the Net Compressor Sales Proceeds to be received by the Issuer upon any exercise of such purchase option are less than the Depreciated Value of such Owner Compressor as of the Payment Date immediately preceding such exercise date, and (iv) such Owner Compressor is not a Permitted Below DV Compressor.
     Property Insurance: Has the meaning set forth in Section 5.7 of the Management Agreement.
     Prospective Owner: Has the meaning set forth in Section 208 of the Indenture.
     Prospective Trigger Event: The existence of any event or condition which, with the giving of notice or the passage of time or both, would constitute a Trigger Event.
     Public Global Notes: A Book Entry Note evidencing all or part of an issuance of Notes registered under the Securities Act and to which the provisions of Article II of the Indenture shall apply.
     Purchase Account: The account established by and held in the name of the Indenture Trustee for the benefit of the Noteholders, each Interest Rate Hedge Provider and each Series Enhancer pursuant to Section 313 of the Indenture.
     Purchase Criteria: With respect to each purchase of a Compressor(s) by the Issuer with funds on deposit in the Purchase Account, all of the following:

29

          (1) the Issuer and the Manager determine in good faith that such purchase of such Compressor(s) is in the best interests of the Issuer;
          (2) such purchase price of the Compressor(s) being purchased does not exceed the then fair market value of the Compressor(s) purchased and reflects an Appraised Value;
          (3) the Additional Compressor Criteria is satisfied with respect to such Compressor(s);
          (4) the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance for all Series of Notes shall have been adjusted by the Targeted Adjustment Amount in accordance with the terms of the Indenture;
          (5) no Prospective Trigger Event or Trigger Event exists immediately prior to, or following, such purchase; and
          (6) if the Appraised Value for such Compressor(s) is not permitted (pursuant to the definition of “Appraised Value”) to be determined by reference to the Net Book Value thereof, then the Issuer shall have received two (2) Appraisals with respect thereto, which Appraisals shall be dated not more than one hundred eighty (180) days prior to the Contribution Date or Substitution Date (as applicable) for such Compressor(s).
     Purchase Date: Each day on which the Issuer acquires an Additional Compressor with funds on deposit in the Purchase Account.
     Qualified Institutional Buyer: Has the meaning as defined in Rule 144A of the Securities Act.
     Rated Institutional Noteholder: An institutional Noteholder that has (or, if a Conduit Lender has a liquidity provider, the liquidity provider that has) long term unsecured debt obligations that are then rated “BBB-” or better by S&P and “Baa3” or better by Moody’s.
     Rating Agency or Rating Agencies: With respect to any outstanding Series or Class of Notes, each statistical rating agency selected by the Issuer with the approval of any Control Party for such Series to rate such Series or Class and that has an outstanding rating with respect to such Series or Class.
     Rating Agency Condition: With respect to any action to be taken or proposed action to be taken, shall mean that each Rating Agency shall have notified the Issuer, the Manager, each related Series Enhancer, each Interest Rate Hedge Provider and the Indenture Trustee in writing that such action will not result in a reduction or withdrawal of any rating at issuance of any Notes which are outstanding with respect to which it is a Rating Agency, including any underlying rating issued to a Series Enhancer of such Notes as if such Notes were issued without the benefit of any credit enhancement provided by such Series Enhancer.
     Record Date: With respect to any Payment Date, the last Business Day of the month preceding the month in which the related Payment Date occurs, except as otherwise provided with respect to a Series in the related Supplement. For Notes issued in book entry form, the last Business Day preceding the Payment Date.
     Records: All contracts and other documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any Compressor and/or any related Compressor Related Assets which the transferor of such Compressor has itself generated and in which the Issuer has acquired an interest pursuant to the Related Documents.
     Reimbursable Services: Has the meaning set forth in Section 11.5 of the Management Agreement.
     Reimbursement Amounts: Has the meaning set forth in the applicable Enhancement Agreement.

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     Related Contributed Assets: With respect to any Compressor to be contributed to, substituted into, or acquired by, as the case may be, the Issuer pursuant to the terms of the Contribution Agreement, all Compressor Related Assets with respect to such Compressor.
     Related Documents: Any and all of the Indenture, the Supplement, the Series Notes, the Management Agreement, the Back-up Management Agreement, the Contribution Agreement, the Transfer Agreement, the Manager Guaranty, the Bill of Sale, all Note Purchase Agreements, all Interest Rate Swap Agreements, the Lease, each Enhancement Agreement, the Control Agreement, the Intercreditor Agreement, and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale of the Series Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed; provided, the Back-up Management Agreement shall not be deemed to be a “Related Document” until such time as the Back-up Management Agreement shall have been duly executed and delivered by the parties thereto.
     Related Sold Assets: With respect to any Sold Compressor to be sold by the Contributors to the Issuer pursuant to the Bill of Sale, all Compressor Related Assets with respect to such Sold Compressor.
     Replacement Manager: Any Person appointed to replace the Manager as manager of the Owner Compressors pursuant to the provisions of Section 12.2 of the Management Agreement.
     Required Alteration: This term shall have the meaning set forth in Section 638 of the Indenture.
     Requisite Global Majority: This term shall have the meaning set forth in Section 209 of the Indenture.
     Responsible Officer: With respect to any Person other than the Indenture Trustee, the chief executive officer, the president, the chief financial officer, the senior vice president, the executive vice president, the chief operating officer or the treasurer of such Person, and with respect to the Indenture Trustee, an officer in the Corporate Trust Services Department of Wells Fargo Bank, National Association with responsibility for this transaction.
     Rule 144A: Rule 144A under the Securities Act, as such Rule may be amended from time to time.
     Rule 144A Global Notes: A Note evidencing all or a part of an issuance of the Notes, registered in the name of the Depositary or its nominee, and delivered to the Depositary pursuant to the Depositary’s instruction, in accordance with Section 202 of the Indenture and bearing the legend prescribed in Section 202 of the Indenture.
     Run-time Credit Ratio: A fraction (expressed as a percentage) the numerator of which is equal to the aggregate run-time credits issued by the Manager to Users of the Owner Compressors during the three (3) immediately preceding calendar months and the denominator of which is the contract payments which were actually billed by the Manager with respect to the Owner Compressors subject to a User Contract during the three (3) immediately preceding calendar months.
     S&A Fee: For any Payment Date, the S&A Fee then due and payable pursuant to Section 11.1 of the Management Agreement, in each case to the extent that all or a portion of such amount has not been previously withheld by or otherwise paid to the Manager in accordance with the terms of the Related Document, calculated as follows:
(1)	if Exterran or any Affiliate thereof is then fulfilling the role of the Manager, the S&A Fee shall be an amount equal to the then applicable Exterran S&A Fee; provided, however, that to the extent that any adjustment to the Exterran S&A Fee pursuant to Section 11.2(c) of the Management Agreement results in an increase in the Exterran S&A Fee in excess of the increase in the Producer Price Index for the one year period ending on the date of such adjustment (plus two percent (2%) while no Trigger Event is continuing and zero at all other times), then the S&A Fee shall be capped at an amount equal to such Exterran S&A Fee as increased by the increase in the Producer Price Index (plus two percent (2%) while no Trigger Event is continuing and zero at all other

31

times) and the amount by which the Exterran S&A Fee exceeds such increase in the increase in Producer Price Index (plus two percent (2%) while no Trigger Event is continuing and zero at all other times) shall be classified and paid as “Excess S&A Expenses”; or

(2)	if Exterran or any Affiliate thereof is not then fulfilling the role of the Manager the actual selling and administrative fees incurred by a Replacement Manager in the Collection Period immediately preceding such Payment Date with respect to the Owner Compressors; provided, however, that to the extent that the amount set forth in this paragraph (2) exceeds an amount equal to one hundred seventeen percent (117%) of the amount that would have been payable pursuant to paragraph (1) above, then the amount of such excess shall be classified and paid as “Excess S&A Expenses”.
     S&A Fee Rate: This term shall have the meaning set forth in Section 11.2(b) of the Management Agreement.
     S&P: Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor.
     Sale: Has the meaning set forth in Section 816 of the Indenture.
     Sanctioned Country: A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
     Sanctioned Person: Any of the following currently or in the future: (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a person resident in a Sanctioned Country, to the extent the agency, organization, or person is subject to a sanctions program administered by OFAC.
     Scheduled Principal Payment Amount: On each Payment Date for each Series of Notes, the amount equal to the excess, if any, of (i) the then unpaid principal balance of such Series of Notes (after giving effect to any payment of the Minimum Principal Payment Amount for such Series of Notes for such Payment Date) over (ii) the Scheduled Targeted Principal Balance for such Series of Notes for such Payment Date.
     Scheduled Targeted Principal Balance: For each Series of Notes for each Payment Date, the amount identified as such in the related Supplement for such Payment Date.
     Secured Obligations: This term has the meaning set forth in the Granting Clause of the Indenture.
     Securities Account: Has the meaning set forth in Section 8-501(a) of the UCC.
     Securities Act: The Securities Act of 1933, as amended from time to time.
     Securities Entitlement: Has the meaning set forth in Section 8-102(17) of the UCC.
     Securities Intermediary: Has the meaning set forth in Section 8-102(a)(14) of the UCC.
     Securitization Collateral: This term has the meaning set forth in the Intercreditor Agreement.
     Securitization Collections: This term has the meaning set forth in the Intercreditor Agreement.
     Security: Has the meaning set forth in Section 2(1) of the Securities Act.

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     Senior Secured Credit Agreement: The Senior Secured Credit Agreement, dated as of August 20, 2007, among Exterran, Universal Compressor Canada, Limited Partnership, Wachovia Bank, as administrative agent, and the other lenders named therein, as amended, modified, restated or supplemented.
     Series: Any series of Notes established pursuant to a Series Supplement.
     Series 2007-1 Notes: The Series of Notes issued by the Issuer on the Closing Date and designated as such.
     Series Account: Any deposit, trust, escrow or similar account maintained for the benefit of the Noteholders of any Series as specified in the related Supplement.
     Series Enhancement: The rights and benefits provided to the Noteholders of any Series pursuant to any surety bond, financial guaranty insurance policy, insurance agreement or other similar arrangement.
     Series Enhancer: With respect to any Series of Notes, this term shall have the meaning set forth in the related Supplement.
     Series Enhancer Commitment Fees: With respect to any Series of Warehouse Notes that have the benefit of an Enhancement Agreement, the amount identified as such in the related Supplement.
     Series Enhancer Default: With respect to any Series of Notes, this term shall have the meaning set forth in the related Supplement.
     Series Issuance Date: With respect to any Series, the date on which the Notes of such Series are originally issued in accordance with Section 1006 of the Indenture and the related Supplement.
     Series Noteholders: With respect to any Series of Notes, the Person(s) reflected in the Note Register as being a registered owner of a Note.
     Series Notes: See Series.
     Series Supplement: A Supplement to the Indenture pursuant to which a Series of Notes is established.
     Services Standard: A level of care, diligence and skill consistent with generally accepted industry standards; or if the Manager is Exterran or an Exterran Affiliate, the higher of (i) the standard set forth above and (ii) the standards which Exterran or an Exterran Affiliate employs with respect to Other Exterran Compressors of similar type, model or age.
     Sold Compressor: A Compressor sold or contributed by the Contributors to the Issuer.
     State: Any state of the United States of America and, in addition, the District of Columbia.
     Status Report: This term has the meaning set forth in Section 3.3(c) of the Back-up Management Agreement.
     Subsidiary: A subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.
     Substitute Compressor: Has the meaning set forth in Section 3.04 of the Contribution Agreement.
     Substitution Date: Each day on which a Substitute Compressor is substituted for a Predecessor Compressor in accordance with the terms of the Contribution Agreement.

33

     Supplement: Any supplement to the Indenture executed in accordance with Article X of the Indenture.
     Supplemental Principal Payment Amount: On any Payment Date is equal to one of the following amounts: (i) prior to the occurrence and continuance of a Trigger Event, an amount equal to the excess (if any) of the Aggregate Note Principal Balance (after giving effect to the payment on such Payment Date of Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts for all Series of Notes, to the extent actually paid (or available to be paid after giving effect to the payment of all amounts senior pursuant to Section 302 of the Indenture)) over the Asset Base, and (ii) after the occurrence and continuance of a Trigger Event (as determined in accordance with the provisions of Section 702(b) of the Indenture), an amount equal to the remaining Available Distribution Amount available on that Payment Date after paying amounts senior pursuant to Section 302 of the Indenture.
     Supporting Obligations: Any “supporting obligations,” as such term in defined in Section 9-102(a)(77) of the UCC.
     Systems Data: This term has the meaning set forth in Section 2.2(b) of the Back-up Management Agreement.
     Targeted Adjustment Amount: For any specified Collection Period, is equal to the excess of (X) the product of (i) the Advance Rate, and (ii) the excess of (a) the sum of the Depreciated Values of all Owner Compressors that were released from the Lien of the Indenture during the immediately preceding Collection Period as the result of a Casualty Loss, condemnation, transfer, sale, substitution or other exchange permitted pursuant to the terms of the Related Documents other than a distribution permitted under Section 648 of the Indenture, over (b) the sum of (i) the Depreciated Values of all Owner Compressors that became subject to the Lien of the Indenture during the immediately preceding Collection Period as the result of a purchase, contribution, substitution or other exchange permitted pursuant to the terms of the Related Documents and (ii) the change (positive or negative) in amounts on deposit in the Purchase Account on the last day of the immediately preceding Collection Period (as compared to the last day of the Collection Period preceding such Collection Period) over (Y) the aggregate unpaid principal balance on the last day of the immediately preceding Collection Period of all Warehouse Notes for which no Commitment Termination Date has occurred; provided, however, that the Targeted Adjustment Amount shall not be less than zero (0).
     Tax and Taxes: Any and all present and future fees (including license, documentation and registration fees), taxes (including income, gross receipt, sales, rental, use, turnover, value added, property (tangible and intangible), excise and stamp taxes), Other Taxes, licenses, levies, imposts, duties, recording charges or fees, charges, assessments and withholdings of any nature whatsoever, together with any and all assessments, penalties, fines, additions thereto and interest thereon, in each case imposed by any Governmental Authority or other taxing authority (other than those arising out of the applicable Indemnitee’s negligence).
     Term Note: Any Note that pays principal and interest on each Payment Date from and after its Series Issuance Date.
     Top Users: Those Users with the largest percentage of Eligible Compressors based on the total horsepower (measured as of a Concentration Measurement Date) of the Eligible Compressors contracted to such Users.
     Transaction Accounts: The Trust Account, the Purchase Account, each Series Account and each ABS Lockbox Account, collectively.
     Transfer Agreement: The transfer certificate and bill of sale, dated as of August 20, 2007, between the Issuer, as transferor, and the Exterran ABS Lessor, as transferee.
     Transition Plan: This term has the meaning set forth in Section 2.2(a) of the Back-up Management Agreement.

34

     Trigger Event: The occurrence and continuance beyond any applicable grace or cure period of any of the following events or conditions: (i) a Manager Default, (ii) an Event of Default, (iii) an Undercollateralization Event, (iv) a Net Revenue Event, (v) a Free Cash Flow Event, or (vi) the Issuer’s failure to comply with the Hedging Requirements within thirty (30) days from the Closing Date (such failure is not subject to any grace or cure period).
     Trust Account: The account established by and held in the name of the Indenture Trustee for the benefit of the Noteholders, each Interest Rate Hedge Provider, and each Series Enhancer pursuant to Section 302 of the Indenture.
     UCC: The Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Indenture Trustee’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.
     UCC Contracts: All contracts, undertakings, franchise agreements or other agreements (other than rights evidenced by Chattel Paper, Documents or Instruments), arising out of or in any way related to the Owner Compressors or the Notes, in or under which the Issuer may now or hereafter have any right, title or interest, including, without limitation, the Management Agreement, the Contribution Agreement, the Bill of Sale, any Interest Rate Swap Agreements and any related agreements, security interests or UCC or other financing statements and, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
     United States: The United States of America.
     Undercollateralization Event: The condition that will exist on any Payment Date if (x) the Aggregate Note Principal Balance as of such Payment Date (measured after giving effect to any advances and/or principal payments to be made on the Notes on such Payment Date and sale and contribution of Eligible Compressors on or prior to such Payment Date), exceeds (y) the sum of (i) the Debt Limit as of such Payment Date (measured after giving effect to acquisitions and dispositions of Owner Compressors to be made on or prior to such Payment Date) and (ii) the product of (A) the sum of (a) the product of (I) the Excess Customer Concentration Amount and (II) the Aggregate Depreciated Value, (b) the product of (I) the Excess 499 H/P Amount and (II) the sum of the Depreciated Values of those Owner Compressors with 100 or more horsepower but not more than 499 horsepower and (c) the product of (I) the Excess 999 H/P Amount and (II) the sum of the Depreciated Values of those Owner Compressors with 500 or more horsepower but not more than 999 horsepower, in each case measured as of such Payment Date, and (B) the Advance Rate.
Once an Undercollateralization Event occurs, such Undercollateralization Event shall continue until the earlier to occur of (i) the date on which such Undercollateralization Event is waived by the Requisite Global Majority and (ii) subject to the limitations and restrictions set forth in the Related Documents, the date on which a subsequent or revised Manager Report indicates that such condition is no longer continuing.
     US $ or US Dollars: The lawful currency of the United States of America.
     User: Any Person who contracts for contract compression services or compressor rentals, which services or rentals utilize an Owner Compressor from the Issuer or the Manager, acting on behalf of the Issuer.
     User Contract: Any Contract for contract compression services or any Contract renting one or more Owner Compressors entered into between the Issuer (or the Manager acting on behalf of the Issuer) and a User.
     Warehouse Notes: Any Series of Notes that by its terms has a revolving period during which periodic payments of principal on such Series of Notes are not scheduled to be paid.

35

     Warranty Purchase Amount: With respect to any Contributed Compressor, the Appraised Value of such Contributed Compressor as of the Contribution Date.
     Warranty Repurchase Compressor: Any Owner Compressor that is required to be repurchased in accordance with the terms of the Contribution Agreement or the Management Agreement, as the case may be.
     Weighted Average Age: As of any date of determination, an amount equal to the sum, for each Eligible Compressor, of a fraction, the numerator of which is equal to the product of (x) the number of years (or portion thereof) elapsed from the date on which such Eligible Compressor was originally built and (y) the number of horsepower in such Eligible Compressor, and the denominator of which is equal to the total number of horsepower for all Eligible Compressors; provided, however, that for purposes of Section 3.04 of the Contribution Agreement, the Weighted Average Age shall be determined solely on the basis of all Predecessor Compressors or Substitute Compressors, as the case may be, actually transferred on such Substitution Date in accordance with Section 3.04 of the Contribution Agreement.
     Wells Fargo Bank: Wells Fargo Bank, National Association, a national association, and its successors and permitted assigns (as successor by merger to Wachovia Bank, National Association).
     Wells Fargo Securities: Wells Fargo Securities, LLC, a Delaware limited liability company, and its successors and permitted assigns (formerly known as Wachovia Capital Markets, LLC).

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SCHEDULE 1 TO INDENTURE
PERFECTION CERTIFICATE
EXTERRAN ABS 2007 LLC
     The undersigned, an authorized representative of Exterran ABS 2007 LLC (the “Issuer”) hereby certifies, with reference to the Indenture, dated as of August 20, 2007 (the “Indenture”), among the Issuer, Exterran ABS Leasing 2007 LLC and Wells Fargo Bank, National Association, as Indenture Trustee, as follows:
     1. Name. The exact legal name of the Issuer as that name appears on its Certificate of Formation and other organizational documents, is as follows:
Exterran ABS 2007 LLC

2.	Other Identifying Factors.

(a)	The following is the mailing address of the Issuer:

4444 Brittmoore Road Houston, Texas 77041

(b)	If different from its mailing address, the Issuer’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
(c)	The following is the type of organization of the Issuer:

Limited Liability Company

(d)	The following is the jurisdiction of the Issuer’s organization:

Delaware

(e)	The following is the Issuer’s state issued organizational identification number: 26-0691927.
     3. Other Names, Etc. The following is a list of all other names (including trade names or similar appellations) used by the Issuer, or any other business or organization to which the Issuer became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.
     4. Unusual Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 1 attached hereto, all of the Collateral consists of goods which have been acquired by the Issuer in the ordinary course from a person in the business of selling goods of that kind, now or at any time during the past five years.

1

IN WITNESS WHEREOF, this instrument is executed by the undersigned as of August 20, 2007.

EXTERRAN ABS 2007 LLC
By:
	Name:	J. Michael Anderson
	Title:	Senior Vice President

2

Schedule 1
Purchases, Acquisitions and Other Transactions
None

3

SCHEDULE 2 TO INDENTURE
PERFECTION CERTIFICATE
EXTERRAN ABS LEASING 2007 LLC
     The undersigned, an authorized representative of Exterran ABS Leasing 2007 LLC (the “Lessor”) hereby certifies, with reference to the Indenture, dated as of August 20, 2007 (the “Indenture”), among Exterran ABS 2007 LLC, the Lessor and Wells Fargo Bank, National Association, as Indenture Trustee, as follows:
     1. Name. The exact legal name of the Lessor as that name appears on its Certificate of Formation and other organizational documents, is as follows:
Exterran ABS Leasing 2007 LLC

2.	Other Identifying Factors.

(a)	The following is the mailing address of the Lessor:

4444 Brittmoore Road
Houston, Texas 77041

(b)	If different from its mailing address, the Lessor’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
(c)	The following is the type of organization of the Lessor:

Limited Liability Company

(d)	The following is the jurisdiction of the Lessor’s organization:

Delaware

(e)	The following is the Lessor’s state issued organizational identification number: 26-0691976.
     3. Other Names, Etc. The following is a list of all other names (including trade names or similar appellations) used by the Lessor, or any other business or organization to which the Lessor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.
     4. Unusual Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 1 attached hereto, all of the Collateral consists of goods which have been acquired by the Lessor in the ordinary course from a person in the business of selling goods of that kind, now or at any time during the past five years.

1

     IN WITNESS WHEREOF, this instrument is executed by the undersigned as of August 20, 2007.

EXTERRAN ABS LEASING 2007 LLC
By:
	Name:	J. Michael Anderson
	Title:	Senior Vice President

2

Schedule 1
Purchases, Acquisitions and Other Transactions
None

3